As filed with the Securities and Exchange Commission on September 9, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Polonia Bancorp, Inc.

Polonia Bank Retirement Plan

(Exact name of registrant as specified in its charter)

Maryland	6035	45-3181577
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3993 Huntingdon Pike, 3rd Floor

Huntingdon Valley, Pennsylvania 19006

(215) 938-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony J. Szuszczewicz

Chairman, President and Chief Executive Officer

Polonia Bancorp, Inc.

3993 Huntingdon Pike, 3rd Floor

Huntingdon Valley, Pennsylvania 19006

(215) 938-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esq. Aaron M. Kaslow, Esq. Joseph J. Bradley, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, N.W., Suite 900 Washington, DC 20005 (202) 508-5800	Kent M. Krudys, Esq. Robert Lipsher, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum Aggregate offering price (1)	Amount of registration fee
Common Stock, $0.01 par value	3,300,600 shares	$8.00	$26,404,800	$3,066
Participation Interests	(2)	—	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	The securities of Polonia Bancorp, Inc. to be purchased by the Polonia Bank Retirement Plan are included in the common stock. Accordingly, no separate fee is required for the participation interests pursuant to Rule 457(h)(2) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

(Proposed holding company for Polonia Bank)

Up to 1,653,125 Shares of Common Stock

(Subject to increase to 1,901,094 shares)

Polonia Bancorp, Inc., a newly formed Maryland corporation that is referred to as new Polonia Bancorp throughout this prospectus, is offering common stock for sale in connection with the conversion of Polonia Bank from the mutual holding company form of organization to the stock form of organization.

We are offering up to 1,653,125 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,221,875 shares to complete the offering. All shares are offered at a price of $8.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The amount of capital being raised is based on an independent appraisal of new Polonia Bancorp. Most of the terms of this offering are required by regulations of the Board of Governors of the Federal Reserve System. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, the independent appraiser determines that our market value has increased, we may sell up to 1,901,094 shares without giving you further notice or the opportunity to change or cancel your order.

The shares we are offering represent the 57.6% ownership interest in Polonia Bancorp, a federal corporation that is referred to as old Polonia Bancorp throughout this prospectus, now owned by Polonia MHC. The remaining 42.4% interest in old Polonia Bancorp currently owned by the public will be exchanged for shares of common stock of new Polonia Bancorp. The 1,338,659 shares of old Polonia Bancorp currently owned by the public will be exchanged for between 899,494 shares and 1,216,962 shares of common stock of new Polonia Bancorp (subject to increase to 1,399,506 shares if we sell 1,901,094 shares in the offering) so that old Polonia Bancorp’s existing public shareholders will own approximately the same percentage of new Polonia Bancorp common stock as they owned of old Polonia Bancorp’s common stock immediately before the conversion. Old Polonia Bancorp and Polonia MHC will cease to exist upon completion of the conversion and offering.

We are offering the shares of common stock in a subscription offering to eligible depositors and borrowers of Polonia Bank and Polonia Bank’s tax-qualified employee stock ownership plan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in Montgomery and Philadelphia Counties, Pennsylvania and then to shareholders of old Polonia Bancorp. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering in a syndicated community offering through a syndicate of selected dealers with Sandler O’Neill & Partners, L.P. serving as sole book-running manager. Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts but is not required to purchase any shares of common stock that are being offered for sale.

The minimum order is 25 shares. The subscription offering will end at 4:00 p.m., Eastern time, on [DATE 1], 2011. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until [DATE 2], 2011 or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by [DATE 3], 2013. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [DATE 2], 2011, or the number of shares of common stock to be sold is increased to more than 1,901,094 shares or decreased to less than 1,221,875 shares. If we extend the offering beyond [DATE 2], 2011, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 1,221,875 shares or more than 1,901,094 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order. Funds received before the completion of the subscription and community offerings will be held in a segregated account at Polonia Bank and will earn interest at Polonia Bank’s statement savings rate, which is currently         %.

Old Polonia Bancorp’s common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “PBCP.” After the offering, we intend to have the common stock of new Polonia Bancorp quoted on the Over-the-Counter Bulletin Board.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors ” beginning on page 17.

OFFERING SUMMARY

Price Per Share: $8.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	1,221,875	1,653,125	1,901,094
Gross offering proceeds	$9,775,000	$13,225,000	$15,208,752
Estimated offering expenses, excluding selling agent fees and expenses	$810,000	$810,000	$810,000
Estimated selling agent fees and expenses (1)(2)	$494,375	$580,625	$630,219
Estimated net proceeds	$8,470,625	$11,834,375	$13,768,533
Estimated net proceeds per share	$6.93	$7.16	$7.24

(1)	Includes: (i) a marketing agent fee of $150,000; (ii) a selling commission payable by us to Sandler O’Neill & Partners, L.P. and any other broker-dealers participating in the syndicated offering of 5% of the aggregate amount of common stock sold in the syndicated community offering, or approximately $380,219 at the adjusted maximum of the offering range, assuming that 50% of the offering is sold in the syndicated offering; and (iii) other expenses of the offering payable to Sandler O’Neill & Partners, L.P. as selling agent estimated to be $100,000. For information regarding compensation to be received by Sandler O’Neill & Partners, L.P. and the other broker-dealers that may participate in the syndicated community offering, including the assumptions regarding the number of shares that may be sold in the subscription offering and the syndicated community offering to determine the estimated offering expenses, see “Pro Forma Data” on page and “The Conversion and Offering—Marketing Arrangements” on page .
(2)	If all shares of common stock are sold in the syndicated community offering, the maximum selling agent commissions and expenses would be $738,750 at the minimum, $825,000 at the midpoint, $911,250 at the maximum, and $1,010,438 at the adjusted maximum.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

For assistance, please contact the Stock Information Center at (            )             –            .

The date of this prospectus is                     , 2011

SUMMARY

This summary highlights material information from this prospectus and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Our Company

Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate seven full-service locations in Montgomery and Philadelphia Counties, Pennsylvania. At June 30, 2011, Polonia Bank exceeded all regulatory capital requirements, was considered a “well-capitalized” bank and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions.

Polonia Bancorp, Inc. Old Polonia Bancorp is, and new Polonia Bancorp following the completion of the conversion and offering will be, the savings and loan holding company for Polonia Bank, a federally chartered savings bank. Old Polonia Bancorp’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “PBCP.” At June 30, 2011, old Polonia Bancorp had consolidated total assets of $279.5 million, net loans of $167.9 million, total deposits of $217.0 million and total stockholders’ equity of $27.7 million. As of the date of this prospectus, old Polonia Bancorp had 3,157,093 shares of common stock outstanding.

Polonia MHC. Polonia MHC is the federally chartered mutual holding company of old Polonia Bancorp. Polonia MHC’s sole business activity is the ownership of 1,818,437 shares of common stock of old Polonia Bancorp, or 57.6% of the common stock outstanding as of the date of this prospectus. After completion of the conversion, Polonia MHC will cease to exist.

Our principal executive offices are located at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania 19006 and our telephone number is (215) 938-8800. Our web site address is www.poloniabank.com. Information on our web site should not be considered a part of this prospectus.

Recent Acquisition

General. On December 10, 2010, Polonia Bank assumed certain of the deposits and acquired certain assets of Earthstar Bank, a state chartered bank headquartered in Southampton, Pennsylvania, from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Earthstar Bank, pursuant to the terms of the Purchase and Assumption Agreement—Whole Bank; All Deposits, dated December 10, 2010, by and among the FDIC, as receiver, Polonia Bank and the FDIC.

We acquired approximately $67 million in assets, including approximately $42 million in loans (comprised primarily of single-family residential loans, home equity loans and commercial real estate loans) and approximately $8 million in investment securities (comprised primarily of government agency securities). We also assumed approximately $90 million in deposits.

The deposits were acquired without a premium and certain loans were acquired at a discount to Earthstar Bank’s historic book value, subject to customary adjustments. The terms of the agreement provide for the FDIC to indemnify Polonia Bank against claims with respect to liabilities and assets of Earthstar Bank or any of its affiliates not assumed or otherwise purchased by Polonia Bank and with respect to certain other claims by third parties.

In May 2011, Polonia Bank consolidated its Orthodox Street branch located at 2628 Orthodox Street, Philadelphia, Pennsylvania into Earthstar Bank’s Richmond Street branch located at 4800 Richmond Street, Philadelphia, Pennsylvania, and consolidated Earthstar Bank’s Southampton branch located at 376 Second Street Pike, Southampton, Pennsylvania into Polonia Bank’s main office location at 3993 Huntingdon Pike, Huntingdon Valley, Pennsylvania. Earthstar Bank’s banking offices now operate as branches of Polonia Bank. We are in the process of purchasing these branch offices from the FDIC.

Loss Sharing Arrangements. In connection with the transaction, we entered into loss sharing agreements with the FDIC that collectively cover all of the loans we acquired (referred to collectively as “covered loans”), except for approximately $1.2 million in consumer loans which are not subject to the loss sharing agreements. Certain other assets of Earthstar Bank were acquired by Polonia Bank that are not covered by loss sharing agreements with the FDIC. These assets include approximately $8 million of investment securities purchased at fair value.

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse us for losses with respect to covered loans begins with the first dollar of loss incurred. The FDIC will reimburse us for 80% of losses with respect to covered loans. We will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid us 80% reimbursement under the loss sharing agreements. The loss sharing agreements applicable to the single-family loans provides for FDIC loss sharing and our reimbursement to the FDIC for ten years. The loss sharing agreement applicable to the commercial loans provides for FDIC loss sharing for five years and our reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.

The above reimbursable losses and recoveries are based on the book value of the relevant loans as determined by the FDIC as of the effective date of the transaction. The amount that we realize on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods. See “Risk Factors—We are subject to certain risks in connection with our recent acquisition of Earthstar Bank.”

Our Market Area

We are headquartered in Huntingdon Valley, Pennsylvania, which is located in the northwest suburban area of metropolitan Philadelphia and is situated between Montgomery and Bucks Counties. In addition to our main office in Montgomery County, we operate from six additional locations in Philadelphia County. We generate deposits through our seven offices and conduct lending activities throughout the Greater Philadelphia metropolitan area, as well as in southeastern Pennsylvania and southern New Jersey. The Philadelphia metropolitan area is the fifth largest in the United States (based on United States Census data for 2010) with an estimated population of 6.0 million. The city of Philadelphia is the fifth most populous city in the United States and the largest in population and area in the Commonwealth of Pennsylvania.

The Greater Philadelphia metropolitan area’s economy is heavily based upon manufacturing, refining, food and financial services. The city is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance companies CIGNA and Lincoln Financial Group; energy company Sunoco; food services company Aramark; paper and packaging company Crown Holdings Incorporated; diversified producer Rohm and Haas Company; the pharmaceutical company Glaxo SmithKline; the helicopter division of Boeing Co.; and automotive parts retailer Pep Boys. The city is also home to many universities and colleges.

Demographic and economic growth trends provide key insight into the health of our market area. The following table sets forth information regarding certain demographic information for the counties in our market area and the United States. The demographic information is based on published statistics of the U.S. Census Bureau and the U.S. Bureau of Labor Statistics.

	Bucks County	Montgomery County	Philadelphia County	United States
Unemployment rate (1)	7.4%	7.0%	10.7%	9.3%
Median household income (2)	$78,790	$80,500	$41,221	$54,442
Population growth (decline) (3)	5.4%	4.8%	(5.1)%	10.6%

(1)	For June 2011
(2)	For December 2010 (Source: ESRI)
(3)	From 2000 to July 2010

Our Business

We operate as a community bank. Our primary business lines involve generating funds from deposits or borrowings and investing such funds in loans and investment securities. We currently operate seven retail banking locations in metropolitan Philadelphia.

•	Retail Lending. Our primary line of business is the origination of one- to four-family mortgage loans. We also offer home equity loans and consumer loans through our branch network.

•

Commercial Lending. We offer multi-family and commercial real estate loans and commercial loans and lines of credit for property owners and businesses in our market area, although this is a smaller portion of our business.

•

Deposit Products and Services. We offer a full range of traditional deposit products for consumers and businesses, such as checking accounts, savings accounts, money market accounts and certificates of deposit. We provide features such as direct deposit, ATM and check card services.

Our Business Strategy

Our mission is to operate and grow a profitable, independent community-oriented financial institution serving primarily retail customers and small businesses in our market areas. The following are key elements of our business strategy:

•

Continuing our community-oriented focus. As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. Our ability to succeed in our communities is enhanced by the stability of our senior management. We intend to continue to leverage these strengths in our markets for the purpose of originating new deposits and loans, particularly through our branch offices, while continuing to focus on profitability.

•

Implementing a controlled growth strategy to prudently increase profitability and enhance stockholder value. Our primary lending activity is the origination of one- to four-family mortgage loans secured by homes in our local market area. We intend to pursue a controlled growth strategy for the foreseeable future until the local economy materially improves. As a result, we anticipate moderate growth in our one- to four-family residential mortgage loan portfolio and in our investment securities portfolio. Accordingly, we expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans that were acquired in the Earthstar Bank acquisition. We believe our existing infrastructure and our recent branch acquisition, along with the capital we expect to raise in this offering, will enable us to originate new loans, subject to the foregoing strategy, both to replace existing loans as they are repaid and to prudently grow our loan portfolio.

•

Improve our funding mix by attracting lower cost core deposits. Core deposits (demand, money market and savings accounts) comprised 45.3% of our total deposits at June 30, 2011. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits have continued to increase primarily due to the investments we have made in our branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market.

•

Use conservative underwriting practices to maintain asset quality. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards that we believe are conservative. While the delinquencies in our loan portfolio have increased during the recent economic recession, non-performing, non-covered loans were 0.78% of our non-covered loan portfolio at June 30, 2011. Although we intend to continue our efforts to originate commercial real estate and business loans after the offering, we intend to continue our philosophy of managing loan exposures through our conservative approach to lending.

Description of the Conversion (page         )

In 2007, we reorganized Polonia Bank into a stock savings bank with a mutual holding company structure, formed old Polonia Bancorp as the mid-tier holding company for Polonia Bank and sold a minority interest in old Polonia Bancorp common stock to our depositors, our borrowers and our employee stock ownership plan in a subscription offering. The majority of old Polonia Bancorp’s shares were issued to Polonia MHC, a mutual holding company organized under federal law. As a mutual holding company, Polonia MHC does not have any shareholders, does not hold any significant assets other than the common stock of old Polonia Bancorp, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Polonia Bank’s common stock will be owned by new Polonia Bancorp, and all of new Polonia Bancorp’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, old Polonia Bancorp and Polonia MHC will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 57.6% ownership interest of old Polonia Bancorp that is currently held by Polonia MHC. At the conclusion of the conversion and offering, existing public shareholders of old Polonia Bancorp will receive shares of common stock in new Polonia Bancorp in exchange for their existing shares of common stock of old Polonia Bancorp, based upon an exchange ratio of 0.6719 to 0.9091 at the minimum and maximum of the offering range, respectively. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, the independent appraiser determines that our market value has increased, we may sell up to 1,901,094 shares in the offering and the exchange ratio will be increased to 1.0455. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in old Polonia Bancorp’s existing public shareholders owning the same percentage interest, 42.4%, of new Polonia Bancorp common stock as they currently own of old Polonia Bancorp common stock, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering.

After the conversion and offering, our ownership structure will be as follows:

We may cancel the conversion and offering with the concurrence of the Federal Reserve Board. If canceled, orders for common stock already submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Polonia Bank’s statement savings rate and all deposit account withdrawal authorizations will be canceled.

The normal business operations of Polonia Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Polonia Bank in the mutual holding company structure will serve the new holding company and Polonia Bank in the fully converted stock form.

Reasons for the Conversion and Offering (page         )

Our primary reasons for the conversion and offering are the following:

•

While Polonia Bank currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support our continued lending and operational growth. Our board of directors considered current market conditions, the amount of capital needed for continued growth, the amount of capital being raised in the offering and the interests of existing shareholders in deciding to conduct the conversion and offering at this time.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for old Polonia Bancorp common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding company structure limits our ability to raise capital or issue stock in an acquisition transaction because Polonia MHC must own at least 50.1% of the shares of old Polonia Bancorp. However, we currently have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

Recently enacted financial regulatory reform legislation has resulted in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in capital requirements, changes in the ability of Polonia MHC to waive dividends and changes in the valuation of minority shareholder interests in a conversion to full stock form. While it is impossible to predict the ultimate effect of the reform legislation, our board of directors believes that the reorganization will eliminate some of the uncertainties associated with the legislation, and better position us to meet all future regulatory capital requirements.

Terms of the Offering

We are offering between 1,221,875 and 1,653,125 shares of common stock in a subscription offering to eligible depositors and borrowers of Polonia Bank and to our tax-qualified employee benefit plans, including our employee stock ownership plan. To the extent shares remain available, we may offer shares in a community offering to natural persons residing in Montgomery and Philadelphia Counties, Pennsylvania, to our existing public shareholders and to the general public. With regulatory approval, we may increase the number of shares to be sold up to 1,901,094 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Federal Reserve Board will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations, and changes in financial market conditions. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [DATE 2], 2011, or the number of shares of common stock to be sold is increased to more than 1,901,094 shares or decreased to less than 1,221,875 shares. If we extend the offering beyond [DATE 2], 2011, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 1,221,875 shares or more than 1,901,094 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Shares of our common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers on a best efforts basis. We may begin the syndicated community offering at any time following the commencement of the subscription offering. Sandler O’Neill & Partners, L.P. will act as sole book-running manager, which is also being conducted on a best efforts basis. Neither Sandler O’Neill & Partners, L.P. nor any other member of the syndicate is obligated to purchase any shares in the syndicated community offering.

The purchase price is $8.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

Risks Relating to the Offering and Our Business (page         )

An investment in the common stock of new Polonia Bancorp involves a degree of risk, including the possible loss of principal. You should carefully read and consider the information set forth in “Risk Factors” before purchasing shares of new Polonia Bancorp common stock.

How We Determined the Offering Range and Exchange Ratio (page         )

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of August 12, 2011, new Polonia Bancorp’s common stock’s estimated full market value was $20.0 million, resulting in a range from $17.0 million at the minimum to $23.0 million at the maximum. Based on this valuation, we are selling the number of shares representing the 57.6% of old Polonia Bancorp currently owned by Polonia MHC. This results in an offering range of $9.8 million to $13.2 million, with a midpoint of $11.5 million. RP Financial will receive fees totaling $45,000 for its appraisal report, plus $7,500 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon old Polonia Bancorp’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to old Polonia Bancorp. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2011.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)
Elmira Savings Bank, FSB (ESBK)	NASDAQ	Elmira, NY	$500
First Capital, Inc. (FCAP)	NASDAQ	Corydon, IN	$445
First Clover Leaf Financial Corp. (FCLF)	NASDAQ	Edwardsville, IL	$576	(1)
First Savings Financial Group, Inc. (FSFG)	NASDAQ	Clarksville, IN	$524
Jacksonville Bancorp Inc. (JXSB)	NASDAQ	Jacksonville, IL	$305
LSB Financial Corp. (LSBI)	NASDAQ	Lafayette, IN	$360
OBA Financial Services, Inc. (OBAF)	NASDAQ	Germantown, MD	$356	(1)
River Valley Bancorp (RIVR)	NASDAQ	Madison, IN	$387	(1)
WVS Financial Corp. (WVFC)	NASDAQ	Pittsburgh, PA	$247	(1)
Wayne Savings Bancshares Inc. (WAYN)	NASDAQ	Wooster, OH	$412

(1)	As of March 31, 2011.

The peer group selected by RP Financial is comprised solely of companies traded on the Nasdaq Stock Market. Although new Polonia Bancorp’s common stock will not be listed for trading on the Nasdaq Stock Market, the Federal Reserve Board guidelines do not permit the use in appraisals of companies the stock of which is quoted on the Over-the-Counter Bulletin Board.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of non-interest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for old Polonia Bancorp common stock and securities of comparable institutions and general conditions in the market for such securities.

Four measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s earnings and “core earnings.” RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference in value between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from non-recurring items.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of new Polonia Bancorp with the peer group. RP Financial made downward adjustments for earnings, primary market area, liquidity of the stock and stock market conditions and made slight upward adjustments for financial condition and asset growth.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended June 30, 2011. The pricing ratios for new Polonia Bancorp are based on financial data as of or for the twelve months ended June 30, 2011.

	Price to Earnings Multiple (1)	Price to Core Earnings Multiple (1)	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Polonia Bancorp (pro forma):
Minimum	5.36x	221.73x	48.16%	48.16%
Midpoint	6.31	277.67	54.31	54.31
Maximum	7.27	341.33	60.02	60.02
Maximum, as adjusted	8.37	426.31	66.06	66.06
Pricing ratios of peer group companies as of August 12, 2011:
Average	12.86x	15.78x	72.06%	80.03%
Median	10.86	14.92	65.34	72.22

(1)	Net income for the twelve months ended June 30, 2011 included a nonrecurring gain of $4.6 million related to the acquisition of Earthstar Bank. The exclusion from core earnings of this acquisition-related gain accounts for the significant differences in the earnings and core earnings pricing multiples.

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a discount of 43.5% to the peer group on a price-to-earnings basis, a premium of 2,063% to the peer group on a price-to-core earnings basis, a discount of 16.7% to the peer group on a price-to-book basis and a discount of 25.0% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings basis and less expensive than the peer group on an earnings, book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a discount of 58.3% to the peer group on a price-to-earnings basis, a premium of 1,305% on a price-to-core earnings basis, a discount of 33.2% to the peer group on a price-to-book basis and at a discount of 39.8% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings basis and less expensive than the peer group on an earnings, book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio will range from a minimum of 0.6719 to a maximum of 0.9091 shares of new Polonia Bancorp common stock for each current share of old Polonia Bancorp common stock, with a midpoint of 0.7905. Based upon this exchange ratio, we expect to issue between 899,494 and 1,216,962 shares of new Polonia Bancorp common stock to the holders of old Polonia Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

After-Market Performance Information

			Price Performance from Initial Offering Price
Issuer (Market/Symbol)	Closing Date	Gross Proceeds	1 Day	1 Week	1 Month	Through August 12, 2011
Naugatuck Valley Financial Corp. – CT (NVSL)	6/30/11	$33.4	(1.3)%	(2.5)%	1.9%	(6.3)%
Rockville Financial, Inc. – CT (RCKB)	3/4/11	171.1	6.0	6.5	5.0	(9.3)
Eureka Financial Corp. – PA (EKFC)	3/1/11	7.6	22.5	17.5	28.5	21.0
Atlantic Coast Financial Corp. – GA (ACFC)	2/4/11	17.1	0.5	0.0	2.0	(52.5)
Alliance Bancorp, Inc. – PA (ALLB)	1/18/11	32.6	10.0	6.8	11.9	6.7
SI Financial Group, Inc. – CT (SIFI)	1/13/11	52.4	15.9	12.9	17.5	16.9
Minden Bancorp, Inc. – LA (MDNB)	1/5/11	13.9	28.0	28.5	30.0	22.0
Capitol Fed. Financial, Inc. – KS (CFFN)	12/22/10	1,181.5	16.5	18.8	19.1	8.6
Home Federal Bancorp, Inc. – LA (HFBL)	12/22/10	19.5	15.0	17.0	15.0	35.0
Heritage Financial Group, Inc. – GA (HBOS)	11/30/10	65.9	2.5	8.5	21.7	13.1
Kaiser Fed Financial Group, Inc. – CA (KFFG)	11/19/10	63.8	(0.1)	(4.0)	(0.4)	21.5

			Price Performance from Initial Offering Price
Issuer (Market/Symbol)	Closing Date	Gross Proceeds	1 Day	1 Week	1 Month	Through August 12, 2011
FedFirst Financial Corp. – PA (FFCO)	9/21/10	$17.2	10.0%	12.3%	12.0%	36.1%
Jacksonville Bancorp, Inc. – IL (JXSB)	7/15/10	10.4	6.5	5.8	1.3	31.0
Colonial Fin. Services, Inc. – NJ (COBK)	7/13/10	23.0	0.5	(3.5)	(2.0)	8.5
Viewpoint Fin. Group – TX (VPFG)	7/7/10	198.6	(5.0)	(4.5)	(3.0)	18.4
Oneida Financial Corp. – NY (ONFC)	7/7/10	31.5	(6.3)	(6.3)	(1.3)	6.3
Fox Chase Bancorp, Inc. – PA (FXCB)	6/29/10	87.1	(4.1)	(4.0)	(3.2)	27.7
Oritani Financial Corp. – NJ (ORIT)	6/24/10	413.6	3.1	(1.4)	(0.9)	19.4
Eagle Bancorp Montana – MT (EBMT)	4/5/10	24.6	5.5	6.5	4.1	5.0
Average		$129.7	6.6%	6.0%	8.4%
Median		$32.6	5.5%	6.5%	4.1%

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 1,901,094 shares without further notice to you. If our pro forma market value at that time is either below $17.0 million or above $26.4 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The Exchange of Existing Shares of Old Polonia Bancorp Common Stock (page         )

If you are a shareholder of old Polonia Bancorp on the date we complete the conversion and offering, your existing shares will be canceled and exchanged for shares of new Polonia Bancorp. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in old Polonia Bancorp’s existing public shareholders owning approximately 42.4% of new Polonia Bancorp’s common stock, which is the same percentage of old Polonia Bancorp common stock currently owned by existing public shareholders. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of old Polonia Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Old Polonia Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value (1)	Equivalent Pro Forma Book Value per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,221,875	57.6%	899,494	42.4%	2,121,369	0.6719	$5.38	$11.16	67
Midpoint	1,437,500	57.6%	1,058,228	42.4%	2,495,728	0.7905	6.32	11.64	79
Maximum	1,653,125	57.6%	1,216,962	42.4%	2,870,087	0.9091	7.27	12.12	90
Maximum, as adjusted	1,901,094	57.6%	1,399,506	42.4%	3,300,600	1.0455	8.36	12.66	104

(1)	Represents the value of shares of new Polonia Bancorp common stock received in the conversion by a holder of one share of old Polonia Bancorp common stock at the exchange ratio, assuming a market price of $8.00 per share.
(2)	Represents the pro forma shareholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of new Polonia Bancorp common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

How We Intend to Use the Proceeds of this Offering (page         )

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

	1,221,875 Shares at $8.00 per Share	1,653,125 Shares at $8.00 per Share
	(In thousands)
Offering proceeds	$9,775	$13,225
Less: offering expenses	(1,304)	(1,391)
Net offering proceeds	8,471	11,834

Less:
Proceeds contributed to Polonia Bank	4,236	5,917
Proceeds used for loan to employee stock ownership plan	661	894

Proceeds remaining for new Polonia Bancorp	$3,575	$5,022

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new Polonia Bancorp may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Polonia Bank intends to use the portion of the proceeds that it receives to fund new loans and to invest in securities. We expect that much of the loan growth will occur in our one- to four-family residential mortgage portfolio, but we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. Polonia Bank may also use the proceeds to finance the possible expansion of its business activities, including developing new branch locations, although there are no specific plans for these activities. We may also use the proceeds of the offering to diversify our business or acquire other companies as opportunities arise, primarily in or adjacent to our existing market areas, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page         )

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 46,250 shares, which is 3.2% of the midpoint of the offering. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of old Polonia Bancorp, our directors and executive officers, together with their associates, are expected to own 234,331 shares of new Polonia Bancorp common stock, which would equal 9.4% of our outstanding shares if shares are sold at the midpoint of the offering range.

Benefits of the Conversion to Management (page         )

We intend to adopt the stock benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $158,000 for the year ended December 31, 2010 on an after-tax basis, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 6.4%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.76% of the shares sold in the offering. The plan will use the proceeds from a 15-year loan from new Polonia Bancorp to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 8.45% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.38% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Federal Reserve Board regulations. The new equity incentive plan will supplement awards granted under our 2007 Equity Incentive Plan which will continue as a plan of new Polonia Bancorp.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 1,653,125 shares and have 2,870,087 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Polonia Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding
	(Dollars in thousands)
Employee stock ownership plan (1)	111,751	6.76%	3.89%	—%	$894
Restricted stock awards (1)	55,876	3.38	1.95	1.91	447
Stock options (2)	139,689	8.45	4.87	4.64	379

Total	307,316	18.59%	10.71%	6.38%	$1,720

(1)	Assumes the value of new Polonia Bancorp common stock is $8.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $2.71, which was determined using the Black-Scholes option pricing formula. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock.

The following table presents information regarding our former employee stock ownership plan, options and restricted stock previously awarded under our 2007 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 2,870,087 shares are outstanding after the offering, which includes the sale of 1,653,125 shares in the offering at the maximum of the offering range and the issuance of 1,216,962 shares in exchange for shares of old Polonia Bancorp using an exchange ratio of 0.9091. It is also assumed that the value of the stock is $8.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
	(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2007 offering (1)		117,824	(2)	$943		4.11%
Shares to be purchased in this offering		111,751		894		3.89

Total employee stock ownership plan		229,575		$1,837		8.00%
Restricted Stock Awards:	Directors and employees
2007 Equity Incentive Plan (1)		58,910	(3)	$471	(4)	2.05%
New shares of restricted stock		55,876		447	(4)	1.95

Total shares of restricted stock		114,784		$918		4.00%
Stock Options:	Directors and employees
2007 Equity Incentive Plan (1)		147,277	(5)	$546	(6)	5.13%
New stock options		139,689		379	(7)	4.87

Total stock options		286,966		$925		10.00%
Total stock benefit plans		631,326		$3,680		22.00%

(1)	Number of shares has been adjusted for the 0.9091 exchange ratio at the maximum of the offering range.
(2)	As of June 30, 2011, of these shares, 35,348 (38,882 before adjustment) have been allocated to the accounts of participants and 82,476 (90,723 before adjustments) remain unallocated.
(3)	As of June 30, 2011, of these shares, 58,907 (64,800 before adjustment) have been awarded and no shares remain available for future awards. As of June 30, 2011, awards covering 40,176 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of June 30, 2011, of these shares, options for 139,913 shares (153,903 shares before adjustment) have been awarded and options for 7,364 shares (8,100 shares before adjustment) remain available for future grants. As of June 30, 2011, no options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2007 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 153,903 outstanding options with a weighted-average fair value of $2.91 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2007 Equity Incentive Plan has been estimated at $2.71 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.71 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 15.79%; and risk-free interest rate, 3.18%.

Persons Who Can Order Stock in the Subscription Offering (page 96)

We are offering shares of new Polonia Bancorp common stock in a subscription offering to the following persons in the following order of priority:

1.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on January 31, 2010 (including depositors of the former Earthstar Bank as of January 31, 2010).

2.	Our employee stock ownership plan.

3.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on September 30, 2011 who are not eligible in category 1 above.

4.	Polonia Bank’s depositors as of the close of business on [RECORD DATE], who are not in categories 1 or 3 above and borrowers of Polonia Bank as of June 30, 2006 who continue to be borrowers as of [RECORD DATE].

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchase Limitations (page             )

Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $300,000 of common stock (which equals 37,500 shares) in the offering. In addition, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $300,000 of common stock (which equals 37,500 shares):

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Polonia Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•

No individual, together with any associates, and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of new Polonia Bancorp common stock received in exchange for shares of old Polonia Bancorp common stock, such person or persons would hold more than 5.0% of the number of shares of new Polonia Bancorp common stock outstanding upon completion of the conversion and offering. This means that if you already own a significant number of shares, you may not be permitted to purchase the maximum number of shares in the offering. For example, if you currently own more than 102,050 shares of common stock (assuming we close the offering at the minimum of the offering range) or 116,603 shares of common stock (assuming we close the offering at the maximum of the offering range), you would not be able to purchase all of the 37,500 shares allowable under the plan of conversion. No person will be required to divest any shares of old Polonia Bancorp common stock or be limited in the number of shares of new Polonia Bancorp to be received in exchange for shares of old Polonia Bancorp common stock as a result of this purchase limitation.

Subject to the Federal Reserve Board’s approval, we may increase or decrease the purchase limitations at any time. If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering, without regard to these purchase limitations.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Polonia MHC;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of old Polonia Bancorp, including shares held by Polonia MHC;

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of old Polonia Bancorp, excluding shares held by Polonia MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Federal Reserve Board to complete the conversion and offering.

Polonia MHC, which owns 57.6% of the outstanding shares of old Polonia Bancorp, intends to vote these shares in favor of the plan of conversion. In addition, as of June 30, 2011, directors and executive officers of old Polonia Bancorp and their associates beneficially owned 239,909 shares of old Polonia Bancorp or 10.5% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

We must sell a minimum of 1,221,875 shares to complete the conversion and offering. Purchases by our directors and executive officers and our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 1,221,875 shares of common stock in the subscription and community offerings, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond [DATE 2], 2011 (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate, which is currently         % per annum, and cancel all deposit account withdrawal authorizations.

How to Purchase Common Stock (page         )

In the subscription offering and the community offerings, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “Polonia Bancorp” (Polonia Bank lines of credit checks and third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from the types of Polonia Bank deposit accounts identified on the stock order form.

Polonia Bank is not permitted to lend funds (including funds drawn on a Polonia Bank line of credit) to anyone to purchase shares of common stock in the offering.

You may not designate on your stock order form a direct withdrawal from a retirement account at Polonia Bank. Additionally, you may not designate on your stock order form a direct withdrawal from Polonia Bank accounts with check-writing privileges. Instead, a check must be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at Polonia Bank. We will pay interest calculated at Polonia Bank’s statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificate of deposit accounts at Polonia Bank to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Polonia Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight or hand-delivery to the Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania. Stock order forms will not be accepted at our other Polonia Bank offices and should not be mailed to Polonia Bank. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page         )

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your Polonia Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Polonia Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [DATE 1], 2011 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at 4:00 p.m., Eastern time, on [DATE 1], 2011. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until [DATE 2], 2011, or longer if the Federal Reserve Board approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond [DATE 2], 2011, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 1,221,875 shares or more than 1,901,094 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Market for New Polonia Bancorp’s Common Stock (page         )

Old Polonia Bancorp’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “PBCP.” After the offering, we intend to have the common stock of new Polonia Bancorp quoted on the Over-the-Counter Bulletin Board. Once shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Our Dividend Policy (page         )

Old Polonia Bancorp does not currently pay a cash dividend on its common stock. Assuming completion of the conversion and offering, our board of directors intends to adopt a policy of paying regular cash dividends. In determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. See “Our Dividend Policy” in the prospectus for additional information.

Tax Consequences (page         )

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of old Polonia Bancorp who receive cash in lieu of fractional share interests in shares of new Polonia Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. have issued us opinions to this effect, which are summarized on pages              through              of this prospectus.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern time, on [DATE 1], 2011 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page         )

All shares of new Polonia Bancorp common stock being sold will be in book entry form. Paper stock certificates will not be issued. Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, within five business days following completion of the conversion and offering.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (            )             -            . The Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania, is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors before purchasing shares of new Polonia Bancorp common stock.

Risks Related to Our Business

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Following a national home price peak in mid-2006, falling home prices and sharply reduced sales volumes, along with the collapse of the United States’ subprime mortgage industry in early 2007, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. Dramatic declines in real estate values and high levels of foreclosures resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Concerns over the United States’ credit rating (which was recently downgraded by Standard & Poor’s), the European sovereign debt crisis, and continued high unemployment in the United States, among other economic indicators, have contributed to increased volatility in the capital markets and diminished expectations for the economy.

A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

Changes in interest rates may hurt our profits and asset value.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our interest rate spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our borrowings. Changes in interest rates could adversely affect our interest rate spread and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our interest rate spread to expand or contract. Our liabilities are shorter in duration than our assets, so they will re-price faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs will rise faster than the yield we earn on our assets, causing our interest rate spread to contract – and our net interest income to decline—until the yield catches up. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy improves.

Our policy is to originate for retention in our portfolio fixed-rate mortgage loans with maturities of up to 30 years. At June 30, 2011, $153.0 million, or 94.4% of our total loan portfolio maturing in more than one year, consisted of fixed-rate mortgage loans. This investment in fixed-rate mortgage loans exposes us to increased levels of interest rate risk.

Our cost of operations is high relative to our assets. Our failure to maintain or reduce our operating expenses could hurt our profits.

Our operating expenses, which consist primarily of salaries and employee benefits, occupancy, furniture and equipment expense, professional fees, federal deposit insurance premiums and other non-interest expenses totaled $4.4 million for the six months ended June 30, 2011 and $7.6 million and $6.6 million for the years ended December 31, 2010 and 2009, respectively. Our ratio of non-interest expense to average total assets was 3.16% for the six months ended June 30, 2011 (annualized) and 3.48% and 2.96% for the years ended December 31, 2010 and 2009, respectively. The increase in expenses during 2010 was primarily due to higher other operating expense and higher compensation and employee benefits expense. Our efficiency ratio was 62.26% for 2010 compared to 91.72% for 2009. The decrease in our efficiency ratio in 2010 was the result of a $4.6 million non-recurring gain related to the acquisition of Earthstar Bank.

Recently enacted regulatory reform may have a material impact on the Company’s operations.

On July 21, 2010, the President signed into law the Dodd-Frank Act. The Dodd-Frank Act restructures the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision, which formerly regulated the Bank, was merged into the Office of the Comptroller of the Currency. Savings and loan holding companies, including new Polonia Bancorp, will be regulated by the Board of Governors of the Federal Reserve Board System. Also included is the creation of a new federal agency to administer consumer protection and fair lending laws, a function that was formerly performed by the depository institution regulators. The federal preemption of state laws that was formerly accorded federally chartered depository institutions has been reduced as well and State Attorneys General now have greater authority to bring a suit against a federally chartered institution, such as Polonia Bank, for violations of certain state and federal consumer protection laws. The Dodd-Frank Act also imposes consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in Polonia Bank that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the current economic crisis. The actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Office of the Comptroller of the Currency’s prompt corrective action regulations. If we were to become subject to a supervisory agreement or higher individual capital requirements, such action may have a negative impact on our ability to execute our business plans, as well as our ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in our operations.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. As of June 30, 2011, our investment portfolio included securities with an amortized cost of $77.2 million and an estimated fair value of $78.6 million. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings to write down these securities to their fair value. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Higher FDIC deposit insurance premiums and assessments will adversely affect our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $103,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for all of 2010, 2011 and 2012, which for us totaled $1,019,000. Additional increases in the base assessment rate or additional special assessments would negatively impact our earnings.

A significant percentage of our assets are invested in securities which typically have a lower yield than our loan portfolio.

Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. At June 30, 2011, 27.9% of our assets were invested in investment and mortgage-backed securities. These investments yield substantially less than the loans we hold in our portfolio. While we have recently restructured our investment portfolio to increase our investment in higher yielding securities and, depending on market conditions, intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, there can be no assurance that we will be able to increase the origination or purchase of loans acceptable to us or that we will be able to successfully implement this strategy.

We are dependent upon the services of key executives.

We rely heavily on our Chairman, President and Chief Executive Officer, Anthony J. Szuszczewicz, on our Chief Financial Officer and Corporate Secretary, Paul D. Rutkowski, and on our Senior Vice President, Kenneth J. Maliszewski. The loss of Messrs. Szuszczewicz, Rutkowski or Maliszewski could have a material adverse impact on our operations because, as a small company, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. We have employment agreements with Messrs. Szuszczewicz, Rutkowski and Maliszewski.

Strong competition within our market areas could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2011, we held less than 1.0% of the deposits in the Philadelphia metropolitan area. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market areas. For more information about our market areas and the competition we face, see “Our Business—Market Areas” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Federal Reserve Board and the Office of the Comptroller of the Currency, our primary federal regulators, and by the FDIC, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Polonia Bank rather than for holders of Polonia Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

We are subject to certain risks in connection with our recent acquisition of Earthstar Bank.

Our recent acquisition of certain assets and liabilities of Earthstar Bank in an FDIC-assisted transaction involves a number of risks and challenges, including:

•	Our ability to successfully retain and manage the loans we acquired;

•	Our ability to earn acceptable levels of interest and non-interest income from the acquired branches;

•	The diversion of management’s attention from existing operations; and

•	Our ability to address an increase in working capital requirements.

Additionally, no assurance can be given that the operation of the acquired branches would not adversely affect our existing profitability or that we would be able to manage any growth resulting from the transaction effectively.

Any of these factors, among others, could adversely affect our ability to achieve the anticipated benefits of the Earthstar Bank acquisition and could adversely affect our earnings and financial condition, perhaps materially.

A significant portion of the loans acquired in the acquisition were commercial real estate loans. When these loans mature, the funds will likely be reinvested into our one- to four-family residential mortgage loan portfolio and our investment securities portfolio. We expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential mortgage loans and multi-family real estate loans.

The acquisition of assets and liabilities of financial institutions in FDIC-sponsored or assisted transactions involves risks similar to those faced when acquiring existing financial institutions, even though the FDIC might provide assistance to mitigate certain risks, e.g., by entering into loss sharing arrangements. However, because such acquisitions are structured in a manner that does not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, we face the additional risk that the anticipated benefits of such an acquisition may not be realized fully or at all, or within the time period expected.

Risks Related to the Offering

Our share price may fluctuate, which may make it difficult for you to sell your common stock when you want or at prices you find attractive.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

It is possible that further market and economic turmoil will occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the six months ended June 30, 2011 were $79,000 at the maximum of the offering range on an after-tax basis, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $8.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although our common stock is traded on the Over-the-Counter Bulletin Board and will continue to be traded on the Over-the-Counter Bulletin Board following the conversion and offering, the shares are not currently actively traded and might not be actively traded in the future. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. Following the offering, we expect that our return on equity will be low as a result of the additional capital that we will raise in the offering. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Polonia Bank and to use approximately 7.6% of the net proceeds at the maximum of the offering range to fund the loan to the employee stock ownership plan. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Polonia Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 6.4%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The articles of incorporation and bylaws of new Polonia Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new Polonia Bancorp.

Provisions of the articles of incorporation and bylaws of new Polonia Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new Polonia Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new Polonia Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of old Polonia Bancorp. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•

Federal Reserve Board regulations. Federal Reserve Board regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Federal Reserve Board. See “Restrictions on Acquisition of New Polonia Bancorp.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2010 and 2009 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2008 and for the year then ended is derived in part from the audited consolidated financial statements that do not appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of Polonia MHC. The information at June 30, 2011 and 2010 and for the six months ended June 30, 2011 and 2010 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2011 are not necessarily indicative of results of operations that may be expected for the year ended December 31, 2011.

	At or For the Six Months Ended June 30,		At December 31,
	2011	2010	2010	2009	2008
(In thousands, except per share data)
Financial Condition Data:
Total assets	$279,525	$215,215	$298,829	$218,071	$220,236
Securities available-for-sale	18,523	24,689	27,350	30,602	37,789
Securities held-to-maturity	59,400	16,621	26,128	13,780	—
Loans receivable, net	167,850	145,061	170,473	150,177	163,759
Cash and cash equivalents	13,595	13,839	54,005	8,427	4,671
Deposits	217,035	158,891	239,706	164,207	164,586
FHLB Advances – short-term	—	—	—	—	4,000
FHLB Advances – long-term	31,378	28,703	28,426	26,474	24,553
Stockholders’ equity	27,667	24,251	27,260	23,845	23,604
Book value per common share	8.76	7.68	8.63	7.55	7.40
Operating Data:
Interest income	$6,589	$5,059	$9,845	$10,707	$11,069
Interest expense	1,745	1,878	3,675	5,000	5,312

Net interest income	4,844	3,181	6,169	5,707	5,757
Provision (credit) for loan losses	720	(212)	(115)	252	85

Net interest income after provision (credits) for loan losses	4,124	3,393	6,285	5,455	5,672
Non-interest income	763	947	6,110	1,444	85
Non-interest expense	4,448	4,021	7,645	6,559	6,101

Income (loss) before income taxes	439	320	4,750	340	(344)
Provision (benefit) for income taxes	84	5	1,586	9	(98)

Net income (loss)	$355	$315	$3,164	$331	$(246)

Basic and diluted earnings (loss) per share	$0.12	$0.10	$1.04	$0.11	$(0.08)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
(In thousands, except per share data)	2011	2010	2010	2009	2008
Performance Ratios (1):
Return on average assets	0.25%	0.29%	1.44%	0.15%	(0.12)%
Return on average equity	2.84	2.61	13.00	1.60	(1.04)
Interest rate spread (2)	3.63	3.01	2.84	2.55	2.63
Net interest margin (3)	3.73	3.18	3.01	2.74	2.89
Non-interest expense to average assets	3.16	3.74	3.48	2.96	2.89
Efficiency ratio (4)	79.34	97.40	62.26	91.72	104.43
Average interest-earning assets to average interest-bearing liabilities	106.89	109.28	109.42	107.95	109.76
Average equity to average assets	8.90	11.22	11.07	9.36	11.15
Capital Ratios (5):
Tangible capital	9.68	9.63	8.92	9.34	9.06
Core capital	9.68	9.63	8.92	9.34	9.06
Total risk-based capital	20.33	20.35	18.18	19.78	18.73
Asset Quality Ratios (Excluding Covered Assets):
Allowance for loan losses on non-covered loans as a percent of total non-covered loans	0.63%	0.62%	0.60%	0.74%	0.52%
Allowance for loan losses on non-covered loans as a percent of non-performing non-covered loans	80.93	42.22	81.56	40.66	117.70
Net charge-offs (recoveries) to average outstanding non-covered loans during the period	(0.01)	(0.01)	0.11	(0.01)	(0.03)
Non-performing non-covered loans as a percent of total non-covered loans	0.78	1.47	0.74	1.81	0.44
Non-performing non-covered assets as a percent of total non-covered assets	0.44	1.00	0.50	1.26	0.33
Asset Quality Ratios (All Assets):
Allowance for loan losses as a percent of total loans	0.92%	0.62%	0.49%	0.74%	0.52%
Allowance for loan losses as a percent of non-performing loans	78.72	42.22	39.68	40.66	117.70
Net charge-offs (recoveries) to average outstanding loans during the period	(0.01)	(0.01)	0.11	(0.01)	(0.03)
Non-performing loans as a percent of total loans	1.17	1.47	1.23	1.81	0.44
Non-performing assets as a percent of total assets	0.71	1.00	0.81	1.26	0.33
Other Data:
Number of:
Real estate loans outstanding	1,392	943	1,368	968	1,082
Deposit accounts	10,635	8,320	12,131	8,729	9,468
Full-service offices	7	5	9	5	5

(1)	Performance ratios for the six-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Ratios are for Polonia Bank.

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Polonia Bank will reduce Polonia Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	1,221,875 Shares at $8.00 per Share	Percent of Net Proceeds	1,437,500 Shares at $8.00 per Share	Percent of Net Proceeds	1,653,125 Shares at $8.00 per Share	Percent of Net Proceeds	1,901,094 Shares at $8.00 per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$9,775		$11,500		$13,225		$15,209
Less: offering expenses	(1,304)		(1,348)		(1,391)		(1,440)

Net offering proceeds	8,471	100.0%	10,152	100.0%	11,834	100.0%	13,769	100.0%
Less:
Proceeds contributed to Polonia Bank	4,236	50.0	5,076	50.0	5,917	50.0	6,884	50.0
Proceeds used for loan to employee stock ownership plan	661	7.8	777	7.7	894	7.6	1,028	7.5

Proceeds remaining for new Polonia Bancorp	$3,575	42.2%	$4,299	42.3%	$5,022	42.4%	$5,856	42.5%

We initially intend to invest the proceeds retained from the offering at new Polonia Bancorp in short-term investments, such as U.S. treasury and government agency securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new Polonia Bancorp’s liquidity requirements. In the future, new Polonia Bancorp may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market areas; and

•	for general corporate purposes, including contributing additional capital to Polonia Bank.

Under current Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Polonia Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Polonia Bank, in short-term investments. Over time, Polonia Bank may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Consequently, we currently anticipate that the proceeds of the offering contributed to Polonia Bank will be used to fund new loans. We expect that much of the loan growth will occur in our one- to four-family residential mortgage portfolio, but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand.

Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

OUR DIVIDEND POLICY

Old Polonia Bancorp does not currently pay a cash dividend on its common stock. After the conversion and offering, our board of directors intends to adopt a policy of paying regular cash dividends. In determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, the number of shares issued in the offering, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New Polonia Bancorp is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Federal Reserve Board regulations, new Polonia Bancorp will not be required to obtain prior Federal Reserve Board approval to pay a dividend unless the declaration and payment of a dividend could raise supervisory concerns about the safe and sound operation of new Polonia Bancorp and Polonia Bank, where the dividend declared for a period is not supported by earnings for that period, or where we plan to declare a material increase in our common stock dividend.

Our ability to pay dividends to shareholders may depend, in part, upon capital distributions we receive from Polonia Bank, earnings, if any, from our lending and investment portfolios and other assets and earnings from the investment of the net proceeds from the offering that we retain. We expect that Polonia Bank will make capital distributions to new Polonia Bancorp and that such funds will be utilized by new Polonia Bancorp to pay dividends, repurchase shares of its common stock and/or acquire other financial institutions or financial services companies. Office of the Comptroller of the Currency and Federal Reserve Board regulations limit dividends and other distributions from Polonia Bank to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized or if the proposed distribution raises safety and soundness concerns. In addition, any payment of dividends by Polonia Bank to new Polonia Bancorp that would be deemed to be drawn out of Polonia Bank’s bad debt reserves would require the payment of federal income taxes by Polonia Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to consolidated financial statements included elsewhere in this prospectus. New Polonia Bancorp does not contemplate any distribution by Polonia Bank that would result in this type of tax liability.

MARKET FOR THE COMMON STOCK

The common stock of old Polonia Bancorp is currently quoted on the Over-the-Counter Bulletin Board under the symbol “PBCP.” Upon completion of the conversion and offering, the shares of common stock of new Polonia Bancorp will replace old Polonia Bancorp’s common stock. After the offering, we intend to have the common stock of new Polonia Bancorp quoted on the Over-the-Counter Bulletin Board. The shares of common stock of old Polonia Bancorp and those of new Polonia Bancorp represent different economic interests and will reflect the effects of different financial results of operations and financial condition.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for old Polonia Bancorp’s common stock for the periods indicated.

	High	Low
Year Ending December 31, 2011:
Third Quarter
Second Quarter	$6.05	$5.75
First Quarter	6.50	5.50
Year Ended December 31, 2010:
Fourth Quarter	$6.12	$5.00
Third Quarter	6.12	5.00
Second Quarter	6.49	5.30
First Quarter	7.00	4.80
Year Ended December 31, 2009:
Fourth Quarter	$7.75	$3.20
Third Quarter	7.50	6.10
Second Quarter	7.95	7.50
First Quarter	8.75	7.50

At June 30, 2011, old Polonia Bancorp had approximately 184 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of old Polonia Bancorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new Polonia Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of old Polonia Bancorp common stock will be converted into options to purchase a number of shares of new Polonia Bancorp common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

CAPITALIZATION

The following table presents the historical capitalization of old Polonia Bancorp at June 30, 2011 and the capitalization of new Polonia Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2007 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 1,221,875 shares to complete the offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto beginning at page F-1.

		Pro Forma Capitalization Based Upon the Sale of
	At June 30, 2011	Minimum of Offering Range 1,221,875 Shares at $8.00 per Share	Midpoint of Offering Range 1,437,500 Shares at $8.00 per Share	Maximum of Offering Range 1,653,125 Shares at $8.00 per Share	15% Above Maximum of Offering Range 1,901,094 Shares at $8.00 per Share
	(Dollars in thousands)
Deposits (1)	$217,035	$217,035	$217,035	$217,035	$217,035
Borrowings	31,378	31,378	31,378	31,378	31,378

Total deposits and borrowed funds	$248,413	$248,413	$248,413	$248,413	$248,413

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $0.01 par value per share authorized; none issued or outstanding	—	—	—	—	—
Common stock:
14,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	$33	$21	$25	$29	$33
Additional paid-in capital	13,949	22,432	24,109	25,787	27,718
Retained earnings (3)	15,357	15,357	15,357	15,357	15,357
Mutual holding company capital consolidation	—	102	102	102	102
Accumulated comprehensive income, net	498	498	498	498	498
Less:
Treasury stock	(1,262)	(1,262)	(1,262)	(1,262)	(1,262)
Common stock acquired by employee stock ownership plan (4)	(908)	(1,569)	(1,685)	(1,802)	(1,936)
Common stock to be acquired by equity incentive plan (5)	—	(330)	(389)	(447)	(514)

Total stockholders’ equity	$27,667	$35,249	$36,755	$38,262	$39,996

Total stockholders’ equity as a percentage of total assets	9.90%	12.28%	12.74%	13.19%	13.71%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 2,121,369, 2,495,728, 2,870,087 and 3,300,600 at the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes that 6.76% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new Polonia Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new Polonia Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new Polonia Bancorp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)	Assumes the purchase in the open market at $8.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.38 of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Equity Plans—Future Equity Incentive Plan.”

REGULATORY CAPITAL COMPLIANCE

At June 30, 2011, Polonia Bank exceeded all regulatory capital requirements and was considered a “well-capitalized” bank. The following table presents Polonia Bank’s capital position relative to its regulatory capital requirements at June 30, 2011, on a historical and a pro forma basis. The table reflects receipt by Polonia Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of the Comptroller of the Currency. For a discussion of the capital standards applicable to Polonia Bank, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at June 30, 2011
	Historical at June 30, 2011		Minimum of Offering Range 1,221,875 Share at $8.00 per Share		Midpoint of Offering Range 1,437,500 Share at $8.00 per Share		Maximum of Offering Range 1,653,125 Share at $8.00 per Share		15% Above Maximum of Offering Range 1,901,094 Shares at $8.00 per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity under generally accepted accounting principles	$27,500	9.84%	$30,846	10.86%	$31,512	11.06%	$32,178	11.26%	$32,944	11.49%

Core capital:
Actual	$27,001	9.68%	$30,348	10.72%	$31,014	10.92%	$31,680	11.12%	$32,446	11.35%
Requirement	11,160	4.00	11,329	4.00	11,363	4.00	11,396	4.00	11,435	4.00

Excess	$15,841	5.68%	$19,019	6.72%	$19,651	6.92%	$20,284	7.12%	$21,011	7.35%

Tier 1 risk-based capital:
Actual (2)	$27,001	19.23%	$30,348	21.48%	$31,014	21.96%	$31,680	22.37%	$32,446	22.88%
Requirement	5,616	4.00	5,650	4.00	5,657	4.00	5,664	4.00	5,671	4.00

Excess	$21,385	15.23%	$24,698	17.48%	$25,357	17.96%	$26,016	18.37%	$26,775	18.88%

Total risk-based capital:
Actual (2)	$28,550	20.33%	$31,884	22.57%	$32,550	23.02%	$33,216	23.46%	$33,982	23.97%
Requirement	11,233	8.00	11,301	8.00	11,314	8.00	11,327	8.00	11,343	8.00

Excess	$17,317	12.33%	$20,583	14.57%	$21,236	15.02%	$21,889	15.46%	$22,639	15.97%

Reconciliation of capital contributed to Polonia Bank:			102		102		102		102
Net proceeds contributed to Polonia Bank			4,236		5,076		5,917		6,884
Less common stock acquired by ESOP			(661)		(777)		(894)		(1,028)
Less common stock acquired by equity incentive plan			(330)		(389)		(447)		(514)

Pro forma increase in GAAP and regulatory capital			$3,346		$4,012		$4,678		$5,444

(1)	Core capital levels are shown as a percentage of adjusted total assets of $279.0 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $140.4 million.
(2)	Pro forma amounts and percentages include capital contributed to Polonia Bank from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

PRO FORMA DATA

The following tables illustrate the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions, although actual expenses may vary from these estimates:

•	50% of the shares of common stock will be sold in the subscription and community offerings and 50% of the shares will be sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6.76% of the shares sold in the offering with a loan from new Polonia Bancorp that will be repaid in equal installments over 15 years;

•	Sandler O’Neill & Partners, L.P. will receive a management fee of $150,000 and will be reimbursed for all reasonable out of pocket expenses, including attorney’s fees, up to a maximum of $100,000;

•	The sales commission for shares sold in the syndicated community offering will be equal to 5.0% of the actual purchase price of each share sold in the syndicated community offering; and

•	Total expenses of the offering, excluding fees and reimbursable expenses paid to Sandler O’Neill & Partners, L.P., will be approximately $810,000.

Pro forma net income for the six months ended June 30, 2011 and the year ended December 31, 2010 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 1.76%, which represents the rate of the five-year United States Treasury security at June 30, 2011. We believe that the rate of the two-year United States Treasury security represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Federal Reserve Board regulations.

A pro forma after-tax return of 1.06% is used for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, after giving effect to a combined federal and state income tax rate of 40.0%. The actual rate experienced by new Polonia Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Polonia Bank may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Polonia Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which is based on old Polonia Bancorp’s stockholders’ equity at June 30, 2011 and December 31, 2010 and net income for the six months ended June 30, 2011, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Six Months Ended June 30, 2011

	Minimum of Offering Range 1,221,875 Shares at $8.00 per Share	Midpoint of Offering Range 1,437,500 Shares at $8.00 per Share	Maximum of Offering Range 1,653,125 Shares at $8.00 per Share	15% Above Maximum of Offering Range 1,901,094 Shares at $8.00 per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$9,775	$11,500	$13,225	$15,209
Plus: shares issued in exchange for shares of old Polonia Bancorp	7,196	8,466	9,736	11,196

Pro forma market capitalization	$16,971	$19,966	$22,961	$26,405

Gross proceeds	9,775	11,500	13,225	15,209
Less: estimated expenses	(1,304)	(1,348)	(1,391)	(1,440)

Estimated net proceeds	8,471	10,152	11,834	13,769
Less: common stock acquired by employee stock ownership plan (1)	(661)	(777)	(894)	(1,028)
Less: common stock to be acquired by equity incentive plan (2)	(330)	(389)	(447)	(514)
Assets acquired from mutual holding company	102	102	102	102

Net proceeds	$7,582	$9,088	$10,595	$12,329

Pro Forma Net Income:
Pro forma net income:
Historical	$355	$355	$355	$355
Pro forma income on net proceeds	40	48	56	65
Pro forma income on assets from mutual holding company	1	1	1	1
Less: pro forma employee stock ownership plan expense (1)	(13)	(16)	(18)	(21)
Less: pro forma restricted stock award expense (2)	(20)	(24)	(27)	(31)
Less: pro forma stock option expense (3)	(25)	(30)	(34)	(39)

Pro forma net income	$338	$335	$333	$330

Pro forma net income per share:
Historical	$0.17	$0.15	$0.13	$0.11
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.16	$0.14	$0.12	$0.10

Offering price as a multiple of pro forma net income per share	25.00x	28.57x	33.33x	40.00x
Number of shares used to calculate pro forma net income per share (4)	2,041,523	2,401,792	2,762,061	3,176,370
Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$27,667	$27,667	$27,667	$27,667
Assets received from mutual holding company	102	102	102	102
Estimated net proceeds	8,471	10,152	11,834	13,769
Less: common stock acquired by employee stock ownership plan (1)	(661)	(777)	(894)	(1,028)
Less: common stock to be acquired by equity incentive plan (2)	(330)	(389)	(447)	(514)

Pro forma stockholders’ equity	$35,249	$36,755	$38,262	$39,996

Pro forma stockholders’ equity per share:
Historical	$13.04	$11.09	$9.64	$8.38
Assets received from mutual holding company	0.05	0.04	0.04	0.03
Estimated net proceeds	3.99	4.07	4.12	4.17
Less: common stock acquired by employee stock ownership plan (1)	(0.31)	(0.31)	(0.31)	(0.31)
Less: common stock to be acquired by equity incentive plan (2)	(0.16)	(0.16)	(0.16)	(0.16)

Pro forma stockholders’ equity per share	$16.61	$14.73	$13.33	$12.11

Offering price as a percentage of pro forma stockholders’ equity per share	48.16%	54.31%	60.02%	66.06%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	2,121,369	2,495,728	2,870,087	3,300,600

At or For the Year Ended December 31, 2010

	Minimum of Offering Range 1,221,875 Shares at $8.00 per Share	Midpoint of Offering Range 1,437,500 Shares at $8.00 per Share	Maximum of Offering Range 1,653,125 Shares at $8.00 per Share	15% Above Maximum of Offering Range 1,901,094 Shares at $8.00 per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$9,775	$11,500	$13,225	$15,209
Plus: shares issued in exchange for shares of old Polonia Bancorp	7,196	8,466	9,736	11,196

Pro forma market capitalization	$16,971	$19,966	$22,961	$26,405

Gross proceeds	$9,775	$11,500	$13,225	$15,209
Less: estimated expenses	(1,304)	(1,348)	(1,391)	(1,440)
Estimated net proceeds	8,471	10,152	11,834	13,769
Less: common stock acquired by employee stock ownership plan (1)	(661)	(777)	(894)	(1,028)
Less: common stock to be acquired by equity incentive plan (2)	(330)	(389)	(447)	(514)
Assets acquired from mutual holding company	102	102	102	102

Net proceeds	$7,582	$9,088	$10,595	$12,329

Pro Forma Net Income:
Pro forma net income:
Historical (5)	$3,164	$3,164	$3,164	$3,164
Pro forma income on net proceeds	79	95	111	129
Pro forma income on assets from mutual holding company	—	—	—	—
Less: pro forma employee stock ownership plan expense (1)	(26)	(31)	(36)	(41)
Less: pro forma restricted stock award expense (2)	(40)	(47)	(54)	(62)
Less: pro forma stock option expense (3)	(50)	(59)	(68)	(78)

Pro forma net income	$3,127	$3,122	$3,117	$3,112

Pro forma net income per share:
Historical (5)	$1.55	$1.32	$1.14	$0.99
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$1.54	$1.31	$1.13	$0.98

Offering price as a multiple of pro forma net income per share (5)	5.19x	6.11x	7.08x	8.16x
Number of shares used to calculate pro forma net income per share (4)	2,044,277	2,405,031	2,765,786	3,180,654
Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$27,260	$27,260	$27,260	$27,260
Assets received from mutual holding company	102	102	102	102
Estimated net proceeds	8,471	10,152	11,834	13,769
Less: common stock acquired by employee stock ownership plan (1)	(661)	(777)	(894)	(1,028)
Less: common stock to be acquired by equity incentive plan (2)	(330)	(389)	(447)	(514)

Pro forma stockholders’ equity	$34,842	$36,348	$37,855	$39,589

Pro forma stockholders’ equity per share:
Historical	$12.85	$10.92	$9.50	$8.26
Assets received from mutual holding company	0.05	0.04	0.04	0.03
Estimated net proceeds	3.99	4.07	4.12	4.17
Less: common stock acquired by employee stock ownership plan (1)	(0.31)	(0.31)	(0.31)	(0.31)
Less: common stock to be acquired by equity incentive plan (2)	(0.16)	(0.16)	(0.16)	(0.16)

Pro forma stockholders’ equity per share	$16.42	$14.56	$13.19	$12.00

Offering price as a percentage of pro forma stockholders’ equity per share	48.72%	54.95%	60.65%	66.69%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	2,121,369	2,495,728	2,870,087	3,300,600

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.76% of the shares sold in the offering (82,599, 97,175, 111,751 and 128,514 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new Polonia Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 15 years. Polonia Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares 1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $8.00 per share purchase price. If the average market value per share is greater than $8.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(2)	Assumes that new Polonia Bancorp will purchase in the open market a number of shares of common stock equal to 3.38% of the shares sold in the offering (41,299, 48,588, 55,876 and 64,257 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new Polonia Bancorp or with dividends paid to new Polonia Bancorp by Polonia Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $8.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by up to approximately 1.9%.
The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new Polonia Bancorp common stock was $8.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is greater than $8.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(3)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 8.45% of the number of shares sold in the offering (103,248, 121,469, 139,689 and 160,642 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.71 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 0%; expected life, 10 years; expected volatility, 15.79%; and risk-free interest rate, 3.18%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that all of the options awarded are non-qualified options and that the combined federal and state income tax rate was 40.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $8.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by up to approximately 4.6%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the number of shares sold in the offering less the number of shares purchased by the employee stock ownership plan not committed to be released within the one year period following the offering as adjusted to effect a weighted average over the period. The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of old Polonia Bancorp common stock held by persons other than Polonia MHC. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering. Earnings per share calculations for the six months ended June 30, 2011 assume shares issued and outstanding of 2,121,369, 2,495,728, 2,870,087, 3,300,601 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, less the number of shares purchased by the employee stock ownership plan (82,599, 97,175, 111,751, 128,514 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), excluding those that are released based on a straight line basis over a 15-year period (2,753, 3,239, 3,725, 4,284 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), resulting in employee stock ownership plan shares that have not been committed to be released during the period of 79,846, 93,936, 108,026, 124,230 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Earnings per share calculations for the year ended December 31, 2010 assume shares issued and outstanding of 2,121,369, 2,495,728, 2,870,087, 3,300,601 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, less the number of shares purchased by the employee stock ownership plan (82,599, 97,175, 111,751, 128,514 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), excluding those that are released based on a straight line basis over a 15-year period (5,507, 6,478, 7,450, 8,568 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), resulting in employee stock ownership plan shares that have not been committed to be released during the period of 77,092, 90,697, 104,301, 119,946 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(5)	Historical net income for the year end December 31, 2010 included a nonrecurring gain of $4.6 million related to the acquisition of Earthstar Bank. The existence of this gain accounts for the significant difference in the pro forma price-to-earnings ratios between the year ended December 31, 2010 and the six months ended June 30, 2011.

OUR BUSINESS

General

We are headquartered in Huntingdon Valley, Pennsylvania and operate as a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within our market areas. Polonia Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate one- to four-family real estate and to a much lesser extent, multi-family and nonresidential real estate loans and home equity and consumer loans which we primarily hold for investment. Polonia Bank also maintains an investment portfolio. Polonia Bank’s primary federal regulator is the Office of the Comptroller of the Currency. The FDIC, through the Deposit Insurance Fund, insures the Bank’s deposit accounts up to the applicable legal limits. Polonia Bank is a member of the Federal Home Loan Bank (“FHLB”) of Pittsburgh.

Old Polonia Bancorp was organized as a federal corporation at the direction of Polonia Bank in connection with the reorganization of the Bank from the mutual form of organization to the mutual holding company form of organization. The reorganization was completed on January 11, 2007. As a result of the reorganization, old Polonia Bancorp’s business activities are the ownership of the outstanding capital stock of Polonia Bank. Old Polonia Bancorp neither owns nor leases any property, but instead uses the premises, equipment and other property of Polonia Bank and pays appropriate rental fees, as required by applicable law and regulations. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Polonia Bank. As a federally chartered savings and loan holding company, old Polonia Bancorp is subject to the regulation of the Federal Reserve Board.

Polonia Bank’s website address is www.poloniabank.com. Information on our website should not be considered a part of this prospectus.

Market Areas

We are headquartered in Huntingdon Valley, Pennsylvania, which is located in the northwest suburban area of metropolitan Philadelphia and is situated between Montgomery and Bucks Counties. In addition to our main office in Montgomery County, we operate from six additional locations in Philadelphia County. We generate deposits through our seven offices and conduct lending activities throughout the Greater Philadelphia metropolitan area, as well as in southeastern Pennsylvania and southern New Jersey. The Philadelphia metropolitan area is the fifth largest in the United States (based on United States Census data for 2010) with an estimated population of 6.0 million. The city of Philadelphia is the fifth most populous city in the United States and the largest in population and area in the Commonwealth of Pennsylvania.

The Greater Philadelphia metropolitan area’s economy is heavily based upon manufacturing, refining, food and financial services. The city is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance companies CIGNA and Lincoln Financial Group; energy company Sunoco; food services company Aramark; paper and packaging company Crown Holdings Incorporated; diversified producer Rohm and Haas Company; the pharmaceutical company Glaxo SmithKline; the helicopter division of Boeing Co.; and automotive parts retailer Pep Boys. The city is also home to many universities and colleges.

Demographic and economic growth trends provide key insight into the health of our market area. The following table sets forth information regarding certain demographic information for the counties in our market area and the United States. The demographic information is based on published statistics of the U.S. Census Bureau and the U.S. Bureau of Labor Statistics.

	Bucks County	Montgomery County	Philadelphia County	United States
Unemployment rate (1)	7.4%	7.0%	10.7%	9.3%
Median household income (2)	$78,790	$80,500	$41,221	$54,442
Population growth (decline) (3)	5.4%	4.8%	(5.1)%	10.6%

(1)	For June 2011
(2)	For 2010 (Source: ESRI)
(3)	From 2000 to July 2010

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2011, we held less than 1% of the deposits in the Philadelphia metropolitan area. In addition, banks owned by large bank holding companies such as PNC Financial Services Group, Inc., Wells Fargo & Company, TD Bank and Citizens Financial Group, Inc. also operate in our market areas. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market areas and from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Our loan portfolio consists primarily of one- to four-family residential real estate loans. To a much lesser extent, our loan portfolio includes multi-family and nonresidential real estate loans, home equity loans, commercial loans and consumer loans. We originate loans primarily for investment purposes. Currently, we only offer fixed-rate mortgage products.

One- to Four-Family Residential Real Estate Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes. We offer fixed-rate mortgage loans with terms up to 30 years. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 80% at the time the loan is originated. Conventional loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. All borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone, before closing the loan. Generally, all loans are subject to the same stringent underwriting standards with the intention to hold in portfolio. We occasionally sell loans to (1) limit the Bank’s exposure to a single borrower or (2) in specific circumstances to manage the interest rate risk. All loans subject to sale are identified at the time of origination. Our online loans division generates loans through the Internet with rates that are generally lower than those that we offer at Polonia Bank. These loans are generated for sale to the FHLB of Pittsburgh through its Mortgage Partnership Finance program. During the year ended December 31, 2010, we generated $16.8 million in online loans for sale to the FHLB of Pittsburgh.

Multi-Family and Nonresidential Real Estate Loans. On a limited basis, we offer fixed-rate mortgage loans secured by multi-family and nonresidential real estate. Our multi-family and nonresidential real estate loans are generally secured by apartment buildings, small office buildings and owner-occupied properties. In addition to originating these loans, we also participate in loans with other financial institutions located primarily in the Commonwealth of Pennsylvania. Such participations include adjustable-rate mortgage loans originated by other institutions.

We originate fixed-rate multi-family and nonresidential real estate loans with terms up to 30 years. These loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value at the time the loan is originated.

Commercial Loans. Although we have not historically originated commercial business loans and have no plans to do so in the near future, we acquired commercial business loans with a fair value of $1.1 million as of June 30, 2011 as a result of the Earthstar Bank acquisition.

Home Equity Loans and Lines of Credit. We currently offer home equity loans with fixed interest rates for terms up to 15 years and maximum combined loan to value ratios of 80%. We offer loans with adjustable interest rates tied to a market index in our market area.

Consumer Loans. We currently offer consumer loans in the form of loans secured by savings accounts or time deposits.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We offer consumer loans secured by deposit accounts with fixed interest rates and terms up to five years.

Loan Underwriting Risks

Multi-Family and Nonresidential Real Estate Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family and nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys are obtained when circumstances suggest the possibility of the presence of hazardous materials.

We underwrite all loan participations to our own underwriting standards. In addition, we also consider the financial strength and reputation of the lead lender. To monitor cash flows on loan participations, we require the lead lender to provide annual financial statements for the borrower. We also conduct an annual internal loan review for all loan participations.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s underlying business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise in newspapers that are widely circulated in Montgomery, Bucks and Philadelphia Counties. Accordingly, when our rates are competitive, we attract loans from throughout Montgomery, Bucks and Philadelphia Counties. We occasionally purchase loans and participation interests in loans. Generally, all loans are subject to the same stringent underwriting standards with the intention to hold in portfolio. We occasionally sell loans to (1) limit the Bank’s exposure to a single borrower or (2) in specific circumstances to manage the interest rate risk. All loans subject to sale are identified at the time of origination.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. A loan committee consisting of officers of Polonia Bank has authority to approve all conforming one- to four-family loans and education loans. Designated loan officers have the authority to approve savings account loans. All other loans, generally consisting of non-conforming one- to four-family loans, jumbo loans, commercial real estate and employee loans must be approved by the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At June 30, 2011, our general regulatory limit on loans to one borrower was $4.1 million. At that date, our largest lending relationship was $2.0 million and was secured by two one- to four-family properties. These loans were performing in accordance with their original terms at June 30, 2011.

Loan Commitments. We issue commitments for fixed-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, mortgage-backed securities, deposits at the FHLB of Pittsburgh and time deposits of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in mutual funds. We also are required to maintain an investment in FHLB of Pittsburgh stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit this investment. We had no investments in derivative securities at June 30, 2011.

At June 30, 2011 our investment portfolio totaled $77.9 million and consisted primarily of mortgage-backed securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy and appointment of the Asset/Liability and Investment Committee. Individual investment transactions are reviewed and ratified by our board of directors monthly.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the Commonwealth of Pennsylvania. Deposits are attracted, by advertising and through our website, from within our market areas through the offering of a broad selection of deposit instruments, including non-interest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as NOW and money market accounts), regular savings accounts and time deposits. Generally, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be in the middle to high-end of the market for rates on all types of deposit products.

Borrowings. We utilize advances from the FHLB of Pittsburgh to supplement our supply of funds for lending and investment. The FHLB functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness.

Properties

We conduct our business through our main office and six branch offices in Montgomery and Philadelphia counties, Pennsylvania. We currently own all of our branch offices and of the three former Earthstar Bank branches continuing as branches of Polonia Bank, we expect to own two and lease one.

Personnel

As of June 30, 2011, we had 58 full-time employees and 8 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Polonia Bank has two wholly-owned subsidiaries, Polonia Bank Mutual Holding Company (“PBMHC”), a Delaware corporation, and Community Abstract Agency LLC, a Pennsylvania limited liability company. PBMHC was formed in 1997 to hold certain assets and conduct certain investment activities of Polonia Bank. Community Abstract Agency LLC was formed in 1999 to provide title insurance services. Polonia Bank maintains a 49% ownership interest in Realty Capital Management, LLC, an entity formed to manage and dispose of real estate acquired through foreclosure. It is expected that this subsidiary will soon be inactive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended and the unaudited consolidated interim financial statements as of June 30, 2011 and 2010 and for the six months periods then ended, that appear at the end of this prospectus.

Overview

FDIC-Assisted Acquisition. On December 10, 2010, Polonia Bank acquired certain assets and assumed certain liabilities of Earthstar Bank from the FDIC, as receiver of Earthstar Bank. Earthstar Bank operated four community banking branches within Chester and Philadelphia counties, Pennsylvania. Polonia Bank’s bid to purchase Earthstar Bank included the purchase of certain Earthstar assets at a discount of $7.0 million in exchange for assuming certain Earthstar Bank deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid Polonia Bank $30.5 million ($30.8 million less a settlement of approximately $324,000), resulting in a pre-tax gain of $4.6 million. No cash or other consideration was paid by Polonia Bank. Polonia Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse Polonia Bank for 80 percent of net losses on covered assets during the term of the agreements.

Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses on covered assets. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on nonresidential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. The loss sharing agreements includes clawback provisions should losses not meet the specified thresholds and other conditions not be met. As a result of the loss sharing agreements with the FDIC, Polonia Bank recorded an indemnification asset, net of estimated clawback provisions, of $5.4 million at the time of acquisition. For additional information regarding the FDIC indemnification asset See Note 1 “Summary of Significant Accounting Policies – FDIC Indemnification Asset” in the consolidated financial statements included in this prospectus.

At June 30, 2011, covered loans were comprised of $17.2 million of one- to four-family mortgage loans, $11.8 million of multi-family and commercial real estate loans and $1.1 million of commercial loans.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and FHLB borrowings. Other significant sources of pre-tax income are service charges on deposit accounts and other loan fees (including loan brokerage fees and late charges). In addition, we recognize income or losses from the sale of investments in years that we have such sales.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, marketing expenses and various other miscellaneous expenses.

Salaries and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance and other employee benefits.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.

Marketing expenses include expenses for advertisements, promotions, third-party marketing services and premium items.

FDIC and regulatory assessments are a specified percentage of assessable deposits, depending on the risk characteristics of the institution. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the FDIC increased its assessment rates for 2009 and charged a special assessment to increase the balance of the insurance fund. Our special assessment amounted to $103,000. We also are assessed by our banking regulators.

Other expenses include expenses for supplies, telephone and postage, data processing, contributions and donations, director and committee fees, insurance and surety bond premiums and other fees and expenses.

Our Business Strategy

Our mission is to operate and grow a profitable, independent community-oriented financial institution serving primarily retail customers and small businesses in our market areas. The following are key elements of our business strategy:

•

Continuing our community-oriented focus. As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. Our ability to succeed in our communities is enhanced by the stability of our senior management. We intend to continue to leverage these strengths in our markets for the purpose of originating new deposits and loans, particularly through our branch offices, while continuing to focus on profitability.

•

Implementing a controlled growth strategy to prudently increase profitability and enhance stockholder value. Our primary lending activity is the origination of one- to four-family mortgage loans secured by homes in our local market area. We intend to pursue a controlled growth strategy for the foreseeable future until the local economy materially improves. As a result, we anticipate moderate growth in our one- to four-family residential mortgage loan portfolio and in our investment securities portfolio. Accordingly, we expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans that were acquired in the Earthstar Bank acquisition. We believe our existing infrastructure and our recent branch acquisition, along with the capital we expect to raise in this offering, will enable us to originate new loans, subject to the foregoing strategy, both to replace existing loans as they are repaid and to prudently grow our loan portfolio.

•

Improve our funding mix by attracting lower cost core deposits. Core deposits (demand, money market and savings accounts) comprised 45.3% of our total deposits at June 30, 2011. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit.

•

Use conservative underwriting practices to maintain asset quality. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards that we believe are conservative. While the delinquencies in our loan portfolio have increased during the recent economic recession, non-performing, non-covered loans were 0.78% of our non-covered loan portfolio at June 30, 2011. Although we intend to continue our efforts to originate commercial real estate and business loans after the offering, we intend to continue our philosophy of managing loan exposures through our conservative approach to lending.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses, deferred income taxes and other-than-temporary impairment of securities.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover probable incurred credit losses in the loan portfolio at the statement of financial condition date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a quarterly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see note 6 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed by United States Generally Accepted Accounting Principles (U.S. GAAP). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Other-Than-Temporary Impairment of Securities. U.S. GAAP requires companies to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other than temporary. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value and whether or not we intend to sell the security or whether it is more likely than not that we would be required to sell the security before its anticipated recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of our capital adequacy, interest rate risk position, and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations, and management’s intent and ability requires considerable judgment. A decline in value that is considered to be other than temporary is recorded as a loss within noninterest income.

Fair value of assets acquired and liabilities assumed pursuant to business combination transactions. Assets acquired and liabilities assumed in business combinations are recorded at estimated fair value on their purchase date. Purchased loans acquired in a business combination, including covered loans, are recorded at estimated fair value with no carryover of the related allowance for loan and lease losses. In determining the estimated fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods, and net present value of cash flows expected to be received.

The estimated fair value of the FDIC indemnification asset is based on the net present value of expected future cash proceeds. See note 1 “Summary of Significant Accounting Policies—FDIC Indemnification Asset” in the consolidated financial statements included in this prospectus for more details. The discount rates used are derived from current market rates and reflect the level of inherent risk in the assets. The expected cash flows are determined based on contractual terms, expected performance, default timing assumptions, property appraisals and other factors.

The fair values of investment securities acquired in business combinations are generally based on quoted market prices, broker quotes, comprehensive interest rate tables or pricing matrices or a combination thereof.

The fair value of assumed liabilities in business combinations on their date of purchase is generally the amount payable by us necessary to completely satisfy the assumed obligation.

Financial Condition

Total assets at June 30, 2011 were $279.5 million, a decrease of $19.3 million, or 6.5%, from total assets of $298.8 million at December 31, 2010. The decrease in assets resulted primarily from a $40.4 million decrease in cash and cash equivalents, partially offset by a $24.4 million increase in investment securities. The decrease in assets was part of a planned reduction to manage capital ratios. Total liabilities at June 30, 2011 were $251.9 million compared to $271.6 million at December 31, 2010, a decrease of $19.8 million, or 7.3%. The decrease in liabilities was primarily due to a $22.7 million decrease in deposits, partially offset by a $3.0 million increase in FHLB advances-long-term. Total stockholders’ equity increased to $27.7 million at June 30, 2011 from $27.3 million at December 31, 2010, an increase of $400,000, or 1.5%, primarily as a result of our operating profit.

Cash and cash equivalents decreased to $13.6 million from $54.0 million during the six months ended June 30, 2011, a decrease of $40.4 million, or 74.8%. The increased level of cash and cash equivalents was due to the receipt of $30.5 million from the FDIC as part of the Earthstar Bank acquisition. The decrease in cash and cash equivalents was attributable, in part, to the purchase of $36.5 million in investment securities held to maturity and the decrease of $22.7 million in deposits, partially offset by a $3.0 million increase in FHLB advances—long term.

Investment securities available for sale decreased to $18.5 million from $27.4 million during the six months ended June 30, 2011, a decrease of $8.9 million, or 32.5%. The decrease in investment securities available for sale was attributable to sales of securities of $6.0 million and payments received of $2.8 million.

Investment securities held to maturity increased to $59.4 million from $26.1 million during the six months ended June 30, 2011, an increase of $33.3 million, or 127.6%. The increase in investment securities held to maturity was attributable, in part, to the purchase of $36.5 million in mortgaged-backed securities, partially offset by $3.1 million in payments received.

Loans receivable, net, remained relatively unchanged at $167.9 million at June 30, 2011. The size of our one- to four-family mortgage loan portfolio increased during the six months ended June 30, 2011 due primarily to $9.0 million in loan originations during the six months, partially offset by $6.7 million in loan sales during this period.

Total deposits decreased to $217.0 million from $239.7 million during the six months ended June 30, 2011, a decrease of $22.7 million, or 9.5%. The decrease in deposits was attributable, in part, to the outflow of $11.0 million in time deposits, as rates offered on the maturity of time deposits were below rates offered in the marketplace as part of our asset reduction strategy, an $8.0 million decrease in money market accounts, and an $3.3 million decrease in noninterest bearing demand deposits.

We utilize borrowings from the FHLB of Pittsburgh to supplement our supply of funds for loans and investments. The $3.0 million increase in FHLB advances long-term was due to more attractive longer term funding opportunities available through advances. The proceeds of these borrowings were used to fund the outflow of higher interest earning certificates of deposit which matured during the period.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30, 2011		2010		2009		At December 31, 2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$120,798	71.19%	$119,085	69.40%	$131,571	86.84%	$144,508	87.68%	$120,774	87.42%	$100,152	88.84%
Multi-family and commercial real estate	9,770	5.76	10,272	5.99	10,214	6.74	12,020	7.29	9,803	7.09	5,212	4.62
Home equity loans	2,831	1.67	2,918	1.70	3,372	2.23	4,172	2.53	4,343	3.14	4,229	3.75
Home equity lines of credit	2,089	1.23	2,023	1.18	3,036	2.00	1,361	0.83	980	0.71	980	0.87

Total real estate loans:	135,488	79.85	134,298	78.27	148,193	97.81	162,061	98.33	135,900	98.36	110,573	98.08
Consumer:
Education	2,950	1.74	3,179	1.85	3,281	2.17	2,690	1.63	2,170	1.57	2,137	1.90
Other consumer	1,128	.66	1,300	0.76	33	0.02	60	0.04	90	0.07	28	0.02

Total consumer loans	4,078	2.40	4,479	2.61	3,314	2.19	2,750	1.67	2,260	1.64	2,165	1.92

Total loans excluding covered loans	139,566	82.25	138,777	80.88	151,507	100.00	164,811	100.00	138,160	100.00	112,738	100.00
Covered loans	30,112	17.75	32,808	19.12	—	—	—	—	—	—	—	—

Total loans	169,678	100.00%	171,585	100.00%	151,507	100.00%	164,811	100.00%	138,160	100.00%	112,738	100.00%

Net deferred loan fees	271		278		215		195		149		120
Allowance for loan losses on non-covered loans	878		834		1,115		857		731		695
Allowance for loan losses on covered loans	679		—		—		—		—		—

Loans, net	$167,850		$170,473		$150,177		$163,759		$137,280		$111,923

Loan Maturity

The following table sets forth certain information at June 30, 2011 and December 31, 2010 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

(In thousands)	One Year or Less	More than one year to five years	More than five years	Total
At June 30, 2011
One- to four-family residential real estate	$24	$2,222	$118,552	$120,798
Multi-family and commercial real estate	478	101	9,191	9,770
Home equity and lines of credit	1,310	452	3,158	4,920
Consumer	1,484	619	1,975	4,078
Covered loans	4,204	4,036	25,902	30,112

Total	$7,500	$7,430	$154,748	$169,678

At December 31, 2010 (1)
One- to four-family residential real estate	$38	$2,436	$116,611	$119,085
Multi-family and commercial real estate	194	963	9,115	10,272
Home equity and lines of credit	1,266	197	3,478	4,941
Consumer	1,217	953	2,309	4,479

Total	$2,715	$4,549	$131,513	$138,777

(1)	The data at December 31, 2010 does not include information regarding covered loans as that information was not available for that period.

The following table sets forth the dollar amount of all loans at June 30, 2011 and December 31, 2010 that are due after June 30, 2012 and December 31, 2011, respectively, and that have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed-rates	Floating or Adjustable Rates	Total
	(In thousands)
At June 30, 2011
One- to four-family residential real estate	$120,774	$—	$120,774
Multi-family and commercial real estate	9,292	—	9,292
Home equity and lines of credit	2,811	799	3,610
Consumer	2,594	—	2,594
Covered loans	17,565	8,343	25,908

Total	$153,036	$9,142	$162,178

At December 31, 2010 (1)
One- to four-family residential real estate	$119,047	$—	$119,047
Multi-family and commercial real estate	10,078	—	10,078
Home equity and lines of credit	1,651	2,024	3,675
Consumer	3,262	—	3,262

Total	$134,038	$2,024	$136,062

(1)	The data at December 31, 2010 does not include information regarding covered loans as that information was not available for that period.

Securities. The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At June 30		At December 31,
	2011		2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
Fannie Mae	$6,450	$6,859	$7,558	$7,999	$13,163	$13,719	$23,870	$24,628
Freddie Mac	271	292	1,062	1,116	2,763	2,906	6,835	7,000
Government National Mortgage Association	988	1,123	1,054	1,179	1,339	1,447	1,628	1,688
Collateralized mortgage obligations–government sponsored entities	4,622	4,627	6,237	6,245	86	87	98	94

Total mortgage-backed securities	12,331	12,901	15,911	16,539	17,351	18,159	32,431	33,410
Corporate securities	5,418	5,576	10,551	10,802	12,370	12,425	4,346	4,374

Total debt securities	17,749	18,477	26,462	27,341	29,721	30,584	36,777	37,784
Equity securities–financial services	18	46	19	9	19	18	19	5

Total	$17,767	$18,523	$26,481	$27,350	$29,740	$30,602	$36,796	$37,789

	At June 30		At December 31,
	2011		2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
Fannie Mae	$48,532	$49,100	$22,611	$22,563	$13,780	$13,641	$—	$—
Freddie Mac	10,868	11,013	3,516	3,512	—	—	—	—

Total mortgage-backed securities	$59,400	$60,113	$26,127	$26,075	$13,780	$13,641	$—	$—

At June 30, 2011 and December 31, 2010, we had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of our equity at those dates.

Federal law requires a member institution of the FHLB System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This stock is carried at cost and was $3.1 million at June 30, 2011. During December 2008, the FHLB of Pittsburgh announced that it does not intend to pay a dividend on its common stock for the foreseeable future. Additionally, the FHLB of Pittsburgh indicated it would not redeem any common stock associated with member advance repayments and that it may increase its individual member stock investment requirements. The FHLB of Pittsburgh is permitted to increase the amount of capital stock owned by a member company to 6.00% of a member’s advances, plus 1.50% of the unused borrowing capacity.

The following table sets forth the stated maturities and weighted average yields of securities at June 30, 2011. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Fannie Mae	$—	—%	$1,482	5.11%	$1,805	5.06%	$3,163	4.11%	$6,450	4.61%
Freddie Mac	—	—	—	—	271	4.97	—	—	271	4.97
Government National Mortgage Association	—	—	—	—	27	7.53	961	6.42	988	6.45
Collateralized mortgage obligations–government sponsored entities	—	—	506	2.10	343	1.31	3,773	2.71	4,622	2.54
Corporate securities	—	—	3,658	3.34	1,760	3.23	—	—	5,418	3.30
Equity securities–financial services	—	—	—	—	—	—	18	—	18	—

Total	$—	—%	$5,646	3.70%	$4,206	4.00%	$7,915	3.71%	$17,767	3.78%

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities held-to-maturity:
Fannie Mae	$—	—%	$—	—%	$13,289	3.31%	$35,243	3.29%	$48,532	3.30%
Freddie Mac	—	—%	—	—%	3,062	2.72%	7,806	3.54%	10,868	3.32%

Total	$—	—%	$—	—%	$16,351	3.20%	$43,049	3.33%	$59,400	3.30%

Deposits. Our primary source of funds is our deposit accounts, which are comprised of noninterest-bearing accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. These deposits are provided primarily by individuals who live or work within our market areas. We have not used brokered deposits as a source of funding. Deposits increased $75.5 million, or 46.0% for the year ended December 31, 2010 primarily as a result of our assumption of the deposits of Earthstar Bank.

The following table sets forth the balances of our deposit products at the dates indicated.

			At December 31,
	At June 30, 2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing accounts	$5,495	2.53%	$8,806	3.68%	$5,650	3.44%	$3,986	2.42%
Interest-bearing accounts	13,760	6.34	14,767	6.16	11,118	6.77	10,301	6.26
Money market	48,753	22.46	56,769	23.70	32,859	20.01	25,603	15.56
Savings accounts	30,232	13.93	29,523	12.32	29,088	17.71	34,346	20.87
Time deposits	118,795	54.74	129,840	54.14	85,492	52.07	90,350	54.89

Total	$217,035	100.00%	$239,706	100.00%	$164,207	100.00%	$164,586	100.00%

The following table indicates the amount of jumbo time deposits by time remaining until maturity as of June 30, 2011 and December 31, 2010. Jumbo time deposits require minimum deposits of $100,000.

Maturity Period	Time Deposits
(Dollars in thousands)
At June 30, 2011
3 Months or less	$7,328
Over 3 through 6 months	6,622
Over 6 through 12 months	14,347
Over 12 months	12,640

Total	$40,937

At December 31, 2010
3 Months or less	$12,358
Over 3 through 6 months	5,848
Over 6 through 12 months	12,055
Over 12 months	10,127

Total	$40,388

The following table sets forth our time deposits classified by rates at the dates indicated.

	At June 30, 2011	At December 31,
		2010	2009	2008
	(Dollars in thousands)
0.01 – 0.99%	$24,357	$15,471	$—	$—
1.00 – 1.99%	58,584	71,934	32,383	—
2.00 – 3.99%	21,287	21,859	26,129	56,181
4.00 – 5.99%	14,567	20,576	26,980	34,095
6.00 – 7.99%	—	—	—	74

Total	$118,795	$129,840	$85,492	$90,350

The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2011.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Time Deposits
	(Dollars in thousands)
0.01 – 0.99%	$24,271	$79	$7	$—	$—	$24,357	20.50%
1.00 – 1.99%	33,709	8,094	3,696	217	12,868	58,584	49.32
2.00 – 3.99%	9,745	3,248	1,866	1,986	4,442	21,287	17.92
4.00 – 5.99%	9,626	3,948	993	—	—	14,567	12.26

Total	$77,351	$15,369	$6,562	$2,203	$17,310	$118,795	100.00%

The following table sets forth deposit activity for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31
	2011	2010	2010	2009	2008
	(In thousands)
Beginning balance	$239,706	$164,207	$164,207	$164,586	$163,217
Increase (decrease) before interest credited	(24,010)	(6,771)	(17,911)	(5,379)	(3,943)
Deposits acquired	—	—	90,577	—	—

Interest credited	1,339	1,455	2,833	5,000	5,312
Net increase (decrease) in deposits	(22,671)	(5,316)	75,499	(379)	1,369

Ending balance	$217,035	$158,891	$239,706	$164,207	$164,586

Borrowings. We utilize borrowings from the FHLB of Pittsburgh to supplement our supply of funds for loans and investments. All borrowings from the FHLB are secured by a blanket security agreement on qualifying residential mortgage loans, certain pledged investment securities and our investment in FHLB stock.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB advances	$36,473	$30,429	$30,429	$26,474	$28,553
Average advances outstanding during the period:
FHLB advances	$31,013	$28,935	$28,757	$24,040	$20,084
Weighted average interest rate during the period:
FHLB advances	2.35%	2.83%	2.85%	3.17%	3.02%
Balance outstanding at end of period:
FHLB advances	$31,378	$28,703	$28,426	$26,474	$28,553
Weighted average interest rate at end of period:
FHLB advances	2.63%	2.81%	2.80%	2.97%	2.81%

Comparison of Results of Operations for the Six Months Ended June 30, 2011 and June 30, 2010

Overview. We recorded net income of $355,000 during the six months ended June 30, 2011, compared to net income of $315,000 during the six months ended June 30, 2010. The higher net income for the six month period ended June 30, 2011 was primarily related to higher net interest income, partially offset by a higher loan loss provision, higher noninterest expense and lower noninterest income.

	Six Months Ended June 30,
	2011	2010	% Change 2011/2010
	(Dollars in thousands)
Net income	$355	$315	12.70%
Return on average assets (1)	0.13%	0.15%	(13.33)
Return on average equity (2)	1.42	1.31	8.40
Average equity-to-assets ratio (3)	8.90	11.22	(20.68)

(1)	Net income divided by average assets.
(2)	Net income divided by average equity.
(3)	Average equity divided by average total assets.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, nonaccrual loans are included in the average balances only. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	At June 30, 2011 Yield/Cost	Six Months Ended June 30,
		2011			2010
		Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
		(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	6.32%	$173,035	$5,352	6.15%	$149,590	$4,190	5.57%
Investment securities	3.16	72,981	1,232	3.36	43,207	867	3.99
Other interest-earning assets	0.05	16,165	5	0.06	8,831	2	0.05

Total interest-earning assets	5.08%	262,181	6,589	5.07%	201,628	5,059	5.06%

Non-interest-earning assets		20,339			14,583
Allowance for Loan Losses		(1,033)			(1,022)

Total assets		$281,487			$215,189

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	0.57%	12,942	39	0.62%	11,243	38	0.68%
Money market deposits	0.72	51,563	175	0.68	33,165	193	1.18
Savings accounts	0.44	29,975	66	0.44	29,707	82	0.56
Time deposits	1.78	118,807	1,059	1.80	80,324	1,142	2.86

Total interest-bearing deposits	1.23%	213,287	1,339	1.27%	154,439	1,455	1.90%
FHLB advances—short-term	—	3,282	11	0.68	—	—	—
FHLB advances—long-term	2.45	27,731	384	2.79	28,935	410	2.86
Advances by borrowers for taxes and insurance	2.05	972	11	2.28	1,134	12	2.31

Total interest-bearing liabilities	1.40%	245,272	1,745	1.43%	184,508	1,878	2.05%

Non-interest-bearing liabilities:		11,169			6,546

Total liabilities		256,441			191,054
Stockholders’ equity		25,046			24,135

Total liabilities and stockholders’ equity		$281,487			$215,189

Net interest income			$4,844			$3,181

Interest rate spread	3.68%			3.63%			3.01%

Net yield on interest-bearing assets	3.73%			3.73%			3.18%

Ratio of average interest-earning assets to average interest-bearing liabilities	103.96%			106.89%			109.28%

Our net interest rate spread increased to 3.63% for the six months ended June 30, 2011 from 3.01% for the same period in 2010. Net interest income for the six months ended June 30, 2011 increased $1.7 million, or 52.3% to $4.8 million from $3.2 million during the same period last year. The primary reasons for the increase in net interest income for the six month period reflects a higher average balance of loans and investment securities primarily related to the acquisition of assets from the former Earthstar Bank, a higher yield on loans, a lower average interest rate paid on money market accounts, savings accounts, time deposits and FHLB advances. The higher yield on loans was the result of the accretion of the discount on the acquired Earthstar loans. The average balance of loans increased during the six months ended June 30, 2011 due to the increased balance of loans acquired from the former Earthstar Bank, increased loan originations from the same period last year as well as reduced loan sales during the current period as compared to last year. Lower interest expense on deposits for the six months ended June 30, 2011 was due to a continuing decline in market interest rates. The increase in the average balance of investment securities during the six month period ended June 30, 2011 was due to the purchase of investment securities held to maturity as well as the securities acquired from the former Earthstar Bank.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Six Months Ended June 30, 2011 Compared to the Six Months Ended June 30, 2010
	Increase (Decrease) Due to
	Volume	Rate	Net
	(Dollars in Thousands)
Interest and dividend income:
Loans receivable	$698	$464	$1,162
Investment securities	742	(377)	365
Other	2	1	3

Total interest-earning assets	$1,442	$88	$1,530

Interest expense:
Interest-bearing demand deposits	$10	$(8)	$2
Money market accounts	176	(195)	(19)
Savings accounts	1	(17)	(16)
Certificates of deposit	918	(1,001)	(83)

Total deposits	1,105	(1,098)	(116)
FHLB Advances—short-term	11	—	11
FHLB Advances—long-term	(17)	(9)	(26)
Advances by borrowers for taxes and insurance	(2)	—	(2)

Total interest-bearing liabilities	$1,097	$(1,107)	$(133)

Change in net interest income	$345	$1,195	$1,663

Provision for Loan Losses. For the six months ended June 30, 2011 we recorded a provision for loan losses of $719,000 as compared to a credit provision for loan losses of $212,000 for the six months ended June 30, 2010. The increase in the provision is directly related to the increased balance in loans during the six months ended June 30, 2011 primarily as a result of the purchased loans through the FDIC-assisted transaction. The provisions reflect management’s assessment of lending activities, increased non-performing loans, levels of current delinquencies and current economic conditions. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level believed by management sufficient to cover all known and inherent losses in the loan portfolio which are both probable and reasonably estimable. Management’s analysis includes consideration of the our historical experience, the volume and type of lending conducted by us, the amount of our classified and criticized assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to our market area, and other factors related to the collectability of our loan portfolio.

An analysis of the changes in the allowance for loan losses is presented under “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-Interest Income. The following table shows the components of non-interest income for the six months ended June 30, 2011 and June 30, 2010.

	Six Months Ended June 30,
	2011	2010
	(Dollars in thousands)
Service fees on deposit accounts	$83	$41
Earnings on Bank-owned life insurance	35	48
Investment securities gains, net	218	294
Gain on sale of loans, net	104	137
Rental income	150	143
Other	173	284

Total	$763	$947

The $184,000 decrease in noninterest income during the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 was primarily due to a $111,000 decrease in other noninterest income, a $76,000 decrease in gains in the sale of investments, and a $33,000 decrease in the gain on sale of loans, partially offset by a $42,000 increase in service fees on deposit accounts. The decrease in other non-interest income was partially due to a one-time fee resulting from the Company serving as a potential funding facility for certain loans originated by another entity. This arrangement expired without any loans being funded. The decrease was partially offset by an increase of $55,000 in the FDIC indemnification asset receivable due to a decrease in projected cash flows on certain credit impaired loans acquired from the failed Earthstar Bank.

Non-Interest Expense. The following table shows the components of non-interest expense.

	Six Months Ended June 30,
	2011	2010
	(Dollars in thousands)
Compensation and employee benefits	$2,318	$1,793
Occupancy and equipment	694	508
Federal deposit insurance premiums	207	230
Data processing expense	313	139
Professional fees	190	188
Other	727	1,163

Total non-interest expense	$4,449	$4,021

Efficiency ratio	79.34%	97.40%

Total noninterest expense increased $428,000, or 10.6%, to $4.4 million for the six months ended June 30, 2011 from the prior year period. The increase in noninterest expense for the six months ended June 30, 2011 as compared to the prior year period was primarily the result of a $525,000 increase in compensation and employee benefits related to the acquisition of Earthstar Bank, a $186,000 increase in occupancy and equipment expense due to the operation of additional branches acquired in the Earthstar transaction, a $174,000 increase in data processing expense and conversion of the computer systems related to the Earthstar transaction, partially offset by a decrease of $436,000 in other expense. The decrease in other expense of $436,000 is comprised of a decrease of $675,000 in expenses related to our investment in a subsidiary set up to manage and dispose of foreclosed property, which completed the disposition of the properties held by this subsidiary. This decrease was partially offset by an increase of $239,000 in other expense related to the Earthstar acquisition.

Income Taxes. We recorded tax expense of $84,000 for the six months ended June 30, 2011 compared to tax expense of $4,000 during the six months ended June 30, 2010. The increase of tax expenses resulted from the increase in our taxable operating profits.

Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

Overview. Net income of $3.2 million was reported for 2010 compared to net income of $331,000 in 2009 primarily due to the net gain realized in the assumption of certain deposits and the acquisition of certain assets of the former Earthstar Bank from the FDIC.

	Year Ended December 31,
	2010	2009	% Change 2010/2009
	(Dollars in thousands)
Net income	$3,164	$331	855.9%
Return on average assets (1)	1.44%	0.15%	860.0
Return on average equity (2)	13.00	1.60	712.5
Average equity-to-assets ratio (3)	11.07	9.36	18.3
(1) Net income divided by average assets.
(2) Net income divided by average equity.
(3) Average equity divided by average total assets.

Net Interest Income. Net interest income for the year ended December 31, 2010 increased $462,000 to $6.2 million, or 8.1%, from $5.7 million last year, primarily reflecting a lower average rate paid on time deposits and money market accounts offset somewhat by a lower average rate earned on loans and investment securities, as well as a decline in the average balance of loans.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, nonaccrual loans are included in the average balances only. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Year Ended December 31,
	2010			2009			2008
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$146,779	$8,251	5.62%	$154,555	$8,772	5.68%	$153,077	$8,908	5.82%
Investment securities	43,357	1,584	3.65	40,535	1,926	4.75	39,310	2,014	5.12
Other interest-earning assets	14,746	9	0.06	13,482	9	0.07	6,624	147	2.22

Total interest-earning assets	204,882	9,844	4.80%	208,572	10,707	5.13%	199,011	11,069	5.56%

Non-interest-earning assets	15,950			14,002			13,122
Allowance for Loan Losses	(936)			(1,035)			(787)

Total assets	$219,896			$221,539			$211,346

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	11,189	74	0.67%	10,776	77	0.71%	11,667	96	0.82%
Money market deposits	34,233	353	1.03	34,173	582	1.70	26,949	818	3.04
Savings accounts	29,497	149	0.51	31,809	237	0.75	35,647	310	0.87
Time deposits	82,549	2,257	2.73	91,166	3,313	3.63	85,740	3,456	4.03

Total interest-bearing deposits	157,468	2,833	1.80%	167,924	4,209	2.51%	160,003	4,680	2.93%
FHLB advances—short-term	—	—	—	77	1	1.30	2,074	51	2.46
FHLB advances—long-term	28,757	819	2.85	23,963	763	3.18	18,010	556	3.09
Advances by borrowers for taxes and insurance	1,022	23	2.25	1,254	27	2.15	1,230	25	2.03

Total interest-bearing liabilities	187,247	3,675	1.96%	193,218	5,000	2.59%	181,317	5,312	2.93%

Non-interest-bearing liabilities:	8,308			7,583			6,457

Total liabilities	195,555			200,801			187,774
Stockholders’ equity	24,341			20,738			23,572

Total liabilities and stockholders’ equity	$219,896			$221,539			$211,346

Net interest income		$6,169			$5,707			$5,757

Interest rate spread			2.84%			2.55%			2.63%

Net yield on interest-bearing assets			3.01%			2.74%			2.89%

Ratio of average interest-earning assets to average interest-bearing liabilities			109.42%			107.95%			109.76%

Our interest rate spread increased to 2.84% for the year ended December 31, 2010 from 2.55% for the year ended December 31, 2009. Net interest income for the year ended December 31, 2010 increased $462,000, or 8.10%, to $6.2 million from $5.7 million for the year ended December 31, 2009. The primary reasons for the increase in net interest income for the year ended 2010 were a lower average rate paid on deposits and borrowings and a lower average balance of deposits, partially offset by a lower average balance of loans and a lower average interest rate earned on loans and investments. The decrease in the average balance of loans during the year ended December 31, 2010 was primarily due to decreased loan originations as a result of the distressed economic conditions and sales of loans from the same period last year. Lower interest expense on deposits for the year ended December 31, 2010 was due to a continuing decline in market interest rates.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Year Ended December 31, 2010 Compared to Year Ended December 31, 2009			For the Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest and dividend income:
Loans receivable	$(438)	$(83)	$(521)	$87	$(223)	$(136)
Investment securities	147	(489)	(342)	66	(154)	(88)
Other	—	—	—	(2,183)	2,045	(138)

Total interest-earning assets	$(290)	$(573)	$(863)	$(2,031)	$1,669	$(362)

Interest expense:
Interest-bearing demand deposits	$3	$(5)	$(3)	$(7)	$(12)	$(19)
Money market accounts	1	(230)	(229)	370	(606)	(236)
Savings accounts	(16)	(72)	(88)	(31)	(42)	(73)
Certificates of deposit	(292)	(764)	(1,056)	258	(401)	(143)

Total deposits	(304)	(1,072)	(1,376)	590	(1,061)	(471)
FHLB Advances—short-term	(1)	(1)	(1)	(34)	(16)	(50)
FHLB Advances—long-term	119	(63)	56	189	18	207
Advances by borrowers for taxes and insurance	(5)	1	(4)	—	2	2

Total interest-bearing liabilities	$(191)	$(1,134)	$(1,325)	$745	$(1,057)	$(312)

Change in net interest income	$(99)	$561	$462	$(2,776)	$2,726	$(50)

Provision for Loan Losses. We recorded a credit provision for loan losses for the year ended December 31, 2010 of $115,000 as compared to a $252,000 provision for the year ended December 31, 2009. The decreased loan loss provision reflects management’s estimate of the losses inherent in our total loan portfolio, the decrease in the balance of our loan portfolio and the decrease in non-accrual loans during the year. The provision during these periods reflects management’s assessment of charge-off activity, decreased non-performing loans and increased loan delinquencies. We used the same methodology and generally similar assumptions in assessing the allowance for both periods.

An analysis of the changes in the allowance for loan losses is presented under “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-Interest Income. The following table shows the components of non-interest income for the year ended December 31, 2010 and 2009.

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Service fees on deposit accounts	$86	$92
Earnings on Bank-owned life insurance	87	117
Investment securities gains, net	294	486
Gain on sale of loans	366	288
Rental income	288	290
Acquisition related gains	4,600	—
Other	389	171

Total	$6,110	$1,444

The $4.6 million increase in non-interest income for the year ended December 31, 2010 as compared to the prior year was primarily due to a gain on the assumption of certain deposits and acquisition of certain assets of the former Earthstar Bank from the FDIC, an increase in the gain on sale of loans of $78,000 to $366,000 from $288,000 and an increase in other income of $218,000 to $389,000 from $171,000 due to a one-time fee of $200,000, as a result of serving as a potential funding facility for certain loans originated by another entity. This increase was partially offset by a decrease in gains on the sale of investment securities of $192,000 from $486,000 to $294,000 and a decrease in earnings on BOLI of $30,000 from $117,000 to $87,000.

Non-Interest Expense. The following table shows the components of non-interest expense.

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Compensation and employee benefits	$3,656	$3,503
Occupancy and equipment	1,030	1,013
Federal deposit insurance premiums	376	409
Data processing expense	287	269
Professional fees	354	331
Other	1,942	1,034

Total non-interest expense	$7,645	$6,559

Efficiency ratio	62.26%	91.72%

Total non-interest expense increased $1.1 million, or 16.6%, to $7.6 million for the year ended December 31, 2010 from the prior year period. The increases in non-interest expenses for the year ended December 31, 2010 as compared to the prior year period were primarily the result a $908,000 increase in other non-interest expense, related primarily to a $847,000 expense on our investment in a subsidiary established to manage and dispose of foreclosed property, a $153,000 increase in compensation and employee benefits expense including the costs related to the hiring of more experienced branch management staff and costs associated with annual merit increases, higher professional fees, higher data processing expense and higher occupancy and equipment expense, partially offset by lower federal deposit insurance premiums expense.

Income Taxes. Income tax expense of $1.6 million was recorded for the year ended December 31, 2010 compared to $8,000 in 2009 reflecting the reporting of a $4.7 million pre-tax profit. Our effective tax rates for 2010 and 2009 were 33.4% and 2.5%, respectively.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we encounter are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a past due notice is generated and sent to the borrower and phone calls are made. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower. If payment is not received by the 60th day of delinquency, a further notification is sent to the borrowers giving notice of possible foreclosure actions. If no successful workout can be achieved by the 90th day of delinquency, we will commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 90 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the board of directors monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Non-Performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented.

	At June 30, 2011	At December 31,
		2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accrual non-covered loans:
Real estate loans:
One- to four-family	$1,036	$749	$1,169	$705	$179	$181
Multi-family and commercial real estate	—	—	—	—	—	—
Home equity loans and lines of credit	—	47	1,532	—	—	—
Consumer	49	226	41	24	37	93

Total non-accrual non-covered loans	1,085	1,022	2,742	729	216	274
Restructured loans	—	—	—	—	—	—

Total non-performing non-covered loans	1,085	1,022	2,742	729	216	274
Real estate owned	—	314	—	—	—	—

Total non-performing non-covered assets	1,085	1,336	2,742	729	216	274

Non-accrual covered loans:
Real estate loans:
One- to four-family	621	305	—	—	—	—
Multi-family and commercial real estate	177	179	—	—	—	—
Commercial	95	596	—	—	—	—

Total non-performing covered loans	893	1,080	—	—	—	—

Total non-performing assets (including covered loans)	$1,978	$2,416	$2,742	$729	$216	$274

Total non-performing non-covered loans to total non-covered loans	0.78%	0.74%	1.81%	0.44%	0.16%	0.24%
Total non-performing non-covered assets to total non-covered assets	0.44%	0.50%	1.26%	0.33%	0.11%	0.13%
Total non-performing loans to total loans	1.17%	1.23%	1.81%	0.44%	0.16%	0.24%
Total non-performing assets to total assets	0.71%	0.81%	1.26%	0.33%	0.11%	0.13%

For a discussion of the specific allowance related to these assets, see “Analysis and Determination of the Allowance for Loan Losses—Allowance on Impaired Loans.”

Interest income that would have been recorded for the six months ended June 30, 2011 and the year ended December 31, 2010 had nonaccruing loans been current according to their original terms was $255,000 and $48,000, respectively.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our non-covered classified assets at the dates indicated.

	At June 30, 2011	At December 31,
		2010	2009	2008
	(Dollars in thousands)
Special mention assets	$2,746	$2,775	$2,933	$—
Substandard assets	1,651	1,623	2,742	729
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$4,397	$4,398	$5,675	$729

Other than as disclosed in the above tables, there are no other loans at June 30, 2011 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated. Loans past due 90 days or more are placed on non-accrual status.

	At June 30, 2011				At December 31, 2009
			2010				2008
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(Dollars in thousands)
One- to four-family real estate	$431	$384	$390	$742	$348	$31	$164	$—
Multi-family and commercial real estate	1,375	—	21	—	—	—	—	—
Home equity loans and lines of credit	27	44	—	—	—	—	—	—
Consumer	41	113	70	26	75	7	59	4
Covered loans	110	342	—	—	—	—	—	—

Total	$1,984	$883	$481	$768	$423	$38	$223	$4

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans where the loan balance exceeds the fair market value, when collection of the full amount outstanding becomes improbable and when an accurate estimate of the loss can be documented.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not delinquent to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.

The Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of the Comptroller of the Currency may require us to make additional provisions for loan losses based on judgments different from ours.

Our historical loss experience and qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and economy. In 2009, the loss factors were adjusted for each group of loans due to changes in the nature and volume of the loan portfolio, changes in the value of underlying collateral for collateral dependent loans to reflect current market conditions and our dependence on underlying collateral within the entire loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses on non-covered loans by loan category at the dates indicated.

	At June 30, 2011			At December 31,
				2010			2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Non-Covered Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Non-Covered Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$524	60%	87%	$520	62%	87%	$516	46%	87%	$501	58%	88%
Multi-family and commercial real estate	307	35	7	274	33	7	283	25	7	316	37	7
Home equity loans and lines of credit	25	3	4	24	3	4	299	27	4	28	3	3
Consumer	22	2	2	16	2	2	17	2	2	13	2	2

Total allowance for loan losses	$878	100%	100%	$834	100%	100%	$1,115	100%	100%	$858	100%	100%

	At December 31,
	2007			2006
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$443	60%	87%	$314	45%	89%
Multi-family and commercial real estate	250	34	7	344	50	5
Home equity loans and lines of credit	27	4	4	26	4	5
Consumer	11	2	2	11	1	1

Total allowance for loan losses	$731	100%	100%	$695	100%	100%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	June 30, 2011
	Non-Covered Loans	Covered Loans	Total
	(Dollars in thousands)
Allowance for losses at beginning of period	$834	$—	$834
Provision for loan losses	40	679	719
Charge-offs:	—	—	—
One- to four-family	—	—	—
Multi-family and commercial real estate	—	—	—
Home equity loans and lines of credit	—	—	—
Consumer	—	—	—

Total charge-offs	$—	$—	$—
Recoveries:
One- to four-family	4	—	4
Multi-family and commercial real estate	—	—	—
Home equity loans and lines of credit	—	—	—
Consumer	—	—	—
Total recoveries	4	—	4

Net recoveries (charge-offs)	4	—	4
Allowance at end of period	$878	$679	$1,557

Allowance for loan losses to non-performing loans	80.91%	76.04%	78.71%
Allowance for loan losses to total loans outstanding at the end of the period	0.63%	2.25%	0.92%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	0.00%

	December 31,
	2010	2009	2008	2007	2009
	(Dollars in thousands)
Allowance for losses on non-covered loans at beginning of period	$1,115	$858	$731	$695	$651

Provision (credit) for loan losses on non-covered loans	(115)	252	85	31	58

Charge-offs:
One- to four-family	(170)	—	—	—	(19)
Multi-family and commercial real estate	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Consumer	—	—	—	—	—

Total	(170)	—	—	—	(19)

Recoveries:
One- to four-family	4	5	42	5	5
Multi-family and commercial real estate	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Consumer	—	—	—	—	—

Total	4	5	42	5	5

Net recoveries (charge-offs)	(166)	5	42	5	(14)

Allowance at end of period	$834	$1,115	$858	$731	$695

Allowance to non-performing non-covered loans	82%	41%	118%	338%	254%
Allowance to total non-covered loans outstanding at the end of the period	0.60%	0.74%	0.52%	0.53%	0.62%
Net (charge-offs) recoveries to average loans outstanding during the period	(0.11)%	0.01%	0.01%	0.01%	(0.01)%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, increases in interest rates will adversely affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and periodically selling fixed-rate mortgage loans and available-for-sale securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of management and the board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use an interest rate sensitivity analysis prepared by the Office of the Comptroller of the Currency to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 200 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table, which is based on information that we provide to the Office of the Comptroller of the Currency, presents the change in our net portfolio value at June 30, 2011, that would occur in the event of an immediate change in interest rates based on assumptions, with no effect given to any steps that we might take to counteract that change.

	Estimated Net Portfolio Value			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change (bp)
	(Dollars in thousands)
300	$28,405	$(19,571)	(41.00)%	10.24%	(567)
200	35,590	(12,385)	(26.00)	12.44	(347)
100	42,476	(5,500)	(11.00)	14.42	(149)
50	45,713	(2,262)	(5.00)	15.32	(58)
0	47,976	—	—	15.91	—
(50)	49,503	1,527	3.00	16.28	37
(100)	51,304	3,328	7.00	16.75	84

The decrease in our net portfolio value shown in the preceding table that would occur reflects: (1) that a substantial portion of our interest-earning assets are fixed-rate residential loans and fixed-rate investment securities; and (2) the shorter duration of deposits, which reprice more frequently in response to changes in market interest rates.

The Office of the Comptroller of the Currency uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management and Capital Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2011, cash and cash equivalents totaled $13.6 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $18.5 million at June 30, 2011. In addition, at June 30, 2011, we had the ability to borrow a total of approximately $89.2 million from the FHLB of Pittsburgh. On June 30, 2011, we had $31.4 million of borrowings outstanding. Any growth of our loan portfolio may require us to borrow additional funds.

At June 30, 2011, we had $896,000 in mortgage loan commitments outstanding, $5.9 million in unused lines of credit and $36,000 in a standby letter of credit. Time deposits due within one year of June 30, 2011 totaled $77.3 million, or 65.1% of time deposits. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other time deposits and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the time deposits due on or before June 30, 2012. We believe, however, based on past experience that a significant portion of our time deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and FHLB advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The Company is a separate entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, Company may utilize its cash position for the payment of dividends or to repurchase common stock, subject to applicable restrictions. The Company’s primary source of funds is dividends from the Bank. Payment of such dividends to the Company by the Bank is limited under federal law. The amount that can be paid in any calendar year, without prior regulatory approval, cannot exceed the retained net earnings (as defined) for the year plus the preceding two calendar years. The Company believes that such restriction will not have an impact on the Company’s ability to meet its ongoing cash obligations.

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2011, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments.

For the six months ended June 30, 2011 and the year ended December 31, 2010 we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial condition and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

OUR MANAGEMENT

Board of Directors

The board of directors of new Polonia Bancorp is comprised of six persons who are elected for terms of three years, one-third of whom will be elected annually. The directors of new Polonia Bancorp are the same individuals that comprise the boards of directors of old Polonia Bancorp and Polonia Bank. Although we expect that the common stock of new Polonia Bancorp will be quoted on the Over-the-Counter Bulletin Board and not listed on a national securities exchange upon conclusion of the offering, we firmly believe that sound management and oversight is in the best interests of new Polonia Bancorp and its shareholders. Accordingly, all of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Szuszczewicz who is the Chairman of the Board, President and Chief Executive Officer of new Polonia Bancorp, old Polonia Bancorp and Polonia Bank. Unless otherwise stated, each person has held his current occupation for the last five years. Ages presented are as of June 30, 2011.

The following directors have terms ending in 2012:

Anthony J. Szuszczewicz has been the Chairman of the Board, President and Chief Executive Officer of Polonia Bank, old Polonia Bancorp, Polonia MHC and new Polonia Bancorp since 1995, 2007, 2007 and 2011, respectively. Age 70. Director of Polonia Bank since 1984 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. Szuszczewicz’ extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Polonia Bank conducts business affords the Board valuable insight regarding the business and operation of Polonia Bank. Mr. Szuszczewicz’ knowledge of old Polonia Bancorp’s and Polonia Bank’s business and history position him well to continue to serve as new Polonia Bancorp’s Chairman and Chief Executive Officer.

Robert J. Woltjen is the President and General Manager of Fairmount Pharmacy, Inc. Age 45. Director of Polonia Bank since 2006 and director of old Polonia Bancorp and Polonia MHC since their formation.

As a successful business executive, Mr. Woltjen has a knowledgeable skill set that positions him well to continue to serve as a director of new Polonia Bancorp.

The following directors have terms ending in 2013:

Dr. Eugene Andruczyk is the President of Clinical Research of Philadelphia, a medical research firm. Prior to January 2011, Dr. Andruczyk was a self-employed physician. Age 62. Director of Polonia Bank since 1995 and director of old Polonia Bancorp and Polonia MHC since their formation.

Dr. Andruczyk’s career in the medical research field and as a self-employed physician provides new Polonia Bancorp with organizational understanding and expertise. In addition, as an active member of the community, Dr. Andruczyk maintains contact with and is in touch with the local consumer environment.

Frank J. Byrne is the owner of a restaurant, Byrnes Tavern and Crabs, located in Philadelphia. Age 64. Director of Polonia Bank since 1995 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. Byrne brings significant business and management level experience from a setting outside of the financial services industry. In addition, through his business experience, Mr. Byrne has gained significant marketing knowledge, adding additional value to the Board.

The following directors have terms ending in 2014:

Timothy G. O’Shaughnessy is the Chief Financial Officer for St. Joseph’s Preparatory High School in Philadelphia, Pennsylvania. Prior to his tenure at St. Joseph’s, Mr. O’Shaughnessy was a group chief financial officer for Aramark Corporation. Age 48. Director of Polonia Bank since 2008 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. O’Shaughnessy provides expertise with regard to tax, financial and accounting matters. He has the background to qualify as the audit committee’s financial expert.

Edward W. Lukiewski served as President of Polonia Bank from 1988 until 1995 and is currently retired. Age 86. Director of Polonia Bank since 1948 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. Lukiewski is valued by the Board for his executive management experience and knowledge of Polonia Bank’s business and history as well as financial industry issues.

Executive Officers

Our executive officers are elected annually by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers and will serve in the same positions following the conversion and the offering.

Name	Position
Anthony J. Szuszczewicz	Chairman, President and Chief Executive Officer of new Polonia Bancorp, old Polonia Bancorp, Polonia MHC and Polonia Bank
Paul D. Rutkowski	Chief Financial Officer and Corporate Secretary of new Polonia Bancorp, old Polonia Bancorp, Polonia MHC and Polonia Bank
Kenneth J. Maliszewski	Senior Vice President of new Polonia Bancorp, old Polonia Bancorp, Polonia MHC and Polonia Bank

Below is information regarding our executive officers who are not also directors. Ages are presented as of June 30, 2011.

Paul D. Rutkowski has served as Chief Financial Officer of Polonia Bank since 2005 and Corporate Secretary since 2006. Mr. Rutkowski served as Controller and Treasurer of Polonia Bank from 1992 to 2005. Mr. Rutkowski has served as Chief Financial Officer and Corporate Secretary of old Polonia Bancorp and Polonia MHC since their formation. Age 52.

Kenneth J. Maliszewski has served as Senior Vice President of Polonia Bank since 2005. Mr. Maliszewski previously served as Vice President of Polonia Bank from 1993 to 2005. Mr. Maliszewski has served as Senior Vice President of old Polonia Bancorp and Polonia MHC since their formation. Age 67.

Board Leadership Structure and Board’s Role in Risk Oversight

New Polonia Bancorp’s Board of Directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that mandating a particular structure, such as a separate Chairman and Chief Executive Officer, is necessary to achieve effective oversight. The Board of new Polonia Bancorp is currently comprised of six directors, five of whom are independent directors under the listing standards of The NASDAQ Stock Market. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors of new Polonia Bancorp, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Accordingly, separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of new Polonia Bancorp. The Board does not currently have a lead director.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks new Polonia Bancorp faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks facing new Polonia Bancorp. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of new Polonia Bancorp’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Meetings and Committees of the Board of Directors

Old Polonia Bancorp and Polonia Bank conduct business through meetings and activities of their boards of directors and their committees. During the year ended December 31, 2010, the board of directors of old Polonia Bancorp and the board of directors of Polonia Bank each held 12 meetings. No director attended fewer than 75% of the aggregate total meetings of old Polonia Bancorp’s and Polonia Bank’s respective board of directors and the committees on which such director served during the year ended December 31, 2010.

Old Polonia Bancorp and Polonia Bank each currently maintain an audit committee, a compensation committee and a nominating and governance committee. In connection with the completion of the conversion and offering, new Polonia Bancorp will establish an audit committee, a compensation committee and a nominating and governance committee. Such committees will operate in accordance with written charters approved by the board of directors.

The following table identifies old Polonia Bancorp’s standing committees and their members at June 30, 2011.

Director	Audit Committee		Compensation Committee		Nominating and Governance Committee
Dr. Eugene Andruczyk	X	*	X		X
Frank J. Byrne	X		X	*	X
Edward W. Lukiewski	X		X		X
Timothy G. O’Shaughnessy	X		X		X
Anthony J. Szuszczewicz			X		X	*
Robert J. Woltjen	X		X		X

Number of Meetings in 2010	4		1		1

*	Denotes Chairperson

Audit Committee. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The committee also receives and reviews all the reports and findings and other information presented to them by old Polonia Bancorp’s officers regarding financial reporting policies and practices. The committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. Each member of the Audit Committee is independent in accordance with the listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Dr. Andruczyk is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. The Compensation Committee is responsible for all matters regarding old Polonia Bancorp’s and Polonia Bank’s employee compensation and benefit programs. The Compensation Committee reviews all compensation components for old Polonia Bancorp’s Chief Executive Officer (“CEO”) and other executive officers’ compensation including base salary, annual incentive, long-term incentives/equity, benefits and perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Our CEO develops recommendations for the Compensation Committee regarding the appropriate range of annual salary increases of our employees, other than himself. Our CEO does not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of his compensation.

Nominating and Governance Committee. Old Polonia Bancorp’s Nominating and Governance Committee is responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to old Polonia Bancorp’s corporate governance policy.

Director Compensation

The following table provides information regarding the compensation received by individuals who served as non-employee directors of old Polonia Bancorp and Polonia Bank during the year ended December 31, 2010. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Dr. Eugene Andruczyk	$20,000	$—	$—	$1,224	$21,224
Frank J. Byrne	20,000	—	—	1,286	21,286
Edward W. Lukiewski	20,000	—	—	124,454	144,454
Timothy G. O’Shaughnessy	20,000	—	—	1,048	21,048
Robert J. Woltjen	20,000	—	—	825	20,825

(1)	As of December 31, 2010, each non-employee director held 8,100 options to purchase shares of old Polonia Bancorp common stock, except for Mr. O’Shaughnessy who held no options.
(2)	Items of “All Other Compensation” that exceeded $25,000 include a contribution of $114,282 to Mr. Lukiewski’s Supplemental Retirement Plan.

Supplemental Retirement Plan for Edward W. Lukiewski. Effective June 1, 1995, Polonia Bank entered into a supplemental retirement plan with Mr. Lukiewski, a current director of Polonia Bank, old Polonia Bancorp, new Polonia Bancorp and Polonia MHC who formerly served as President of Polonia Bank. Under this arrangement, Mr. Lukiewski currently receives a supplemental pension benefit of $107,812 per year, payable for the remainder of his lifetime in monthly installments, and adjusted each June for inflation based on the rate of increase of the consumer price index, as published by the Department of Labor. Polonia Bank also pays the premiums for certain insurance policies currently in effect on Mr. Lukiewski’s life and health insurance premiums for Mr. Lukiewski and his spouse. Polonia Bank will make these premium payments for the life of Mr. Lukiewski and his spouse or, in the case of the life insurance premiums, until all required premiums have been paid. Polonia Bank incurred costs of $10,172 and $9,917 for these life and health insurance premiums during the years ended 2010 and 2009, respectively. Under the plan, in the event of Mr. Lukiewski’s death, his surviving spouse would receive an annual benefit of $50,000 (also adjusted for inflation), as well as continued health benefits, each for the remainder of her lifetime.

Rabbi Trust Agreement. Polonia Bank has entered into a grantor or “rabbi” trust agreement to hold assets that Polonia Bank may contribute for the purpose of making benefit payments under the supplemental retirement plan with Mr. Lukiewski. Funds held in the trust remain at all times subject to the claims of Polonia Bank’s creditors in the event of Polonia Bank’s insolvency.

Director Fees. For the 2010 year, each non-employee director of Polonia Bank received an annual retainer of $18,000 and each member of old Polonia Bancorp’s Audit Committee received $500 per meeting attended. Directors do not receive any compensation for their service on the Boards of Directors of old Polonia Bancorp or Polonia MHC.

Executive Compensation

The following table provides information concerning total compensation earned or paid to the Chief Executive Officer and the two other most highly compensated executive officers of old Polonia Bancorp who served as executive officers at December 31, 2010. These three officers are referred to as the “named executive officers” in this prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Anthony J. Szuszczewicz Chairman, President and Chief Executive Officer	2010 2009	$277,500 277,500	$41,625 27,750	$172,314 170,960	$491,439 473,710
Paul D. Rutkowski Chief Financial Officer and Corporate Secretary	2010 2009	$164,500 164,500	$24,675 16,450	$42,977 40,505	$232,152 221,455
Kenneth J. Maliszewski Senior Vice President	2010 2009	$164,500 164,500	$24,675 16,450	$50,222 40,832	$239,397 221,782

(1)	Individual items of all other compensation that exceeded $25,000 include a $88,611 contribution to Polonia Bank’s non-qualified deferred compensation plan for the benefit of Mr. Szuszczewicz. All other compensation also includes club dues and automobile allowances.

Employment Agreements

Current Employment Agreements. Polonia Bank and old Polonia Bancorp are parties to three-year term employment agreements with Messrs. Szuszczewicz, Rutkowski and Maliszewski. On each anniversary of the date of the agreements, January 11, the respective Boards of Directors may extend the agreements for an additional year, unless the executive elects not to extend the term. As a result of extensions approved by the Boards of Directors, each executive’s employment agreement currently has a term through January 11, 2014. The employment agreements provide that base salaries are reviewed on an annual basis. The 2011 base salaries for Messrs. Szuszczewicz, Rutkowski and Maliszewski are $277,500, $164,500 and $164,500, respectively. In addition, the employment agreements provide the executives with participation in discretionary bonuses or other incentive compensation provided to senior management, as well as participation in stock benefit plans and other fringe benefits applicable to executive personnel.

Payments Made Upon Termination for Cause. If any named executive officer is terminated for cause, he will receive his base salary through the date of termination and may retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason. If old Polonia Bancorp or Polonia Bank terminates a named executive officer for reasons other than for cause, or if the named executive officer resigns after specified circumstances that would constitute constructive termination, the named executive officers (or, in the event of death, their beneficiaries) are entitled to a lump sum severance payment equal to the base salary payments due for the remaining term of the employment agreements, along with all contributions that would have been made on behalf of the executives during the remaining term of the agreements pursuant to any of the employers’ employee benefit plans. In addition, old Polonia Bancorp or Polonia Bank would continue and/or pay for each executive’s life, medical, disability and dental coverage for the remaining term of the employment agreement.

Payments Made Upon Disability. The employment agreements for the named executive officers provide that if they become disabled and their employment is terminated, they will be entitled to disability pay equal to 100% of their bi-weekly base salary in effect at the date of termination. They would continue to receive disability payments until the earlier of: (1) the date they return to full employment with us, (2) their death, (3) attainment of age 65, or (4) the date their employment agreements would have terminated had their employment not terminated because of disability. All disability payments would be reduced by the amount of any disability benefits payable under our disability plans. In addition, each named executive officer would continue to be covered to the greatest extent possible under all benefit plans in which they participated before their disability as if they were actively employed by us.

Payments Made Upon Death. The employment agreements for the named executive officers provide that they are entitled to receive the compensation due to them through the end of the month in which their death occurs.

Payments Made Upon a Change in Control. The employment agreements for the named executive officers provide that in the event of a change in control followed by voluntarily termination of employment (upon circumstances discussed in the agreement constituting a constructive termination) or involuntarily termination of employment for reasons other than cause, the executives receive a severance payment equal to 2.99 times the average of each executive’s five preceding taxable years’ annual compensation (“base amount”). For purposes of this calculation, annual compensation will include all taxable income plus any retirement contributions or benefits made or accrued on his behalf during the period. In addition, the named executive officers will also receive the contributions they would have received under our retirement programs for a period of thirty-six months, as well as health, life, dental and disability coverage for that same time period. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The executives’ employment agreements provide that if the total value of the benefits provided and payments made to them in connection with a change in control, either under their employment agreements alone or together with other payments and benefits that they have the right to receive from the Company and the Bank, exceed three times their base amount (“280G Limit”), their severance payment under the employment agreement will be reduced or revised so that the aggregate payments do not exceed their 280G Limit.

Proposed Employment Agreements. Upon completion of the conversion and offering, new Polonia Bancorp expects to enter into separate employment agreements with each of Messrs. Szuszczewicz, Rutkowski and Maliszewski on the same general terms contained in the employment agreements with old Polonia Bancorp.

Benefit Plans

401(k) Plan. We maintain the Polonia Bank Retirement Plan (the “401(k) Plan”), a tax-qualified defined contribution plan, for all employees of Polonia Bank who have satisfied the plan’s eligibility requirements. Participants become eligible to participate in the plan on the first day of the calendar quarter that coincides with or next follows their attainment of age 18 and completion of one year of service. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2011, the salary deferral contribution limit is $16,500; provided, however, that participants over age 50 may contribute an additional $5,500 to the plan. Under the plan, Polonia Bank makes matching contributions equal to 100% of participants’ elective deferrals, up to a maximum of 5% of annual compensation, provided a participant has completed at least 1,000 hours of service and is employed on the last day of the plan year. Polonia Bank may also make additional discretionary contributions to the accounts of employees who complete at least 1,000 hours of service and are employed on the last day of the plan year. Participants are always 100% vested in their salary deferrals. Participants vest in employer matching and discretionary contributions at the rate of 20% after completion of two years of service and 20% per year thereafter, becoming 100% vested upon the completion of six years of service.

Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan will continue to offer Polonia Bancorp Stock Fund as an investment alternative under the Plan. The stock fund permits participants to invest their 401(k) plan funds in Polonia Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using other funds. See “The Conversion and Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. Polonia Bank sponsors the Polonia Bank Employee Stock Ownership Plan (the “ESOP”). Employees become eligible to participate in the ESOP upon the attainment of age 18 and the completion of one year of service.

The trustee, on behalf of the ESOP, will subscribe for up to 6.76% of the number of shares of common stock sold in the conversion (82,599, 97,175, 111,751 and 128,514 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We anticipate that the ESOP will fund its purchase in the offering through a loan from new Polonia Bancorp. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through Polonia Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 15-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate, as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the ESOP in a loan suspense account. Shares will be released from the suspense account on a pro rata basis as Polonia Bank repays the ESOP loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants vest in employer contributions at the rate of 20% after completion of two years of service and 20% per year thereafter; becoming 100% vested upon the completion of six years of service. Participants also fully vest upon their attainment of age 65, death or disability, a change in control, or the termination of the ESOP. Participants may receive distributions of their vested benefits from the ESOP upon leaving the employ of Polonia Bank. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among remaining participants in accordance with the terms of the ESOP.
Participants may direct the trustee regarding the voting of common stock allocated to their ESOP accounts. The trustee will vote all allocated shares held in the ESOP as instructed by participants. The trustee will vote unallocated shares, as well as allocated shares for which no participant instructions are received, in the same ratio as those shares for which participants provide timely instructions, subject to the overall fiduciary responsibilities of the trustee.

Under the terms of our ESOP, upon a change in control (as defined in the plan), the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred.

Under applicable accounting requirements, Polonia Bank will record a compensation expense for the ESOP equal to the fair market value of the shares when they are committed to be released from the suspense account.

Non-qualified Plans

Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz. Polonia Bank has entered into a supplemental executive retirement plan agreement with Mr. Szuszczewicz. The agreement provides that, following Mr. Szuszczewicz’ separation from service, he will receive an annual retirement benefit in the form of a single life annuity, payable in annual installments, equal to 60% of his annual gross taxable income, as reported on Form W-2, for the last full year of his employment. The annual benefit will increase annually by the greater of 4% or the increase in the consumer price index, as published by the Department of Labor. If Mr. Szuszczewicz separates from service on account of a disability, he will receive an annual benefit under the plan that, when aggregated with any benefits paid under a long-term disability plan, equal the benefits to which he would have been entitled upon a separation from service not on account of disability. Under the Plan, upon the death of Mr. Szuszczewicz, his beneficiary is entitled to a lump sum benefit equal to $2 million, plus an amount equal to 40% of the death benefits paid on certain insurance policies of the life of Mr. Szuszczewicz, provided that the total benefits will not exceed $4 million. Death benefits paid under the plan are reduced by amounts paid directly to his beneficiary under certain insurance policies on the life of Mr. Szuszczewicz. Under the agreement, Polonia Bank also agrees to provide post-retirement health insurance benefits for Mr. Szuszczewicz and his dependents on a basis substantially equivalent to the coverage provided by Polonia Bank prior to his retirement. Polonia Bank will provide these benefits for the life of Mr. Szuszczewicz.

If Mr. Szuszczewicz is terminated for cause, as defined in the agreement, or if he terminates employment voluntarily and subsequently accepts employment with another financial institution in the Philadelphia area without Polonia Bank’s consent, he will forfeit the supplemental retirement benefit. Polonia Bank has entered into a “grantor” trust agreement to hold assets Polonia Bank may contribute for the purpose of making benefit payments under the supplemental executive retirement plan agreement with Mr. Szuszczewicz. Funds held in trust remain at all times subject to the claims of Polonia Bank’s creditors in the event of the Bank’s insolvency.

Supplemental Executive Retirement Plan for Paul D. Rutkowski and Kenneth J. Maliszewski. Polonia Bank sponsors a supplemental executive retirement plan that provides for the payment of supplemental retirement benefits to Messrs. Rutkowski and Maliszewski. The annual retirement benefit for each executive under the supplemental executive retirement plan equals $50,000 per year, payable annually for 20 years following their separation from service (i.e., his normal retirement benefit). If the executive separates from services prior to his normal retirement age (age 65), the annual benefit will commence upon the earlier of the date that is five years following the executive’s termination date or the date the executive attains age 65. If the participant dies during the 20-year period over which supplemental benefits are to be paid, his beneficiary will receive a lump sum benefit of the remaining annual benefits that would have been paid to the participant. If he dies prior to attaining age 65, his beneficiary will receive a lump sum payment equal to the normal retirement benefit that would have been paid to the participant, unless a certain insurance policy on the life of the participant is in effect and the beneficiary receives a benefit under that policy. Regardless of his age, upon the participant’s separation from service following a change in control (as defined in the agreement), the participant will receive a lump sum payment of his normal retirement benefit. No benefits are payable under the supplemental executive retirement plan upon an executive’s termination for cause, as defined in the plan.

Non-qualified Deferred Compensation Plan. Polonia Bank established a non-qualified deferred compensation plan, effective as of January 1, 1995, to assist certain employees designated by the Board as participants in maximizing their allowable deferrals under Polonia Bank’s 401(k) Plan. The Board has designated Messrs. Szuszczewicz, Rutkowski and Maliszewski as participants in the deferred compensation plan. Under the plan, participants must elect by December 31st of the preceding calendar year to defer a certain amount into the plan. Upon completion of the non-discrimination testing of the 401(k) Plan required by the Internal Revenue Code, Polonia Bank determines the maximum amount of elective deferrals each participant could have made to the 401(k) Plan for the preceding year. The lesser of the additional amounts resulting from the non-discrimination testing or the employee’s advance deferral amount is either paid to the participant by March 15th of the following plan year or contributed directly to the plan, in accordance with the participant’s election. Polonia Bank also has discretion to make additional contributions to the deferred compensation plan on behalf of participants. Participants are 100% vested in their elective deferrals to the deferred compensation plan; participants vest in Polonia Bank’s contributions at the rate of 20% per year, becoming fully vested after five years of participation in the plan. Participants are automatically 100% vested in Polonia Bank’s contributions if they terminate employment due to normal retirement. Based on their service with Polonia Bank, each of the current participants is fully vested under the plan. Participants elect at the time of deferral whether they will receive distributions in the form of a lump sum payment or monthly, quarterly or annual installments. If the participant fails to elect a form of payment, benefits will be automatically paid in annual installments over the life expectancy of the participant.

Polonia Bank may utilize a grantor trust in connection with the deferred compensation plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Polonia Bank’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Supplemental Executive Retirement Plan. Polonia Bank has implemented a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the ESOP. The supplemental executive retirement plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the ESOP loan. Specifically, the supplemental executive retirement plan provides a benefit to eligible officers (those designated by the Board of Directors of Polonia Bank) that cannot be provided under the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under ESOP, but for the Internal Revenue Code limitations. Polonia Bank has designated Mr. Szuszczewicz as a participant in the supplemental executive retirement plan. In the future, the Board of Directors may designate other officers as participants.

Polonia Bank may utilize a grantor trust in connection with the deferred compensation plan, in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Polonia Bank’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Split-Dollar Life Insurance Agreements. Polonia Bank sponsors a split-dollar life insurance agreements with Messrs. Rutkowski and Maliszewski to encourage the officers to continue to render high quality service to Polonia Bank in exchange for financial protection for their beneficiaries in the event of an officer’s death. The death benefits provided under the split-dollar life insurance agreements are funded through bank-owned life insurance policies. Polonia Bank pays all of the life insurance premiums.

Polonia Bank has entered into split-dollar life insurance agreements with Messrs. Maliszewski and Rutkowski, pursuant to which the Bank has agreed to divide the death proceeds of certain life insurance policies owned by the Bank with their designated beneficiaries. Polonia Bank pays all premiums on the policies, and the executives are required to execute a split-dollar endorsement for the life insurance policies purchased by the Bank. Upon the executive’s termination of employment for any reason, the split-dollar agreement will automatically terminate. Upon the death of the executive while employed, the designated beneficiary receives a death benefit of $1.0 million. Polonia Bank is the beneficiary of any remaining death proceeds from each life insurance policy following payment of the death benefit to the executive’s beneficiary. Polonia Bank maintains all rights of ownership over the life insurance policies, although the Bank may not sell or otherwise transfer a policy while the participant maintains an interest.

Equity Plans

2007 Equity Incentive Plan

The Polonia Bancorp 2007 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in July 2007. The 2007 Equity Incentive Plan authorized the granting of up to 162,006 stock options and 64,802 shares of restricted stock. The purpose of the 2007 Equity Incentive Plan is to promote old Polonia Bancorp’s success by linking the personal interests of its employees, officers and directors to those of old Polonia Bancorp’s shareholders, and by providing participants with an incentive for outstanding performance. The 2007 Equity Incentive Plan is further intended to provide flexibility to old Polonia Bancorp in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of old Polonia Bancorp’s operation is largely dependent. The 2007 Equity Incentive Plan is administered by the Compensation Committee of old Polonia Bancorp’s Board of Directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 30, 2011, options for 153,903 shares were outstanding and options for 8,100 shares remained available for future grants under the plan. None of the options granted under the plan have been exercised. As of June 30, 2011, 64,800 shares of restricted stock had been granted and no shares remained available for future grants under the plan. All participant’s fully vest in accounts granted to them upon their death or disability and upon a change in control.

The 2007 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of old Polonia Bancorp in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of old Polonia Bancorp common stock will be converted into and become shares of restricted stock and options to purchase shares of new Polonia Bancorp common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Future Equity Incentive Plan

Following the offering, new Polonia Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, new Polonia Bancorp anticipates that the plan will authorize a number of stock options equal to 8.45% of the total shares sold in the offering, and a number of shares of restricted stock equal to 3.38% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 144,547 shares, assuming 1,221,875 shares are issued in the offering, to 224,899 shares, assuming 1,901,094 shares are issued in the offering.

New Polonia Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of new Polonia Bancorp common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

New Polonia Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. New Polonia Bancorp will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Federal Reserve Board), but new Polonia Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of new Polonia Bancorp.

The equity incentive plan will comply with all applicable existing regulatory regulations, unless waived by the Federal Reserve Board. The requirements contained in these regulations may vary depending on whether we adopt the plan within one year following the offering or after one year following the offering. If we adopt the equity incentive plan more than one year after completion of the offering, the plan would not be subject to many existing regulatory requirements, including limiting the number awards we may reserve or grant under the plan and the time period over which participants may vest in awards granted to them.

Policies and Procedures for Approval of Related Persons Transactions

New Polonia Bancorp has adopted a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of new Polonia Bancorp, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	new Polonia Bancorp is, will or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of new Polonia Bancorp if the compensation committee of the board of directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of new Polonia Bancorp if the board or an authorized committee of the board approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of new Polonia Bancorp’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to new Polonia Bancorp’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the audit committee. In determining whether to approve or ratify a related person transaction, the audit committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to new Polonia Bancorp as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to new Polonia Bancorp that are available from unaffiliated third parties.

A member of the audit committee who has an interest in the transaction will abstain from voting on the approval of the transaction but may, if so requested by the chairman of the audit committee, participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Polonia Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Polonia Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Polonia Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Polonia Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Polonia Bank does not currently have such a program in place. All outstanding loans made by Polonia Bank to its directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Polonia Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to new Polonia Bancorp’s audit committee charter, the audit committee will periodically review, no less frequently than quarterly, a summary of new Polonia Bancorp’s transactions with directors and executive officers of new Polonia Bancorp and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the board of directors that the transactions are fair, reasonable and within new Polonia Bancorp policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the board of directors will review all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of new Polonia Bancorp’s capital and surplus (up to a maximum of $500,000) and such loans must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to new Polonia Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors of new Polonia Bancorp must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of new Polonia Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (1) new Polonia Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest, and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with new Polonia Bancorp.

Indemnification for Directors and Officers

New Polonia Bancorp’s articles of incorporation provide that new Polonia Bancorp must indemnify all directors and officers of new Polonia Bancorp against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of new Polonia Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of new Polonia Bancorp pursuant to its articles of incorporation or otherwise, new Polonia Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OWNERSHIP

The following table provides information as of August 29, 2011 about the persons known to us to be the beneficial owners of more than 5% of old Polonia Bancorp’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Polonia MHC	1,818,437	57.6%
3993 Huntingdon Pike, 3rd Floor Huntingdon Valley, Pennsylvania 19006
PL Capital Group (1)	251,425	8.0%
20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540

(1)	Based exclusively on a Schedule 13D/A filed with the Securities and Exchange Commission on May 10, 2011, which was filed jointly by the following parties: Financial Edge Fund, L.P., Financial Edge—Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital LLC, Goodbody/PL Capital, LLC, PL Capital Advisors, LLC, John W. Palmer, Richard J. Lashley and PL Capital Offshore, Ltd. All of the filers of this Schedule 13D/A are collectively referred to as the “PL Capital Group.”

The following table provides information about the shares of old Polonia Bancorp common stock that may be considered to be owned by each director and director nominee of old Polonia Bancorp, each executive officer named in the summary compensation table and by all directors and executive officers of old Polonia Bancorp as a group as of August 29, 2011. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned (1)(2)	Options Exercisable Within 60 Days	Total	Percent of Common Stock Outstanding
Directors:
Dr. Eugene Andruczyk	25,316	6,480	31,796	1.01%
Frank J. Byrne	27,240	6,480	33,720	1.07
Edward W. Lukiewski	24,440	6,480	30,920	*
Timothy G. O’Shaughnessy	100	—	100	*
Anthony J. Szuszczewicz	52,423	32,400	84,823	2.66
Robert J. Woltjen	26,160	6,480	32,640	1.03
Executive Officers Who Are Not Also Directors:
Kenneth J. Maliszewski	41,019	32,400	73,419	2.30
Paul D. Rutkowski	41,229	32,400	73,629	2.31
All directors and executive officers as a group (8 persons)	237,927	123,120	361,047	11.01%

*	Represents less than 1% of old Polonia Bancorp’s outstanding shares.
(1)	Includes unvested shares of restricted stock awards held in trust, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Andruczyk, Byrne, Lukiewski and Woltjen—648 shares each; and Messrs. Maliszewski, Rutkowski and Szuszczewicz—3,240 shares each.
(2)	Includes shares allocated to the account of the individuals under the ESOP with respect to which the individual has voting but not investment power as follows: Mr. Szuszczewicz—4,223 shares; Mr. Rutkowski—3,492 shares; and Mr. Maliszewski—3,492 shares. Includes shares held in the 401(k) Plan accounts with respect to which the individual has voting but not investment power as follows: Mr. Szuszczewicz—32,000 shares; Mr. Rutkowski—25,500 shares; and Mr. Maliszewski—24,300 shares.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of new Polonia Bancorp common stock to be received in exchange for shares of old Polonia Bancorp common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of old Polonia Bancorp common stock as of August 29, 2011;

•	the proposed purchases of new Polonia Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new Polonia Bancorp common stock to be held upon consummation of the conversion and the offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 30.0% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering — Limitations on Purchases of Shares.”

	Number of Shares Received in Exchange for Shares of Old Polonia Bancorp (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Directors:
Dr. Eugene Andruczyk	20,012	2,000	$16,000	22,012	*	%
Frank J. Byrne	21,533	4,000	32,000	25,533	1.02
Edward W. Lukiewski	19,319	—	—	19,319	*
Timothy G. O’Shaughnessy	79	4,000	32,000	4,079	*
Anthony J. Szuszczewicz	41,440	20,000	160,000	61,440	2.46
Robert J. Woltjen	20,679	6,250	50,000	26,929	1.08
Executive Officers Who are Not Also Directors:
Kenneth J. Maliszewski	32,425	5,000	40,000	37,425	1.50
Paul D. Rutkowski	32,591	5,000	40,000	37,591	1.51
All Directors and Executive Officers as a Group (8 persons)	188,081	46,250	$370,000	234,331	9.39%

*	Less than 1%.
(1)	Includes shares to be purchased by certain officers through self-directed purchases within Polonia Bank’s 401(k) Plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	If shares are sold and the exchange ratio is calculated at the minimum of the offering range, all directors and officers as a group would own 11.05% of the outstanding shares of new Polonia Bancorp common stock.

REGULATION AND SUPERVISION

General

Polonia Bank, as a federal savings association, is currently subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Polonia Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Polonia Bank must file reports with the Office of the Comptroller of the Currency concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of the Comptroller of the Currency to evaluate Polonia Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new Polonia Bancorp and Polonia Bank and their operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) made extensive changes to the regulation of Polonia Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings associations such as Polonia Bank was transferred to the Office of the Comptroller of the Currency on July 21, 2011. The Office of the Comptroller of the Currency is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Polonia Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.

Certain of the regulatory requirements that are or will be applicable to Polonia Bank and new Polonia Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Polonia Bank and new Polonia Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Polonia Bank, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The applicable capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also require that, in meeting the tangible, leverage and risk- based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to

100%, assigned by the capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of the Comptroller of the Currency also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At June 30, 2011, Polonia Bank met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of the Comptroller of the Currency is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of the Comptroller of the Currency could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Polonia Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s existing risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates ranged from seven to 77.5 basis points. On February 7, 2011, the Federal Deposit Insurance Corporation issued final rules, effective April 1, 2011, implementing changes to the assessment rules resulting from the Dodd-Frank Act. Initially, the base assessment rates will range from two and one half to 45 basis points. The rate schedules will automatically adjust in the future when the Deposit Insurance Fund reaches certain milestones. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The FDIC provided for similar assessments during the final two quarters of 2009, if deemed necessary. In lieu of further special assessments, however, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. That pre-payment, which included an assumed assessment base increase of 5%, was due December 30, 2009. The pre-payment was recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009 and each quarter thereafter, a charge to earnings is recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to difficult economic conditions, deposit insurance per account owner was recently raised to $250,000. That change was made permanent by the Dodd-Frank Act. In addition, the Federal Deposit Insurance Corporation adopted an optional

Temporary Liquidity Guarantee Program by which, for a fee, non-interest bearing transaction accounts would receive unlimited insurance coverage until December 31, 2010 and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and June 30, 2010 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Polonia Bank opted to participate in the unlimited coverage for noninterest bearing transaction accounts and it, Polonia MHC and Polonia Bancorp also participated in the debt guarantee program.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Polonia Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency. The management of Polonia Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of June 30, 2011, Polonia Bank maintained 91.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of the Comptroller of the Currency regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, the institution must still provide 30 days prior written notice to the Board of Governors of the Federal Reserve System of the capital distribution if, like Polonia Bank, it is a subsidiary of a holding company, as well as an informational notice filing to the Office of the Comptroller of the Currency. If Polonia Bank’s capital ever fell below its regulatory requirements or the Office of the Comptroller of the Currency notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of the Comptroller of the Currency could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of the Comptroller of the Currency determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of the Comptroller of the Currency determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of the Comptroller of the Currency may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. Polonia Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Polonia Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Polonia Bank, including old Polonia Bancorp and Polonia MHC and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Polonia Bancorp to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Polonia Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Polonia Bank may make to insiders based, in part, on Polonia Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of the Comptroller of the Currency currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If action is not taken by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings associations were previously required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computer based upon the savings association’s (including consolidated subsidiaries) total assets, condition and complexity of portfolio. The Office of Thrift Supervision assessments paid by Polonia Bank for the fiscal year ended December 31, 2010 totaled $69,000. The Office of the Comptroller of the Currency, which succeeded the Office of Thrift Supervision, is similarly funded through assessments imposed on regulated institutions.

Federal Home Loan Bank System. Polonia Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Polonia Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Polonia Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2010 of $3.5 million.

Federal Reserve Board System. The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2011, require a 3% ratio for up to $58.8 million and an exemption of $10.7 million. Polonia Bank complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

Polonia Bank’s operations are also subject to federal laws applicable to credit transactions, including the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Polonia Bank also are subject to laws such as the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. As a savings and loan holding company, New Polonia Bancorp is subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. In addition, the Federal Reserve Board will have enforcement authority over new Polonia Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Polonia Bank.

Pursuant to federal law and regulations and policy, a savings and loan holding company such as New Polonia Bancorp may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. That will eliminate the inclusion of certain instruments, such as trust preferred securities, from tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. There is a five year transition period from the July 21, 2010 date of enactment of the Dodd-Frank Act before the capital requirements will apply to savings and loan holding companies.

Source of Strength. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Federal savings banks must notify the Federal Reserve Board prior to paying a dividend to new Polonia Bancorp. The Federal Reserve Board may disapprove a dividend if, among other things, the Federal Reserve Board determines that the federal savings bank would be undercapitalized on a pro forma basis or the dividend is determined to raise safety or soundness concerns.

Acquisition of New Polonia Bancorp. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control of New Polonia Bancorp. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Upon completion of the conversion and offering, new Polonia Bancorp common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, new Polonia Bancorp will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

FEDERAL AND STATE TAXATION

Federal Income Taxation

General. We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2007. For its 2010 fiscal year, old Polonia Bancorp’s maximum federal income tax rate was 34.0%.

New Polonia Bancorp and Polonia Bank will enter into a tax allocation agreement. Because new Polonia Bancorp will own 100% of the issued and outstanding capital stock of Polonia Bank, new Polonia Bancorp and Polonia Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group new Polonia Bancorp is the common parent corporation. As a result of this affiliation, Polonia Bank may be included in the filing of a consolidated federal income tax return with new Polonia Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.4 million of Polonia Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless Polonia Bank makes a “non-dividend distribution” to old Polonia Bancorp or new Polonia Bancorp as described below.

Distributions. If Polonia Bank makes “non-dividend distributions” to new Polonia Bancorp, the distributions will be considered to have been made from Polonia Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Polonia Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Polonia Bank’s taxable income. Non-dividend distributions include distributions in excess of Polonia Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Polonia Bank’s current or accumulated earnings and profits will not be so included in Polonia Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Polonia Bank makes a non-dividend distribution to new Polonia Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Polonia Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

New Polonia Bancorp and old Polonia Bancorp are subject to the Pennsylvania Corporation Net Income Tax and Capital Stock and Franchise Tax. The state Corporate Net Income Tax rate for fiscal years ended 2010 and 2009 was 9.99% and was imposed on Polonia Bank’s unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

Polonia Bank is subject to a Pennsylvania mutual thrift institutions tax based on Polonia Bank’s financial net income determined in accordance with generally accepted accounting principles, with certain adjustments. The tax rate under the mutual thrift institutions tax is 11.5%.

THE CONVERSION AND OFFERING

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank. The Federal Reserve Board has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On August 16, 2011, the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank unanimously adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Polonia Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Polonia Bancorp, a newly formed Maryland corporation. Current shareholders of old Polonia Bancorp, other than Polonia MHC, will receive shares of new Polonia Bancorp common stock in exchange for their shares of old Polonia Bancorp common stock. Following the conversion and offering, old Polonia Bancorp and Polonia MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new Polonia Bancorp of its common stock to eligible depositors and borrowers of Polonia Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new Polonia Bancorp. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of Polonia Bank, (2) the holders of at least two-thirds of the outstanding shares of old Polonia Bancorp common stock and (3) the holders of at least a majority of the outstanding shares of common stock of old Polonia Bancorp, excluding shares held by Polonia MHC.

The Federal Reserve Board approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Polonia MHC’s members (depositors and certain borrowers of Polonia Bank) and old Polonia Bancorp’s shareholders. Meetings of Polonia MHC’s members and old Polonia Bancorp’s shareholders have been called for this purpose on [MEETING DATE].

Funds received before completion of the subscription and community offerings will be maintained in a segregated account at Polonia Bank. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Polonia Bank’s statement savings rate and all deposit account withdrawal holds will be canceled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Polonia Bank upon request and is available for inspection at the offices of Polonia Bank and at the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new Polonia Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank unanimously approved the conversion and offering as being in the best interests of old Polonia Bancorp and Polonia Bank and their respective shareholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support Polonia Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. Although Polonia Bank is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for old Polonia Bancorp common stock. A more liquid and active market would make it easier for our investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new Polonia Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although old Polonia Bancorp currently has the ability to raise additional capital through the sale of additional shares of old Polonia Bancorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Polonia MHC hold a majority of the outstanding shares of old Polonia Bancorp common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause Polonia MHC to own less than a majority of the outstanding shares of old Polonia Bancorp. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

The recent financial regulatory reform legislation has resulted in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in regulations affecting capital requirements, payment of dividends and changes in the valuation of minority shareholder interests in a conversion to full stock form. The reorganization will eliminate some of the uncertainties associated with the legislation and better position us to meet all future regulatory capital requirements.

If old Polonia Bancorp had undertaken a standard conversion in 2007 rather than a minority stock offering, applicable regulations would have required a greater amount of old Polonia Bancorp common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2007, management of old Polonia Bancorp believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2007 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject Polonia Bank to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New Polonia Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Polonia Bancorp. To effect the conversion, the following will occur:

•	Polonia MHC will convert to stock form and simultaneously merge with and into old Polonia Bancorp, with old Polonia Bancorp as the surviving entity; and

•	Old Polonia Bancorp will merge with and into new Polonia Bancorp, with new Polonia Bancorp as the surviving entity.

As a result of the series of mergers described above, Polonia Bank will become a wholly owned subsidiary of new Polonia Bancorp and the outstanding shares of old Polonia Bancorp common stock held by persons other than Polonia MHC (i.e., “public shareholders”) will be converted into a number of shares of new Polonia Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new Polonia Bancorp common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of old Polonia Bancorp common stock) as the percentage of old Polonia Bancorp common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Federal Reserve Board regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of old Polonia Bancorp common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new Polonia Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of old Polonia Bancorp common stock will own approximately the same percentage of common stock in new Polonia Bancorp after the conversion and offering as they held in old Polonia Bancorp immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At June 30, 2011, there were 3,157,096 shares of old Polonia Bancorp common stock outstanding, of which 1,338,659 were held by persons other than Polonia MHC. The exchange ratio is not dependent on the market value of old Polonia Bancorp common stock. It will be calculated based on the percentage of old Polonia Bancorp common stock held by the public, the appraisal of new Polonia Bancorp prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of old Polonia Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Old Polonia Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value (1)	Equivalent Pro Forma Book Value per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,221,875	57.6%	899,494	42.4%	2,121,369	0.6719	$5.38	$11.16	67
Midpoint	1,437,500	57.6%	1,058,228	42.4%	2,495,728	0.7905	6.32	11.64	79
Maximum	1,653,125	57.6%	1,216,962	42.4%	2,870,087	0.9091	7.27	12.12	90
Maximum, as adjusted	1,901,094	57.6%	1,399,506	42.4%	3,300,600	1.0455	8.36	12.66	104

(1)	Represents the value of shares of new Polonia Bancorp common stock received in the conversion by a holder of one share of old Polonia Bancorp common stock at the exchange ratio, assuming a market price of $8.00 per share.
(2)	Represents the pro forma shareholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $45,000 for its appraisal report, plus $7,500 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new Polonia Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new Polonia Bancorp, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.76% and 3.38%, respectively, of the shares of new Polonia Bancorp common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 8.45% of the shares of new Polonia Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Federal Reserve Board appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between new Polonia Bancorp and the peer group.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of new Polonia Bancorp with the peer group. RP Financial made downward adjustments for earnings, primary market area, liquidity of the stock and stock market conditions and made upward adjustments for financial condition and asset growth. No adjustments were made for management, dividend policy or the effect of government regulations and regulatory reform.

The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted, savings and loans or savings and loan holding companies based in the Mid-Atlantic and Midwest regions of the United States. The peer group included companies with:

•	average assets of $411 million;

•	average non-performing assets of 2.3% of total assets;

•	average loans of 63% of total assets;

•	average tangible equity of 11.3% of total assets; and

•	average core income of 0.49% of average assets.

The peer group selected by RP Financial is comprised solely of companies traded on the Nasdaq Stock Market. Although new Polonia Bancorp’s common stock will not be listed for trading on the Nasdaq Stock Market, the Federal Reserve Board guidelines do not permit the use in appraisals of companies the stock of which is quoted on the Over-the-Counter Bulletin Board.

In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above our pro forma market value. RP Financial has indicated that in its valuation as of August 12, 2011, our common stock’s estimated full market value was $20.0 million, resulting in a range from $17.0 million at the minimum to $23.0 million at the maximum. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 57.6% ownership interest that Polonia MHC has in old Polonia Bancorp. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of old Polonia Bancorp common stock owned by Polonia MHC and the $8.00 price per share, the minimum of the offering range is 1,221,875 shares, the midpoint of the offering range is 1,437,500 shares, the maximum of the offering range is 1,653,125 shares and 15% above the maximum of the offering range is 1,901,094 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new Polonia Bancorp reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of August 12, 2011. Compared to the median pricing ratios of the peer group, new Polonia Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 33.1% on a price-to-earnings basis, a premium of 2,188% on a price-to-core earnings basis, a discount of 8.1% on a price-to-book value basis and a discount of 16.9% on a price-to-tangible book value basis.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Polonia Bancorp (pro forma) (1):
Minimum	5.36	x	221.73	x	48.16%	48.16%
Midpoint	6.31		277.67		54.31	54.31
Maximum	7.27		341.33		60.02	60.02
Maximum, as adjusted	8.37		426.31		66.06	66.06
Pricing ratios of peer group companies as of August 12, 2011 (2):
Average	12.86	x	15.78	x	72.06%	80.03%
Median	10.86		14.92		65.34	72.22
All fully-converted, publicly-traded thrifts as of August 12, 2011 (2):
Average	16.42		18.62		71.79	78.59
Median	15.08		18.80		74.77	78.12

(1)	Based on old Polonia Bancorp financial data as of and for the twelve months ended June 30, 2011.
(2)	Based on earnings for the twelve months ended June 30, 2011 and book value and tangible book value as of June 30, 2011.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6719 to a maximum of 0.9091 shares of new Polonia Bancorp common stock for each current share of Polonia Bancorp common stock, with a midpoint of 0.7905. Based upon this exchange ratio, we expect to issue between 899,494 and 1,216,962 shares of new Polonia Bancorp common stock to the holders of Polonia Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and members approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 1,901,094 shares and issue up to 1,399,507 shares in the exchange without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Federal Reserve Board.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

After-Market Performance Information

The following table presents for all “second-step” conversions that began trading from January 1, 2010 to August 12, 2011, the percentage change in the trading price from the initial offering price to the dates shown in the table. The table also presents the average and median percentage change in trading prices for the same dates. This information relates to stock performance experiences by other companies that have completed second-step conversions. The companies may have different market capitalization, offering size, earnings quality and growth potential, among other factors, than new Polonia Bancorp.

As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of these second-step conversion offerings. None of these companies were included in the peer group of publicly traded companies utilized by RP Financial in performing its valuation analysis.

	Closing Date	Gross Proceeds	Price Performance from Initial Offering Price
Issuer (Market/Symbol)			1 Day	1 Week	1 Month	Through August 12, 2011
Naugatuck Valley Financial Corp. (NVSL)	6/30/11	$33.4	(1.3)%	(2.5)%	1.9%	(6.3)%
Rockville Financial, Inc. (RCKB)	3/4/11	171.1	6.0	6.5	5.0	(9.3)
Eureka Financial Corp. – PA (EKFC)	3/1/11	7.6	22.5	17.5	28.5	21.0
Atlantic Coast Financial Corp., – GA (ACFC)	2/4/11	17.1	0.5	0.0	2.0	(52.5)
Alliance Bancorp, Inc. – PA (ALLB)	1/18/11	32.6	10.0	6.8	11.9	6.7
SI Financial Group, Inc. – CT (SIFI)	1/13/11	52.4	15.9	12.9	17.5	16.9
Minden Bancorp, Inc. – LA (MDNB)	1/5/11	13.9	28.0	28.5	30.0	22.0
Capitol Fed. Financial, Inc. – KS (CFFN)	12/22/10	1,181.5	16.5	18.8	19.1	8.6
Home Federal Bancorp, Inc. – LA (HFBL)	12/22/10	19.5	15.0	17.0	15.0	35.0
Heritage Financial Group, Inc. – GA (HBOS)	11/30/10	65.9	2.5	8.5	21.7	13.1
Kaiser Fed Financial Group, Inc. – CA (KFFG)	11/19/10	63.8	(0.1)	(4.0)	(0.4)	21.5
FedFirst Financial Corp. – PA (FFCO)	9/21/10	17.2	10.0	12.3	12.0	36.1
Jacksonville Bancorp, Inc. – IL (JXSB)	7/15/10	10.4	6.5	5.8	1.3	31.0
Colonial Fin. Services, Inc. – NJ (COBK)	7/13/10	23.0	0.5	(3.5)	(2.0)	8.5
Viewpoint Fin. Group – TX (VPFG)	7/7/10	198.6	(5.0)	(4.5)	(3.0)	18.4
Oneida Financial Corp. – NY (ONFC)	7/7/10	31.5	(6.3)	(6.3)	(1.3)	6.3
Fox Chase Bancorp, Inc. – PA (FXCB)	6/29/10	87.1	(4.1)	(4.0)	(3.2)	27.7
Oritani Financial Corp. – NJ (ORIT)	6/24/10	413.6	3.1	(1.4)	(0.9)	19.4
Eagle Bancorp Montana – MT (EBMT)	4/5/10	24.6	5.5	6.5	4.1	5.0

Average		$129.7	6.6%	6.0%	8.4%	12.1%
Median		$32.6	5.5%	6.5%	4.1%	16.9%

There can be no assurance that new Polonia Bancorp’s stock price will trade similarly to these companies. There can also be no assurance that our stock price will not trade below $8.00 per share.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of the price at which new Polonia Bancorp’s common stock may trade in the future. Furthermore, this table presents only short-term price performance of these companies. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds, such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases. In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on January 31, 2010 (including depositors of the former Earthstar Bank as of January 31, 2010 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on September 30, 2011 who are not eligible in category 1 above (“supplemental eligible account holders”).

4.	Polonia Bank’s depositors as of the close of business on [RECORD DATE], who are not in categories 1 or 3 above and borrowers of Polonia Bank as of June 30, 2006 who continue to be borrowers as of [RECORD DATE] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$300,000 of common stock (which equals 37,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $         million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of old Polonia Bancorp or Polonia Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Polonia Bank in the one year period preceding January 31, 2010.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at January 31, 2010. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 6.76% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$300,000 of common stock (which equals 37,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $         million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2011. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 37,500 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members whose subscriptions remain unfilled in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts and loans in which such other member had an ownership interest at [RECORD DATE]. Failure to list an account or providing incomplete or incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 4:00 p.m., Eastern time, on [DATE 1], 2011. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

If the sale of the common stock is not completed by [DATE 2], 2011 and regulatory approval of an extension has not been granted, all funds received will be returned promptly in full with interest calculated at Polonia Bank’s statement savings rate and without deduction of any fees and all withdrawal authorizations will be canceled. If we receive approval of the Federal Reserve Board to extend the time for completing the offering, we will notify all subscribers of the duration of the extension, and subscribers will have the right to confirm, change or cancel their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and withdrawal authorizations will be canceled. No single extension can exceed 90 days. The offering must be completed no later than 24 months after Polonia MHC’s members approved the plan of conversion.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify on the order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Federal Reserve Board or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made before completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Federal Reserve Board and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Montgomery or Philadelphia Counties, Pennsylvania (“community residents”), second to shareholders of old Polonia Bancorp as of [RECORD DATE] and finally to members of the general public.

We will consider a person to be resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 37,500 shares). If shares are available for community residents in the community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the community offering, shares are available for shareholders of old Polonia Bancorp in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents. The same allocation method would apply if oversubscription occurred among the general public.

We expect that the community offering, if held, will terminate at the same time as the subscription offering, although it may continue without notice to you until [DATE 2], 2011, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days. If we receive regulatory approval for an extension beyond [DATE 2], 2011, all subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated offering. Sandler O’Neill & Partners, L.P. will act as sole book-running manager in any syndicated offering. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”). Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated offering. The syndicated offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers if an extension is granted.

Common stock sold in the syndicated offering also will be sold at the $8.00 per share purchase price. Purchasers in the syndicated offering are eligible to purchase up to $300,000 of common stock (which equals 37,500 shares). We may begin the syndicated offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The syndicated offering will be conducted in accordance with Rules 15c2-4 and 10b-9 promulgated under the Securities Exchange Act of 1934, as amended. Normal customer ticketing will be used for orders for common stock placed by investors through Sandler O’Neill & Partners, L.P. and other broker-dealers participating in the syndicated offering. Sandler O’Neill & Partners, L.P. and the other broker-dealers participating in the syndicated offering generally will accept payment for such shares of common stock on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. Neither Sandler O’Neill & Partners, L.P. nor the other participating broker-dealers will hold funds for shares purchased in the syndicated offering. If an investor in the syndicated offering does not have an account with a participating broker-dealer, stock order forms may be used to purchase shares of common stock. Investors in the syndicated offering electing to use stock order forms would follow the same procedures applicable to purchasing shares in the subscription and community offering. See “—Procedure for Purchasing Shares in the Subscription and Community Offering.” The closing of the syndicated offering is subject to conditions set forth in an agency agreement among old Polonia Bancorp, new Polonia Bancorp, Polonia MHC and Polonia Bank on the one hand, and Sandler O’Neill & Partners, L.P. on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot affect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board and the FINRA must approve any such arrangements. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of new Polonia Bancorp common stock; or take such other actions as may be permitted by the Federal Reserve Board, FINRA and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of conversion provides for the following purchase limitations:

•

Except for our employee stock ownership plan, no individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $300,000 of common stock (which equals 37,500 shares), subject to increase as described below.

•

Except for our employee stock ownership plan, no individual, together with any associates, and no group of persons acting in concert may purchase in all categories of the stock offering combined more than $300,000 of common stock (which equals 37,500 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 30.0% of the common stock sold in the offering.

•

The maximum number of shares of new Polonia Bancorp common stock that may be subscribed for or purchased in all categories of the stock offering combined by any person, together with associates of, or persons acting in concert with, such person, when combined with any shares of new Polonia Bancorp common stock to be received in exchange for shares of old Polonia Bancorp common stock, may not exceed 5.0% of the total shares of new Polonia Bancorp common stock outstanding upon completion of the conversion and offering. This means that if you already own a significant number of shares, you may not be permitted to purchase the maximum number of shares in the offering. For example, if you currently own more than 68,568 shares of common stock (assuming we close the offering at the minimum of the offering range) or 106,004 shares of common stock (assuming we close the offering at the maximum of the offering range), you would not be able to purchase all of the 37,500 shares allowable under the plan of conversion. However, existing shareholders of old Polonia Bancorp will not be required to sell any shares of old Polonia Bancorp common stock or be limited from receiving any shares of new Polonia Bancorp common stock in exchange for their shares of old Polonia Bancorp common stock or have to divest themselves of any shares of new Polonia Bancorp common stock received in exchange for their shares of old Polonia Bancorp common stock as a result of this limitation.

We may, in our sole discretion, increase the individual and/or aggregate purchase limitations to up to 5.0% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed in the subscription offering for the maximum number of shares of common stock and so indicate on their stock order forms, will be permitted to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.9%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Polonia MHC, old Polonia Bancorp or Polonia Bank or a majority-owned subsidiary of Polonia MHC, old Polonia Bancorp or Polonia Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Polonia MHC, old Polonia Bancorp or Polonia Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the FINRA. In its role as financial advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	consulting with us as to the financial and securities market implications of the plan of conversion and reorganization;

•	reviewing with our board of directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill & Partners, L.P. will receive a fee of $150,000, $25,000 of which we have already paid to Sandler O’Neill & Partners, L.P. We will also reimburse Sandler O’Neill & Partners, L.P. for all reasonable out of pocket expenses, including attorney’s fees, up to a maximum of $100,000 in the aggregate regardless of whether the offering is completed. In the event that common stock is sold in a syndicated offering, we will pay to Sandler O’Neill & Partners, L.P. a selling concession which will not exceed 5.0% of the aggregate purchase price of each share sold in the syndicated offering, which shall be allocated to dealers (including Sandler O’Neill & Partners, L.P.) in accordance with the actual number of shares of common stock sold by such dealers.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Polonia Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. Sales activity will be conducted in a segregated area of Polonia Bank’s main office. [CONFIRM] Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of order forms and proxy cards; (3) organization and supervision of the Stock Information Center; (4) assistance with proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $10,000, of which $5,000 has been paid. In addition, Sandler O’Neill & Partners, L.P. will be reimbursed for its reasonable out of pocket expenses incurred in connection with its services as records management agent up to $25,000.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Sandler O’Neill & Partners, L.P. does not express any opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

We and each of our directors and executive officers, have agreed, for a period beginning on the date of this prospectus and ending 90 days after completion of the offering and conversion, without the prior written consent of Sandler O’Neill & Partners, L.P., directly or indirectly, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise. The restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three (3) business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth herein will continue to apply until the expiration of the date that a 15 calendar days plus three (3) business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 4:00 p.m. Eastern time, on [DATE 1], 2011. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight or hand-delivery to our Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania. Stock order forms will not be accepted at our other Polonia Bank offices and should not be mailed to Polonia Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Polonia Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “Polonia Bancorp”; or

•	Authorization of withdrawal from the types of Polonia Bank deposit accounts provided for on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Polonia Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Polonia Bank or another depository institution and will earn interest calculated at Polonia Bank’s statement savings rate from the date payment is received until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Polonia Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to new Polonia Bancorp. You may not designate on your stock order form a direct withdrawal from a Polonia Bank retirement account. See “— Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Polonia Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [DATE 2], 2011, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Polonia Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at Polonia Bank to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a depositor must make a transfer of funds from Polonia Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at Polonia Bank or elsewhere to purchase common stock should contact the Stock Information Center for assistance at least two weeks before the [DATE 1], 2011 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Polonia Bank’s statement savings rate from the date of receipt.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in Polonia Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Polonia MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Polonia MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Polonia MHC after other claims are paid. Any depositor who opens a deposit account at Polonia Bank obtains a pro rata ownership interest in the net worth of Polonia MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Polonia MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Polonia Bank will continue without interruption, including being regulated by the Office of the Comptroller of the Currency. After the conversion and offering, Polonia Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Polonia Bank at the time of conversion will serve as directors of Polonia Bank after the conversion and offering. The board of directors of new Polonia Bancorp is composed of the individuals who serve on the board of directors of old Polonia Bancorp. All officers of Polonia Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Polonia Bank. All deposit accounts in Polonia Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Polonia Bank.

After the conversion and offering, all loans of Polonia Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If Polonia MHC were to liquidate, all claims of Polonia MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Polonia MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Polonia Bank immediately before liquidation. In the unlikely event that Polonia Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new Polonia Bancorp as the holder of Polonia Bank’s capital stock.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event of a complete liquidation of Polonia MHC or old Polonia Bancorp prior to the conversion, all claims of creditors of old Polonia Bancorp, including those of depositors of Polonia Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of old Polonia Bancorp remaining, these assets would be distributed to shareholders, including Polonia MHC. Then, if there were any assets of Polonia MHC remaining, members of Polonia MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Polonia Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new Polonia Bancorp and Polonia Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by new Polonia Bancorp pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to new Polonia Bancorp as the holder of Polonia Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new Polonia Bancorp for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Polonia MHC’s ownership interest in the retained earnings of old Polonia Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that new Polonia Bancorp shall cause the establishment of a bank liquidation account.

The liquidation account established by new Polonia Bancorp is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new Polonia Bancorp and Polonia Bank or of Polonia Bank. Specifically, in the unlikely event that new Polonia Bancorp and Polonia Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of January 31, 2010 and September 30, 2011 of the liquidation account maintained by new Polonia Bancorp. In a liquidation of both entities, or of Polonia Bank, when new Polonia Bancorp has insufficient assets to fund the distribution due to eligible account holders and Polonia Bank has positive net worth, Polonia Bank will pay amounts necessary to fund new Polonia Bancorp’s remaining obligations under the liquidation account. The plan of conversion also provides that if new Polonia Bancorp is sold or liquidated apart from a sale or liquidation of Polonia Bank, then the rights of eligible account holders in the liquidation account maintained by new Polonia Bancorp will be surrendered and treated as a liquidation account in Polonia Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, new Polonia Bancorp will eliminate or transfer the liquidation account and the interests in such account to Polonia Bank and the liquidation account shall thereupon become the liquidation account of Polonia Bank and not be subject in any manner or amount to new Polonia Bancorp’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new Polonia Bancorp or Polonia Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Polonia Bank on January 31, 2010 or September 30, 2011, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on January 31, 2010 or September 30, 2011 bears to the balance of all deposit accounts in Polonia Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on January 31, 2010 or September 30, 2011 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new Polonia Bancorp as the sole shareholder of Polonia Bank.

Delivery of Stock Certificates

All shares of new Polonia Bancorp common stock being sold will be in book entry form. Paper stock certificates will not be issued. Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, within five business days following completion of the conversion and offering.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (            )             –            . The Stock Information Center, which is located at our main office 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania, is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Federal Reserve Board regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve Board, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve Board may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve Board. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Federal Reserve Board. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with Polonia Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Federal Reserve Board regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Polonia Bank will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by Polonia Bank, old Polonia Bancorp or Polonia MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Polonia Bank, old Polonia Bancorp, Polonia MHC, new Polonia Bancorp, persons receiving subscription rights and shareholders of old Polonia Bancorp

Kilpatrick Townsend & Stockton LLP has issued an opinion to old Polonia Bancorp, Polonia MHC and new Polonia Bancorp that, for federal income tax purposes:

1. The merger of Polonia MHC with and into old Polonia Bancorp (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. Polonia MHC will not recognize any gain or loss on the transfer of its assets to old Polonia Bancorp and old Polonia Bancorp’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in old Polonia Bancorp or on the constructive distribution of such liquidation interest to Polonia MHC’s members who remain depositors of Polonia Bank. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by old Polonia Bancorp upon the receipt of the assets of Polonia MHC in the mutual holding company merger in exchange for the constructive transfer to the members of Polonia MHC of a liquidation interest in old Polonia Bancorp (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in Polonia MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in old Polonia Bancorp in exchange for their voting and liquidation rights in Polonia MHC. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of Polonia MHC (other than stock in old Polonia Bancorp) to be received by old Polonia Bancorp will be the same as the basis of such assets in the hands of Polonia MHC immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of Polonia MHC in the hands of old Polonia Bancorp will include the holding period of those assets in the hands of Polonia MHC. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of old Polonia Bancorp with and into new Polonia Bancorp (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. Old Polonia Bancorp will not recognize any gain or loss on the transfer of its assets to new Polonia Bancorp and new Polonia Bancorp’s assumption of its liabilities in exchange for shares of common stock in new Polonia Bancorp or on the constructive distribution of such stock to shareholders of old Polonia Bancorp other than Polonia MHC and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new Polonia Bancorp upon the receipt of the assets of old Polonia Bancorp in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of old Polonia Bancorp (other than stock in Polonia Bank) to be received by new Polonia Bancorp will be the same as the basis of such assets in the hands of old Polonia Bancorp immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of old Polonia Bancorp (other than stock in Polonia Bank) to be received by new Polonia Bancorp will include the holding period of those assets in the hands of old Polonia Bancorp immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. Old Polonia Bancorp shareholders will not recognize any gain or loss upon their exchange of old Polonia Bancorp common stock for new Polonia Bancorp common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in old Polonia Bancorp for the liquidation accounts in new Polonia Bancorp (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of old Polonia Bancorp in lieu of fractional shares of new Polonia Bancorp common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new Polonia Bancorp. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase old Polonia Bancorp common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account Holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of old Polonia Bancorp common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new Polonia Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her new Polonia Bancorp common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new Polonia Bancorp on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (16) above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if new Polonia Bancorp lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Polonia Bank are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if new Polonia Bancorp lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

The statements set forth in paragraphs (9) and (10) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (11) above are based on the position that the benefit provided by the liquidation account in Polonia Bank supporting the payment of the liquidation account in new Polonia Bancorp if new Polonia Bank lacks sufficient new assets has a market value of zero. Whether this benefit has a fair market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether these benefits have a fair market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that such a benefit has a market value.

S.R. Snodgrass, A.C. has issued an opinion to us to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of Polonia MHC and shareholders of old Polonia Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the annual meeting of members of Polonia MHC, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Polonia MHC approved the plan of conversion, and may not be extended by us or the Federal Reserve Board.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the conversion, current holders of old Polonia Bancorp common stock will become shareholders of new Polonia Bancorp. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of old Polonia Bancorp and the articles of incorporation and bylaws of new Polonia Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of new Polonia Bancorp will be less than the rights shareholders of old Polonia Bancorp currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new Polonia Bancorp. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new Polonia Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new Polonia Bancorp and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new Polonia Bancorp and Maryland law.

Authorized Capital Stock. The authorized capital stock of old Polonia Bancorp consists of 14,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the new Polonia Bancorp will consist of 14,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Old Polonia Bancorp’s charter and new Polonia Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Polonia MHC is required to own not less than a majority of the outstanding common stock of old Polonia Bancorp. There will be no such restriction applicable to new Polonia Bancorp following consummation of the conversion, as Polonia MHC will cease to exist.

New Polonia Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new Polonia Bancorp, whereas old Polonia Bancorp’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new Polonia Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new Polonia Bancorp could be issued directly to directors or officers without shareholder approval. However, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of old Polonia Bancorp nor the articles of incorporation and bylaws of new Polonia Bancorp provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of old Polonia Bancorp nor the articles of incorporation of new Polonia Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when two directors are to be elected, cumulative voting allows a holder of 100 shares to cast 200 votes for a single nominee, apportion 100 votes for each nominee, or apportion 200 votes in any other manner.

Payment of Dividends. The ability of Polonia Bank to pay dividends on its capital stock is restricted by Office of the Comptroller of the Currency and Federal Reserve Board regulations and by tax considerations related to savings associations. Polonia Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new Polonia Bancorp because dividends from Polonia Bank will be a primary source of funds for the payment of dividends to the shareholders of new Polonia Bancorp.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of old Polonia Bancorp and the articles of incorporation of new Polonia Bancorp each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of old Polonia Bancorp and the bylaws of new Polonia Bancorp, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of old Polonia Bancorp so chosen shall hold office until the next annual meeting of shareholders, and any director of new Polonia Bancorp so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of new Polonia Bancorp provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of old Polonia Bancorp, directors may be removed only for cause at a meeting of shareholders called for such purpose by the vote of the holders of a majority of the shares of stock entitled to vote at an election of directors. The bylaws of new Polonia Bancorp provide directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of directors.

Limitations on Liability. The articles of incorporation of new Polonia Bancorp provide that, to the fullest extent permitted under Maryland law, the directors and officers of new Polonia Bancorp shall have no personal liability to new Polonia Bancorp or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like old Polonia Bancorp to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that old Polonia Bancorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of old Polonia Bancorp or its shareholders. Old Polonia Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, old Polonia Bancorp is required to notify the Federal Reserve Board of its intention and such payment cannot be made if the Federal Reserve Board objects thereto.

The articles of incorporation of new Polonia Bancorp provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new Polonia Bancorp also provide that new Polonia Bancorp will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of old Polonia Bancorp provide that special meetings of the shareholders of old Polonia Bancorp may be called by the Chairman, President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of old Polonia Bancorp entitled to vote at the meeting. The bylaws of new Polonia Bancorp provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of old Polonia Bancorp provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of old Polonia Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the old Polonia Bancorp board of directors or by a shareholder who has given appropriate notice to old Polonia Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given old Polonia Bancorp appropriate notice of its intention to bring that business before the meeting.

New Polonia Bancorp’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new Polonia Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Polonia Bancorp board of directors or by a shareholder who has given appropriate notice to new Polonia Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Polonia Bancorp appropriate notice of its intention to bring that business before the meeting. New Polonia Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new Polonia Bancorp concerning the nature of the new business, the shareholder, the shareholder’s ownership in the new Polonia Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new Polonia Bancorp with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new Polonia Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of new Polonia Bancorp without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of old Polonia Bancorp provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to old Polonia Bancorp, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders’ annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of new Polonia Bancorp provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Polonia Bancorp or any subsidiary or a trustee of a plan.

In addition, Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new Polonia Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The charter of old Polonia Bancorp provides that no person, other than Polonia MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of old Polonia Bancorp or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of old Polonia Bancorp and the holders of two-thirds of the outstanding stock of old Polonia Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits old Polonia Bancorp to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of old Polonia Bancorp is not changed;

•

each share of old Polonia Bancorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of old Polonia Bancorp after such effective date; and

•

either: (a) no shares of voting stock of old Polonia Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of old Polonia Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of old Polonia Bancorp outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of new Polonia Bancorp requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger. The articles of incorporation of new Polonia Bancorp reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new Polonia Bancorp.

Under Maryland law, a sale of all or substantially all of new Polonia Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of new Polonia Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new Polonia Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Polonia Bancorp’s voting stock after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Polonia Bancorp at any time after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Polonia Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Polonia Bancorp and an interested shareholder generally must be recommended by the board of directors of new Polonia Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Polonia Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Polonia Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Polonia Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of old Polonia Bancorp nor the federal laws and regulations applicable to old Polonia Bancorp contain a provision that restricts business combinations between old Polonia Bancorp and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to old Polonia Bancorp generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash. This exception does not apply to old Polonia Bancorp because its stock is not listed on a national securities exchange which includes the Nasdaq Stock Market.

Under Maryland law, shareholders of new Polonia Bancorp have the right to dissent from any plan of merger or consolidation to which new Polonia Bancorp is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new Polonia Bancorp’s articles of incorporation, holders of new Polonia Bancorp common stock are not entitled to exercise the rights of an objecting shareholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new Polonia Bancorp provide that its directors, in discharging their duties to new Polonia Bancorp and in determining what they reasonably believe to be in the best interest of new Polonia Bancorp, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new Polonia Bancorp’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new Polonia Bancorp and its subsidiaries and on the communities in which new Polonia Bancorp and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new Polonia Bancorp; (d) whether a more favorable price could be obtained for new Polonia Bancorp’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new Polonia Bancorp; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new Polonia Bancorp is not in the best interest of new Polonia Bancorp, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new Polonia Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new Polonia Bancorp, even if the price offered is significantly greater than the market price of any equity security of new Polonia Bancorp.

Amendment of Governing Instruments. No amendment of the charter of old Polonia Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Polonia Bancorp generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of old Polonia Bancorp may be amended in a manner consistent with regulations of the Federal Reserve Board and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of old Polonia Bancorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new Polonia Bancorp may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new Polonia Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

RESTRICTIONS ON ACQUISITION OF NEW POLONIA BANCORP

General

Certain provisions in the articles of incorporation and bylaws of new Polonia Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New Polonia Bancorp

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Polonia Bancorp or any subsidiary or a trustee of a plan.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new Polonia Bancorp.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholder. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of new Polonia Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between new Polonia Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Polonia Bancorp’s voting stock after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Polonia Bancorp at any time after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Polonia Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Polonia Bancorp and an interested shareholder generally must be recommended by the board of directors of new Polonia Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Polonia Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Polonia Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Polonia Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Federal Reserve Board Regulations. Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal

Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The acquisition of 10% or more of our outstanding common stock may trigger provisions of the Bank Holding Company Act, the Change in Bank Control Act of 1978, the Federal Reserve Board’s Regulation Y and Office of the Comptroller of the Currency regulations. The Federal Reserve Board and Office of the Comptroller of the Currency also require persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board and the Office of the Comptroller of the Currency.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Federal Reserve Board and Office of the Comptroller of the Currency regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Federal Reserve Board and the Office of the Comptroller of the Currency to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF NEW POLONIA BANCORP CAPITAL STOCK

The common stock of new Polonia Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New Polonia Bancorp is authorized to issue 14,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01. Each share of new Polonia Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New Polonia Bancorp will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New Polonia Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by new Polonia Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of new Polonia Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of new Polonia Bancorp. If new Polonia Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new Polonia Bancorp will possess exclusive voting rights in new Polonia Bancorp. They will elect new Polonia Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New Polonia Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new Polonia Bancorp issues preferred stock, holders of new Polonia Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Polonia Bank, new Polonia Bancorp, as the sole holder of Polonia Bank’s capital stock, would be entitled to receive all of Polonia Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Polonia Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new Polonia Bancorp, the holders of its common stock would be entitled to receive all of the assets of new Polonia Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If new Polonia Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new Polonia Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New Polonia Bancorp will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of new Polonia Bancorp will be Registrar and Transfer Company, Cranford, New Jersey.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. S.R. Snodgrass, A.C. has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of old Polonia Bancorp and subsidiary as of December 31, 2010 and 2009, and for each of the years then ended, have been included herein in reliance upon the report of S.R. Snodgrass, A.C., an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The discussions related to state income taxes included under the “Material Income Tax Consequences” heading of “The Conversion and Offering” section, were prepared for the Company by S.R. Snodgrass, A.C., an independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Polonia MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve Board System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Board Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

A copy of the plan of conversion is available without charge from Polonia Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Board of Governors of the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF POLONIA BANCORP

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at June 30, 2011 (unaudited) and December 31, 2010 and 2009	F-2
Consolidated Statements of Income for the Six Months Ended June 30, 2011 and 2010 (unaudited) and the Years Ended December 31, 2010 and 2009	F-3
Consolidated Statements of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2011 (unaudited) and the Years Ended December 31, 2010 and 2009	F-4
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010 (unaudited) and the Years Ended December 31, 2010 and 2009	F-5
Notes to Consolidated Financial Statements	F-6

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new Polonia Bancorp have not been included in this prospectus because new Polonia Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Polonia Bancorp

We have audited the consolidated balance sheet of Polonia Bancorp (the “Company”) and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polonia Bancorp and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

April 15, 2011, except for Note 18 as to

    which the date is September 9, 2011

POLONIA BANCORP

CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2011	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$2,457,605	$2,426,126	$2,454,959
Interest-bearing deposits with other institutions	11,137,359	51,578,423	5,971,571

Cash and cash equivalents	13,594,964	54,004,549	8,426,530
Investment securities available for sale	18,522,762	27,350,263	30,601,587
Investment securities held to maturity (fair value $60,112,602, $26,075,142 and $13,640,975)	59,400,359	26,127,630	13,780,267
Loans receivable	139,295,332	138,499,284	151,292,271
Covered loans	30,112,238	32,808,086	—

Total loans	169,407,570	171,307,370	151,292,271
Less: Allowance for loan losses	1,557,267	833,984	1,115,141

Net loans	167,850,303	170,473,386	150,177,130
Accrued interest receivable	1,066,277	1,073,223	930,336
Federal Home Loan Bank stock	3,127,600	3,465,600	2,279,200
Premises and equipment, net	4,612,214	4,571,178	4,760,680
Bank-owned life insurance	4,175,005	4,140,267	4,053,225
FDIC indemnification asset	5,444,690	5,397,192	—
Other assets	1,730,876	2,225,661	3,061,704

TOTAL ASSETS	$279,525,050	$298,828,949	$218,070,659

LIABILITIES
Deposits	$217,035,445	$239,705,812	$164,207,245
FHLB advances - long-term	31,378,495	28,426,193	26,473,524
Advances by borrowers for taxes and insurance	1,072,469	1,005,753	1,280,863
Accrued interest payable	117,307	103,534	63,647
Other liabilities	2,253,934	2,328,096	2,200,421

TOTAL LIABILITIES	251,857,650	271,569,388	194,225,700

Commitments and contingencies (Note 12)	—	—	—

STOCKHOLDERS’ EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued or outstanding)	—	—	—
Common stock ($.01 par value; 14,000,000 shares authorized; 3,306,250 shares issued)	33,063	33,063	33,063
Additional paid-in-capital	13,948,898	13,863,863	13,694,394
Retained earnings	15,356,599	15,001,215	11,837,420
Unallocated shares held by Employee Stock Ownership Plan (“ESOP”) (90,749, 95,043, and 103,684 shares)	(907,499)	(950,437)	(1,036,840)
Treasury stock (149,154, 149,154, and 147,172 shares)	(1,262,141)	(1,262,141)	(1,251,735)
Accumulated other comprehensive income	498,480	573,998	568,657

TOTAL STOCKHOLDERS’ EQUITY	27,667,400	27,259,561	23,844,959

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$279,525,050	$298,828,949	$218,070,659

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF INCOME

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
INTEREST AND DIVIDEND INCOME
Loans receivable	$5,352,272	$4,190,114	$8,250,705	$8,772,106
Investment securities	1,232,283	867,057	1,584,270	1,926,637
Interest-bearing deposits and other dividends	4,468	1,968	9,471	8,751

Total interest and dividend income	6,589,023	5,059,139	9,844,446	10,707,494

INTEREST EXPENSE
Deposits	1,338,638	1,455,183	2,833,205	4,209,076
FHLB advances - short-term	11,187	—	—	396
FHLB advances - long-term	384,288	410,132	818,853	763,705
Advances by borrowers for taxes and insurance	11,039	12,460	22,909	27,057

Total interest expense	1,745,152	1,877,775	3,674,967	5,000,234

NET INTEREST INCOME BEFORE PROVISION (CREDIT) FOR LOAN LOSSES	4,843,871	3,181,364	6,169,479	5,707,260
Provision (credit) for loan losses	719,431	(212,134)	(115,408)	252,489

NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	4,124,440	3,393,498	6,284,887	5,454,771

NONINTEREST INCOME
Service fees on deposit accounts	82,686	40,776	86,311	92,211
Earnings on bank-owned life insurance	34,738	47,550	87,042	116,867
Investment securities gains, net	218,095	293,815	293,815	485,886
Gain on sale of loans	104,023	137,377	365,945	287,641
Rental income	150,535	143,316	287,847	290,173
Acquisition related gains	—	—	4,600,480	—
Other	173,252	284,223	388,998	171,117

Total noninterest income	763,329	947,057	6,110,438	1,443,895

NONINTEREST EXPENSE
Compensation and employee benefits	2,318,046	1,792,641	3,655,662	3,503,238
Occupancy and equipment	693,786	508,525	1,030,236	1,012,502
Federal deposit insurance premiums	206,668	230,078	375,983	408,643
Data processing expense	313,166	138,742	286,901	269,026
Professional fees	189,743	187,885	354,478	331,296
Other	727,223	1,162,810	1,942,236	1,034,195

Total noninterest expense	4,448,632	4,020,681	7,645,496	6,558,900

Income before income tax expense	439,137	319,874	4,749,829	339,766
Income tax expense	83,753	4,480	1,586,034	8,424

NET INCOME	$355,384	$315,394	$3,163,795	$331,342

EARNINGS PER SHARE, BASIC AND DILUTED	$0.12	$0.10	$1.04	$0.11

Weighted-average common shares outstanding, basic and diluted	3,047,598	3,028,628	3,033,208	3,015,800

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Shares	Treasury Stock	Accumulated Other Comprehensive Income	Total	Comprehensive Income
	Shares	Amount
Balance, December 31, 2008	3,306,250	$33,063	$13,515,680	$11,506,078	$(1,123,243)	$(983,145)	$655,248	$23,603,681
Net income				331,342				331,342	$331,342
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $44,607							(86,591)	(86,591)	(86,591)

Comprehensive income									$244,751

Purchase of treasury stock (31,982 shares)						(268,590)		(268,590)
Stock options compensation expense			89,593					89,593
Allocation of unearned ESOP shares			(26,612)		86,403			59,791
Allocation of unearned restricted stock			115,733					115,733

Balance, December 31, 2009	3,306,250	33,063	13,694,394	11,837,420	(1,036,840)	(1,251,735)	568,657	23,844,959
Net income				3,163,795				3,163,795	$3,163,795
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of taxes of $2,752							5,341	5,341	5,341

Comprehensive income									$3,169,136

Purchase of treasury stock (1,982 shares)						(10,406)		(10,406)
Stock options compensation expense			89,593					89,593
Allocation of unearned ESOP shares			(35,857)		86,403			50,546
Allocation of unearned restricted stock			115,733					115,733

Balance, December 31, 2010	3,306,250	33,063	13,863,863	15,001,215	(950,437)	(1,262,141)	573,998	27,259,561
Net income				355,384				355,384	$355,384
Other comprehensive loss (unaudited):
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $(38,904) (unaudited)							(75,518)	(75,518)	(75,518)

Comprehensive income (unaudited)									$279,866

Stock options compensation expense (unaudited)			44,796					44,796
Allocation of unearned ESOP shares (unaudited)			(17,626)		42,938			25,312
Allocation of unearned restricted stock (unaudited)			57,865					57,865

Balance, June 30, 2011 (unaudited)	3,306,250	$33,063	$13,948,898	$15,356,599	$(907,499)	$(1,262,141)	$498,480	$27,667,400

				June 30,		December 31,
				2011	2010	2010	2009
				(Unaudited)
Components of other comprehensive income (loss):
Changes in net unrealized gain on investment securities available for sale				$68,425	$155,638	$199,259	$234,094
Realized gains included in net income, net of taxes of $74,152, $99,897, $99,897, and $165,201, respectively				(143,943)	(193,918)	(193,918)	(320,685)

Total				$(75,518)	$(38,280)	$5,341	$(86,591)

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
OPERATING ACTIVITIES
Net income	$355,384	$315,394	$3,163,795	$331,342
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for loan losses	719,431	(212,134)	(115,408)	252,489
Depreciation, amortization, and accretion	295,650	211,126	484,976	256,772
Decrease (increase) in prepaid federal deposit insurance premium	157,632	182,100	280,996	(1,019,486)
Investment securities gains, net	(218,095)	(293,815)	(293,815)	(485,886)
Proceeds from sale of loans	6,845,692	7,576,832	17,117,989	24,872,007
Net gain on sale of loans	(104,023)	(137,377)	(365,945)	(287,641)
Loans originated for sale	(6,741,669)	(7,439,455)	(16,752,044)	(24,584,366)
Earnings on bank-owned life insurance	(34,738)	(47,550)	(87,042)	(116,867)
Deferred federal income taxes	(135,870)	126,690	1,543,642	(137,322)
Decrease (increase) in accrued interest receivable	6,946	89,805	(142,887)	(48,382)
Increase (decrease) in accrued interest payable	13,773	36,212	39,887	(220)
Compensation expense for stock options, ESOP, and restricted stock	127,973	129,032	255,872	265,117
Net gain on acquisition	—	—	(4,600,480)	—
Other, net	412,804	(374,296)	41,284	278,295

Net cash provided by (used for) operating activities	1,700,890	162,564	570,820	(424,148)

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from sales	6,044,294	6,483,428	6,483,428	9,786,536
Proceeds from principal repayments and maturities	2,821,073	7,015,080	12,929,518	13,863,947
Purchases	—	(7,376,563)	(9,251,651)	(29,924,517)
Investment securities held to maturity:
Proceeds from principal repayments and maturities	3,135,114	1,217,903	4,183,761	—
Purchases	(36,490,767)	(4,125,229)	(16,716,427)	—
Decrease (increase) in loans receivable, net	(756,977)	5,353,687	14,055,313	17,380,558
Decrease in covered loans	2,547,054	—	—	—
Loans purchased	—	—	—	(3,979,689)
Purchase of Federal Home Loan Bank stock	—	(54,600)	(54,600)	—
Redemptions of Federal Home Loan Bank stock	338,000	—	116,700	—
Purchase of premises and equipment	(201,925)	(64,784)	(104,598)	(86,991)
Net cash received from acquisition	—	—	46,776,710	—

Net cash provided by (used for) investing activities	(22,564,134)	8,448,922	58,418,154	7,039,844

FINANCING ACTIVITIES
Decrease in deposits, net	(22,565,359)	(5,316,635)	(15,078,108)	(379,160)
Net decrease in FHLB advances - short-term	—	—	—	(4,000,000)
Repayment of FHLB advances - long-term	(2,047,698)	(1,771,022)	(2,047,331)	(1,079,825)
Proceeds of FHLB advances - long-term	5,000,000	4,000,000	4,000,000	3,000,000
Purchase of treasury stock	—	—	(10,406)	(268,590)
Increase (decrease) in advances by borrowers for taxes and insurance, net	66,716	(111,269)	(275,110)	(132,533)

Net cash used for financing activities	(19,546,341)	(3,198,926)	(13,410,955)	(2,860,108)

Increase (decrease) in cash and cash equivalents	(40,409,585)	5,412,560	45,578,019	3,755,588
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	54,004,549	8,426,530	8,426,530	4,670,942

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,594,964	$13,839,090	$54,004,549	$8,426,530

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid:
Interest	$1,731,379	$1,841,563	$3,635,080	$5,000,454
Income taxes	35,000	30,000	90,000	93,569
Acquisitions (for more information, refer to Note 3 FDIC - Assisted Acquisition)
Non-cash assets acquired at fair value	$—	$—	$48,453,027	$—
Liabilities assumed at fair value	—	—	(90,629,257)	—

Net liabilities assumed	$—	$—	$(42,176,230)	$—

Net cash and cash equivalents acquired	$—	$—	$46,776,710	$—
Net gain recorded on acquisition	$—	$—	$4,600,480	$—

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Polonia Bancorp (the “Company”) was organized as a federally chartered corporation at the direction of Polonia Bank (the “Bank”) to become the mid-tier stock holding company for the Bank upon the completion of its reorganization into the mutual holding company form of organization. Pursuant to the Plan of Reorganization, the Bank converted to stock form with all of its stock owned by the Company.

The Bank was incorporated under Pennsylvania law in 1923. The Bank is a federally chartered savings bank located in Huntingdon Valley, Pennsylvania, whose principal sources of revenue emanate from its investment securities portfolio and its portfolio of residential real estate, commercial real estate, and consumer loans, as well as a variety of deposit services offered to its customers through seven offices located in the Greater Philadelphia area. As of December 31, 2010, the Bank was subject to regulation by the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”). As of July 21, 2011, the Bank became subject to regulation by the Office of the Comptroller of the Currency (the “OCC”).

The consolidated financial statements include the accounts of the Bank and the Bank’s wholly owned subsidiaries, Polonia Bank Mutual Holding Company (“PBMHC”), a Delaware investment company, and Community Abstract Agency, LLC (“CAA”). CAA provides title insurance on loans secured by real estate. The Bank also has a 49 percent ownership interest in Realty Capital Management, LLC, an entity formed to manage and dispose of real estate acquired through foreclosure. All significant intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent Company’s financial statements is carried at the parent Company’s equity in the underlying net assets.

Use of Estimates in the Preparation of Financial Statements

The accounting principles followed by the Company and the subsidiaries and the methods of applying these principles conform to U.S. generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost, adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized security gains and losses are computed using the specific identification method for debt securities and the average cost method for marketable equity securities. Interest and dividends on investment securities are recognized as income when earned.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and whether or not the Company intends to sell the security or whether its more likely than not that the Company would be required to sell the security before its anticipated recovery in market value. A decline in value that is considered to be other than temporary is recorded as a loss within non-interest income in the Consolidated Statement of Income.

The Company is a member of the Federal Home Loan Bank System and holds stock in the Federal Home Loan Bank (“FHLB”) of Pittsburgh. As a member, the Company maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 70 basis points of the outstanding unused FHLB borrowing capacity and one-twentieth of its outstanding FHLB borrowings, as calculated throughout the year. This equity security is accounted for at cost and classified separately on the Consolidated Balance Sheet. The stock is bought from and sold to the Federal Home Loan Bank based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) The significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time this situation has persisted (b) Commitments by the Federal Home Loan Bank to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) The impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank and (d) The liquidity position of the Federal Home Loan Bank.

While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Pittsburgh, remains in compliance with regulatory capital and liquidity requirements. With consideration given to these factors, management concluded that the stock was not impaired at June 30, 2011, December 31, 2010 or 2009.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at the principal amount outstanding less the allowance for loan losses and net of deferred loan origination fees and costs. Interest on loans is recognized as income when earned on the accrual method.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

Covered Loans

Loans comprise the majority of the assets acquired in the Company’s FDIC-assisted acquisition during 2010. All such acquired loans, excluding $1.2 million of acquired consumer loans, are subject to loss share agreements with the FDIC whereby the Bank is indemnified against a portion of the losses on those loans (“covered loans”).

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Covered Loans (Continued)

Purchased loans acquired in a business combination, including covered loans, are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan losses. In determining the estimated fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods and net present value of cash flows expected to be received. Purchased loans are accounted for in accordance with guidance for certain loans or debt securities acquired in a transfer when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the acquirer will not collect all contractually required principal and interest payments. In determining the acquisition date fair values of purchased loans, the Company calculates a non-accretable difference (the credit component of the purchased loans fair value adjustment) and an accretable difference (the yield component of the purchased loans fair value adjustment).

The difference between contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows will result in a reversal of the provision for loan losses to the extent of prior charges and then an adjustment to accretable yield, which would have a positive impact on interest income.

The accretable difference on purchased loans is the difference between the expected cash flows and the net present value of expected cash flows. Such difference is accreted into earnings using the effective yield method over the term of the loans.

FDIC Indemnification Asset

In connection with the Company’s FDIC-assisted acquisition, the Company has recorded an FDIC indemnification asset to reflect the loss-share arrangement provided by the FDIC. Since the indemnified items are covered loans, which are measured at fair value at the date of acquisition, the FDIC indemnification asset is also measured at fair value at the date of acquisition, and is calculated by discounting the cash flows expected to be received from the FDIC.

The FDIC indemnification asset is measured separately from the related covered assets because it is not contractually embedded in the assets and is not transferable if the assets are sold. The fair value of the FDIC indemnification asset is estimated using the present value of cash flows related to the loss share agreements based on the expected reimbursements for losses and the applicable loss share percentages. The Company will review and update the fair value of the asset prospectively as loss estimates related to covered loans change. Subsequent decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC indemnification asset for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan losses and related allowance for loan losses and adjustments to the FDIC indemnification asset, or prospective adjustment to the accretable discount if no provision for loan losses had been recorded.

The ultimate realization of the FDIC indemnification asset depends on the performance of the underlying covered assets, the passage of time and claims paid by the FDIC. The accretion of the FDIC receivable discount is recorded into noninterest income using the level yield method over the estimated life of the receivable.

Pursuant to the clawback provisions of the loss share agreement for the Company’s FDIC-assisted acquisition, the Company may be required to reimburse the FDIC should actual losses be less than certain thresholds established in the loss share agreement. The amount of the clawback provision for the acquisition

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FDIC Indemnification Asset (Continued)

is included in the FDIC indemnification asset in the accompanying Consolidated Balance Sheet and is measured at fair value at the date of acquisition. It is calculated as the difference between management’s estimated losses on covered loans and the loss threshold contained in the loss share agreement, multiplied by the applicable clawback provisions contained in the loss share agreement. This clawback amount which is payable to the FDIC upon termination of the applicable loss share agreement is discounted back to net present value. To the extent that actual losses on covered loans are less than estimated losses, the applicable clawback payable to the FDIC upon termination of the loss share agreements will increase. To the extent that actual losses on covered loans are more than estimated losses, the applicable clawback payable to the FDIC upon termination of the loss share agreements will decrease.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the creditworthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Multi-family and commercial real estate loans are reviewed on a regular basis with a focus on larger loans along with loans which have experienced past payment or financial deficiencies. Larger multi-family and commercial real estate loans which are 90 days or more past due are selected for impairment testing. These loans are analyzed to determine whether they are “impaired,” which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All multi-family and commercial real estate loans that are

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

delinquent 90 days and residential mortgage loans that are 120 days delinquent and are placed on nonaccrual status are classified on an individual basis. The remaining loans are evaluated and classified as groups of loans with similar risk characteristics. The Company allocates allowances based on the factors described below, which conform to the Company’s asset classification policy. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) one-to-four family real estate loans; (ii) multi-family and commercial real estate loans; (iii) commercial loans; (iv) home equity loans; (v) home equity lines of credit; and (vi) education and other loans. Factors considered in this process included general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. Certain qualitative factors are then added to the historical allocation percentage to get the total factor to be applied to nonclassified loans. The following qualitative factors are analyzed:

•	Levels of and trends in delinquencies

•	Trends in volume and terms

•	Trends in credit quality ratings

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the useful lives of the related assets, which range from 3 to 20 years for furniture, fixtures, and equipment and 40 years for buildings. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Bank-Owned Life Insurance

The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

Mortgage Servicing Rights (“MSRs”)

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for most of these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the Consolidated Balance Sheet.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Real Estate Owned

Real estate owned is carried at the lower of cost or fair value minus estimated costs to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds fair value minus estimated costs to sell. Operating expenses of such properties, net of related income, are expensed in the period incurred.

Federal Income Taxes

The Company and subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected based on the differences between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expense and benefit are based on the changes in the deferred tax assets or liabilities from period to period.

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash and due from banks and interest-bearing deposits with other institutions that have original maturities of less than 90 days.

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity for the six-month period ended June 30, 2011 (unaudited), and the years ended December 31, 2010 and 2009. Comprehensive income for the six-month period ended June 30, 2010 (unaudited), was $277,114.

Stock Options

The Company accounts for stock options based on the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as expense over the requisite service period. For both six-month periods ended June 30, 2011 and 2010 (unaudited), the Bank recorded $44,796 in expense related to share-based awards. For the years ended December 31, 2010 and 2009, the Bank recorded $89,593 in expense related to share-based awards. As of June 30, 2011 (unaudited), and December 31, 2010, there was approximately $104,491 and $149,286 of unrecognized cost related to unvested share-based awards granted. That cost is expected to be recognized over the next two years. The fair value of each option is amortized into expense on a straight-line basis between the grant date for the option and each vesting date.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December 2009, the FASB issued ASU 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15, 2009, and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial position.

In January 2010, the FASB issued ASU 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. ASU 2010-05 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll-forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance did not have a significant impact on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan is a Part of a Pool That is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force. ASU 2010-18 clarifies the treatment for a modified loan that was acquired as part of a pool of assets. Refinancing or restructuring the loan does not make it eligible for removal from the pool, the FASB said. The amendment is effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010, or later and did not have a significant impact on the Company’s financial statements.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. (See Note 6.) The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The Company is currently evaluating the impact the adoption of this guidance will have on the Company’s financial position or results of operations.

In August, 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules, and Codification of Financial Reporting Policies and did not have a significant impact on the Company’s financial statements.

In August, 2010, the FASB issued ASU 2010-22, Technical Corrections to SEC Paragraphs – An announcement made by the staff of the U.S. Securities and Exchange Commission. This ASU amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics and did not have a significant impact on the Company’s financial statements.

In September, 2010, the FASB issued ASU 2010-25, Plan Accounting – Defined Contribution Pension Plans. The amendments in this ASU require that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. The amendments in this update are effective for fiscal years ending after December 15, 2010, and did not have a significant impact on the Company’s financial statements.

In December, 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities may early adopt the amendments using the effective date for public entities. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20, enabling public-entity creditors to provide those disclosures after the FASB clarifies the guidance for

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

determining what constitutes a troubled debt restructuring. The deferral in this update will result in more consistent disclosures about troubled debt restructurings. This amendment does not defer the effective date of the other disclosure requirements in Update 2010-20. In the proposed Update for determining what constitutes a troubled debt restructuring, the FASB proposed that the clarifications would be effective for interim and annual periods ending after June 15, 2011. For the new disclosures about troubled debt restructurings in Update 2010-20, those clarifications would be applied retrospectively to the beginning of the fiscal year in which the proposal is adopted. The adoption of this guidance is not expected to have a significant impact on the entity’s financial statements.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. This ASU is not expected to have a significant impact on the Company’s financial statements.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011, and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial statements.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassifications did not affect net income or stockholders’ equity.

2.	EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	Six-Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
Weighted-average common shares outstanding	3,306,250	3,306,250	3,306,250	3,306,250
Average unearned nonvested shares	(16,955)	(29,267)	(26,170)	(38,482)
Average unallocated shares held by ESOP	(92,543)	(101,183)	(99,010)	(107,650)
Average treasury stock shares	(149,154)	(147,172)	(147,862)	(144,318)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	3,047,598	3,028,628	3,033,208	3,015,800

Options to purchase 153,903 shares of common stock for the period ended June 30, 2011 and 2010 (unaudited), and for the years ended December 31, 2010 and 2009, as well as 14,364, 26,676, 20,520, and 32,832 shares of restricted stock as of June 30, 2011 and 2010 (unaudited), and December 31, 2010 and 2009, respectively, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

3.	FDIC-ASSISTED ACQUISITION

On December 10, 2010, the Bank acquired certain assets and assumed certain liabilities of Earthstar Bank (“Earthstar”) from the FDIC, as Receiver of Earthstar. Earthstar operated four community banking branches within Bucks and Philadelphia counties. The Bank’s bid to purchase Earthstar included the purchase of certain Earthstar assets in exchange for assuming certain Earthstar deposits and certain other liabilities.

3.	FDIC-ASSISTED ACQUISITION (Continued)

Based on the terms of this transaction, the FDIC paid the Company $30.5 million ($30.8 million less a settlement of approximately $324,000), resulting in a pre-tax gain of $4.6 million. No cash or other consideration was paid by the Bank. The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses on covered assets. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on nonresidential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. The loss sharing agreements includes clawback provisions should losses not meet the specified thresholds and other conditions not be met. As a result of the loss sharing agreement with the FDIC, the Bank recorded an indemnification asset, net of estimated clawback provisions, of $5.4 million at the time of acquisition (for additional information, refer to the accounting policy “FDIC Indemnification Asset”.) As of December 31, 2010 and June 30, 2011, the Company has not submitted any cumulative net losses for reimbursement to the FDIC under the loss-sharing agreements.

The acquisition of Earthstar was accounted for under the acquisition method of accounting. A summary of net assets acquired and liabilities assumed is presented in the following table. The purchased assets and assumed liabilities were recorded at the acquisition date fair value. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

	Acquired from the FDIC	Fair Value Adjustments	As Recorded by the Company
Assets:
Cash and due from banks	$16,300,282	$—	$16,300,282
Investment securities	8,187,478	—	8,187,478
Loans receivable not covered by FDIC loss share	1,609,117	(339,000)	1,270,117
Loans receivable covered by FDIC loss share	40,515,228	(7,292,213)	33,223,015
FDIC indemnifiation asset	—	5,397,192	5,397,192
Other assets	375,225	—	375,225

Total assets acquired	66,987,330	(2,234,021)	64,753,309
Liabilities:
Deposits	90,411,176	165,499	90,576,675
Other liabilities	52,582	—	52,582

Total liabilities assumed	$90,463,758	$165,499	$90,629,257

Cash received on acquisition			$30,476,428
Gain on acquisition			$4,600,480

Results of operations for Earthstar prior to the acquisition date are not included in the Consolidated Statement of Income for the year ended December 31, 2010. Due to the significant amount of fair value adjustments, and the protection resulting from the FDIC loss sharing agreements, historical results of Earthstar are not relevant to the Company’s results of operations. Therefore, no pro forma information is presented.

U.S. generally accepted accounting principles prohibits carrying over an allowance for loan losses for impaired loans purchased in the Earthstar FDIC-assisted acquisition. On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired in the Earthstar acquisition was $3.3 million and the estimated fair value of the loans was $1.6 million. Total contractually required payments on these loans, including interest, at the acquisition date was $4.4 million. However, the Company’s preliminary estimate of expected cash flows was $1.8 million. At such date, the

3.	FDIC-ASSISTED ACQUISITION (Continued)

Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $2.7 million relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC. The Bank further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $114,448 on the acquisition date relating to these impaired loans.

The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, was determined by projecting discounted con-tractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Earthstar acquisition:

2010
Unpaid principal balance	$3,337,356
Interest	1,082,028

Contractual cash flows	4,419,384
Non-accretable discount	(2,657,833)

Expected cash flows	1,761,551
Accretable discount	(114,448)

Estimated fair value	$1,647,103

Changes in the accretable yield for purchased credit-impaired loans were as follows for the six-months ended June 30, 2011 (unaudited):

June 30, 2011
(Unaudited)
Balance at beginning of period	$114,448
Accretion	(32,480)
Reclassifications and other	(1,370)

Balance at end of period	$80,598

On the acquisition date, the preliminary estimate of the unpaid principal balance for all other loans acquired in the acquisition was $38.8 million and the estimated fair value of these loans was $32.8 million. The difference between unpaid principal balance and fair value of these loans which will be recognized in income on a level yield basis over the life of the loans, generally representing periods up to sixty months.

4.	INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale and held to maturity are summarized as follows:

	June 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
Available for Sale
Mortgage-backed securities:
Fannie Mae	$6,449,507	$408,983	$—	$6,858,490
Freddie Mac	270,889	20,746	—	291,635
Government National Mortgage Association	988,574	134,576	—	1,123,150
Collateralized mortgage obligations - government-sponsored entities	4,621,946	45,590	(40,188)	4,627,348

Total mortgage-backed securities	12,330,916	609,895	(40,188)	12,900,623
Corporate securities	5,418,073	157,626	(60)	5,575,639

Total debt securities	17,748,989	767,521	(40,248)	18,476,262
Equity securities - financial services	18,500	28,000	—	46,500

Total	$17,767,489	$795,521	$(40,248)	$18,522,762

Held to Maturity
Mortgage-backed securities:
Fannie Mae	$48,532,054	$641,369	$(73,571)	$49,099,852
Freddie Mac	10,868,305	144,445	—	11,012,750

Total mortgage-backed securities	$59,400,359	$785,814	$(73,571)	$60,112,602

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Mortgage-backed securities:
Fannie Mae	$7,557,936	$440,925	$—	$7,998,861
Freddie Mac	1,061,808	54,633	—	1,116,441
Government National Mortgage Association	1,054,443	124,805	—	1,179,248
Collateralized mortgage obligations - government-sponsored entities	6,236,550	24,575	(16,411)	6,244,714

Total mortgage-backed securities	15,910,737	644,938	(16,411)	16,539,264
Corporate securities	10,551,331	251,437	(869)	10,801,899

Total debt securities	26,462,068	896,375	(17,280)	27,341,163
Equity securities - financial services	18,500	—	(9,400)	9,100

Total	$26,480,568	$896,375	$(26,680)	$27,350,263

Held to Maturity
Mortgage-backed securities:
Fannie Mae	$22,611,248	$165,083	$(213,520)	$22,562,811
Freddie Mac	3,516,382	—	(4,051)	3,512,331

Total mortgage-backed securities	$26,127,630	$165,083	$(217,571)	$26,075,142

4.	INVESTMENT SECURITIES (Continued)

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Mortgage-backed securities:
Fannie Mae	$13,162,586	$557,138	$—	$13,719,724
Freddie Mac	2,763,475	142,253	—	2,905,728
Government National Mortgage Association	1,339,327	107,672	—	1,446,999
Collateralized mortgage obligations - government- sponsored entities	85,639	4,873	(3,558)	86,954

Total mortgage-backed securities	17,351,027	811,936	(3,558)	18,159,405
Corporate securities	12,370,458	156,124	(101,900)	12,424,682

Total debt securities	29,721,485	968,060	(105,458)	30,584,087
Equity securities - financial services	18,500	—	(1,000)	17,500

Total	$29,739,985	$968,060	$(106,458)	$30,601,587

Held to Maturity
Fannie Mae mortgage-backed securities	$13,780,267	$—	$(139,292)	$13,640,975

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	June 30, 2011
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Unaudited)
Mortage backed securities:
Fannie Mae	$10,524,855	$(73,571)	$—	$—	$10,524,855	$(73,571)
Collateralized mortgage obligations - government- sponsored entities	915,329	(38,179)	7,096	(2,009)	922,425	(40,188)

Total mortgage-backed securities	11,440,184	(111,750)	7,096	(2,009)	11,447,280	(113,759)

Corporate securities	499,940	(60)	—	—	499,940	(60)

Total	$11,940,124	$(111,810)	$7,096	$(2,009)	$11,947,220	$(113,819)

4.	INVESTMENT SECURITIES (Continued)

	December 31, 2010
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortage backed securities:
Fannie Mae	$10,974,673	$(213,520)	$—	$—	$10,974,673	$(213,520)
Freddie Mac	3,512,331	(4,051)	—	—	3,512,331	(4,051)
Collateralized mortgage obligations - government- sponsored entities	3,500,603	(14,718)	7,712	(1,693)	3,508,315	(16,411)

Total mortgage-backed securities	17,987,607	(232,289)	7,712	(1,693)	17,995,319	(233,982)

Corporate securities	874,765	(869)	—	—	874,765	(869)
Equity securities - financial services	9,100	(9,400)	—	—	9,100	(9,400)

Total	$18,871,472	$(242,558)	$7,712	$(1,693)	$18,879,184	$(244,251)

	December 31, 2009
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortage backed securities:
Fannie Mae	$13,640,975	$(139,292)	$—	$—	$13,640,975	$(139,292)
Collateralized mortgage obligations - government- sponsored entities	—	—	7,790	(3,558)	7,790	(3,558)

Total mortgage-backed securities	13,640,975	(139,292)	7,790	(3,558)	13,648,765	(142,850)

Corporate securities	5,898,100	(101,900)	—	—	5,898,100	(101,900)
Equity securities - financial services	17,500	(1,000)	—	—	17,500	(1,000)

Total	$19,556,575	$(242,192)	$7,790	$(3,558)	$19,564,365	$(245,750)

The Company reviews its position quarterly and has asserted that at June 30, 2011 (unaudited), and December 31, 2010, the declines outlined in the above table represent temporary declines and the Company does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. There were fifteen, eight, and seven positions that were temporarily impaired at June 30, 2011 (unaudited), and December 31, 2010 and 2009, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes, sector credit ratings changes, or Company-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities at June 30, 2011 (unaudited), and December 31, 2010, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic, generally monthly, payments of principal and interest and have contractual maturities ranging from 3 to 30 years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

4.	INVESTMENT SECURITIES (Continued)

	Available for Sale		Held to Maturity
June 30, 2011	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
Due within one year	$64	$64	$—	$—
Due after one year through five years	5,644,827	5,842,000	—	—
Due after five years through ten years	4,206,698	4,425,903	16,351,172	16,628,698
Due after ten years	7,897,400	8,208,295	43,049,187	43,483,904

Total	$17,748,989	$18,476,262	$59,400,359	$60,112,602

	Available for Sale		Held to Maturity
December 30, 2010	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$192	$192	$—	$—
Due after one year through five years	10,331,092	10,609,445	—	—
Due after five years through ten years	5,766,949	6,024,761	12,798,259	12,936,778
Due after ten years	10,363,835	10,706,765	13,329,371	13,138,364

Total	$26,462,068	$27,341,163	$26,127,630	$26,075,142

For the six-month periods ended June 30, 2011 and 2010 (unaudited), the Company realized gross gains of $218,095 and $293,815 and proceeds from the sale of investment securities of $6,044,294 and $6,483,428, respectively, and for the year ended December 31, 2010, the Company realized gross gains of $293,815 and proceeds from the sale of investment securities of $6,483,428. For the year ended December 31, 2009, the Company realized gross gains of $485,886 and proceeds from the sale of investment securities of $9,786,536.

5.	LOANS RECEIVABLE

Loans receivable consist of the following:

	June 30,	December 31,
	2011	2010	2009
	(Unaudited)
Mortgage loans:
One-to-four family	$120,798,312	$119,085,014	$131,570,796
Multi-family and commercial	9,769,620	10,272,043	10,214,036

	130,567,932	129,357,057	141,784,832
Home equity loans	2,830,992	2,918,492	3,372,071
Home equity lines of credit (“HELOCs”)	2,088,794	2,023,561	3,036,690
Education loans	2,950,394	3,178,622	3,281,029
Other consumer loans	3,602	29,062	32,390
Non-covered loans purchased	1,124,410	1,270,117	—
Covered loans	30,112,238	32,808,086	—

	169,678,362	171,584,997	151,507,012
Less:
Net deferred loan fees	270,792	277,627	214,741
Allowance for loan losses	1,557,267	833,984	1,115,141

Total	$167,850,303	$170,473,386	$150,177,130

5.	LOANS RECEIVABLE (Continued)

The Company’s loan portfolio consists predominantly of one-to-four family unit first mortgage loans in the northwest suburban area of metropolitan Philadelphia, primarily in Montgomery and Bucks Counties. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank’s loan underwriting policies. In general, the Company’s loan portfolio performance at June 30, 2011 (unaudited), and December 31, 2010 and 2009, is dependent upon the local economic conditions.

Mortgage loans serviced by the Company for others amounted to $28,657,928, $23,763,341, and $13,559,584 at June 30, 2011 (unaudited), and December 31, 2010 and 2009, respectively.

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors for the period ended June 30, 2011 (unaudited), and the year ended December 31, 2010, is as follows:

December 31, 2010	Additions	Amounts Collected	June 30, 2011
	(Unaudited)
$2,759,409	$1,275,178	$93,873	$3,940,714

December 31, 2009	Additions	Amounts Collected	December 31, 2010
$2,038,928	$944,134	$223,653	$2,759,409

6.	ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: one-to-four family mortgage loans, multi-family and commercial mortgage loans, commercial loans, home equity loans, home equity lines of credit, and education and other consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a two-year period for all portfolio segments. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies

•	Trends in volume and terms

•	Trends in credit quality ratings

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the allowance for loan losses for the six-month periods ended June 30, 2011 and 2010 (unaudited) and for the years ended December 31 are as follows:

	Six-Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
Balance, January 1	$833,984	$1,115,141	$1,115,141	$857,702
Add:
Provision (credit) for loan losses	719,431	(212,134)	(115,408)	252,489
Loan recoveries	3,852	2,732	4,357	4,950

	1,557,267	905,739	1,004,090	1,115,141
Less:
Charge-offs	—	961	170,106	—

Balance, December 31	$1,557,267	$904,778	$833,984	$1,115,141

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Company considers the allowance for loan losses of $1,557,267 and $833,984 adequate to cover loan losses inherent in the loan portfolio, at June 30, 2011 (unaudited), and December 31, 2010. At December 31, 2010, covered loans were excluded from the analysis of the allowance for loan loss, as they were accounted for separately. Accordingly, no allowance for loan losses related to the acquired loans was recorded on the acquisition date as the fair value of the loans acquired incorporate assumptions regarding credit risk. The following table presents by portfolio segment the recorded investment in loans for the six-month period ended June 30, 2011 (unaudited), and the year ended December 31, 2010:

	June 30, 2011
	One-to- Four Family Real Estate	Multi-family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
	(Unaudited)
Allowance for loan losses:
Beginning Balance	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Provision (credit) for loan losses	384,652	276,495	52,270	(437)	559	5,892	719,431
Charge-offs	—	—	—	—	—	—	—
Recoveries	3,852	—	—	—	—	—	3,852

Net (charge-offs) recoveries	3,852	—	—	—	—	—	3,852

Allowance at end of period	$907,686	$550,781	$52,270	$14,155	$10,444	$21,931	$1,557,267

Ending Balance	$907,686	$550,781	$52,270	$14,155	$10,444	$21,931	$1,557,267
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$907,686	$550,781	$52,270	$14,155	$10,444	$21,931	$1,557,267
Loans:
Ending Balance	$138,046,579	$21,548,436	$1,085,155	$2,830,992	$2,088,794	$4,078,406	$169,678,362
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$136,862,407	$21,062,865	$1,085,155	$2,830,992	$2,088,794	$4,078,406	$168,008,619
Ending balance: loans acquired with deteriorated credit quality	$1,184,172	$485,571	$—	$—	$—	$—	$1,669,743

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2010
	One-to- Four Family Real Estate	Multi-family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
Allowance for loan losses:
Ending Balance	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Loans:
Ending Balance	$119,085,014	$10,272,043	$—	$2,918,492	$2,023,561	$3,207,684	$137,506,794
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$119,085,014	$10,272,043	$—	$2,918,492	$2,023,561	$3,207,684	$137,506,794

Credit Quality Information

The following tables represent credit exposures by internally assigned grades for the period ended June 30, 2011 (unaudited), and the year ended December 31, 2010. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are three sub-grades within the pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful, and Loss within the internal risk rating system as of June 30, 2011 (unaudited), and December 31, 2010:

	June 30, 2011	December 31, 2010
	Multi-Family and Commercial Real Estate	Multi-Family and Commercial Real Estate
	(Unaudited)
Pass	$7,003,982	$7,475,825
Special Mention	2,745,763	2,775,251
Substandard	19,875	20,967
Doubtful	—	—
Loss	—	—

Ending Balance	$9,769,620	$10,272,043

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

For one-to-four family real estate, home equity, HELOCs, and education and other loans, the Company evaluates credit quality based on the performance of the individual credits. Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due. The following table presents the recorded investment in the non-covered loan classes based on payment activity as of June 30, 2011 (unaudited), and December 31, 2010:

	June 30, 2011
	One-to-Four Family Real Estate	Home Equity	HELOCs	Education and Other Consumer	Non-covered Loans Purchased
	(Unaudited)
Performing	$119,762,085	$2,830,992	$2,088,794	$2,915,366	$1,114,312
Nonperforming	1,036,227	—	—	38,630	10,098

Total	$120,798,312	$2,830,992	$2,088,794	$2,953,996	$1,124,410

	December 31, 2010
	One-to-Four Family Real Estate	Home Equity	HELOCs	Education and Other Consumer	Non-covered Loans Purchased
Performing	$118,335,481	$2,918,492	$1,976,912	$2,992,563	$1,258,908
Nonperforming	749,533	—	46,649	215,121	11,209

Total	$119,085,014	$2,918,492	$2,023,561	$3,207,684	$1,270,117

The following table presents an aging analysis of the recorded investment of non-covered past due loans.

	June 30, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
	(Unaudited)
One-to-Four Family Real Estate	$430,793	$383,937	$1,036,227	$1,850,957	$118,947,355	$120,798,312	$—
Multi-family and Commercial Real Estate	1,374,798	—	—	1,374,798	8,394,822	9,769,620	—
Home Equity	27,609	44,417	—	72,026	2,758,966	2,830,992	—
HELOCs	—	—	—	—	2,088,794	2,088,794	—
Education and Other Consumer	40,678	32,913	38,630	112,221	2,841,775	2,953,996	—
Non-covered Loans Purchased	—	79,714	10,098	89,812	1,034,598	1,124,410	—

Total	$1,873,878	$540,981	$1,084,955	$3,499,814	$136,066,310	$139,566,124	$—

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

	December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
One-to-Four Family Real Estate	$389,875	$741,652	$749,533	$1,881,060	$117,203,954	$119,085,014	$—
Multi-family and Commercial Real Estate	20,967	—	—	20,967	10,251,076	10,272,043	—
Home Equity	—	—	—	—	2,918,492	2,918,492	—
HELOCs	—	—	46,649	46,649	1,976,912	2,023,561	—
Education and Other Consumer	66,274	24,397	215,121	305,792	2,901,892	3,207,684	—
Non-covered Loans Purchased	3,254	1,756	11,209	16,219	1,253,898	1,270,117	—

Total	$480,370	$767,805	$1,022,512	$2,270,687	$136,506,224	$138,776,911	$—

Nonaccrual Loans

Multi-family and commercial loans are considered for nonaccrual status upon 90 days delinquency, and one-to-four family loans are considered for nonaccrual status after 120 days. When a loan is placed in nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

On the following table are the non-covered loans on nonaccrual status as of June 30, 2011 (unaudited), and December 31, 2010. The balances are presented by class of loans.

	June 30, 2011	December 31, 2010
	(Unaudited)
One-to-four family mortgage	$1,036,227	$749,533
HELOCs	—	46,649
Education and other consumer	38,630	215,121
Non-covered loans purchased	10,098	11,209

Total	$1,084,955	$1,022,512

The Company had non-covered nonaccrual loans of $1,084,955, $1,022,512, and $2,741,967 at June 30, 2011 (unaudited), and December 31, 2010 and 2009, respectively. Interest income on loans would have increased by approximately $15,814, $48,193, and $86,069 during the period ended June 30, 2011 (unaudited), and December 31, 2010 and 2009, respectively, if these loans had performed in accordance with their original terms. Management evaluates commercial real estate loans which are 90 days or more past due for impairment. At June 30, 2011 (unaudited), and December 31, 2010 and 2009, there were no non-covered loans considered to be impaired.

7.	COVERED LOANS

At June 30, 2011 (unaudited), and December 31, 2010, the Company had $30.1 million and $32.8 million (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC). Covered loans were recorded at fair value pursuant to the purchase accounting guidelines. Purchased loans acquired in a business combination, including loans purchased in our FDIC-assisted transaction, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses.

Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. The carrying value of covered loans acquired with deteriorated credit quality was $1.7 million at June 30, 2011 (unaudited), and December 31, 2010. There were no material increases or decreases in the expected cash flows of covered loans between December 10, 2010 (the “acquisition date”) and December 31, 2010, or through June 30, 2011 (unaudited). The fair value of purchased credit-impaired loans, on the acquisition date, was determined primarily based on the fair value of loan collateral.

The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition was $31.5 million at December 31, 2010. The fair value of loans that were not credit-impaired was determined based on estimates of losses on defaults and other market factors.

The components of covered loans by portfolio class as of June 30, 2011 (unaudited), and December 31, 2010, were as follows:

	June 30, 2011	December 31, 2010
	(Unaudited)
Mortgage loans:
One-to-four family	$17,248,267	$18,771,142
Multi-family and commercial	11,778,816	12,783,952

	29,027,083	31,555,094
Commercial	1,085,155	1,252,992

Total Loans	$30,112,238	$32,808,086

The following table shows the breakdown of covered loans that are current, past due, non-accrual, and loans past due greater than 90 days and still accruing as of June 30, 2011 (unaudited), and December 31, 2010.

	June 30, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
	(Unaudited)
Mortgage loans:
One-to-four family	$109,829	$342,212	$620,623	$1,072,664	$16,175,603	$17,248,267	$—
Multi-family and commercial	—	—	177,264	177,264	11,601,552	11,778,816	—
Commercial	—	—	95,112	95,112	990,043	1,085,155	—

Total	$109,829	$342,212	$892,999	$1,345,040	$28,767,198	$30,112,238	$—

7.	COVERED LOANS (Continued)

	December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Mortgage loans:
One-to-four family	$2,056,663	$123,007	$206,035	$2,385,705	$16,385,437	$18,771,142	$—
Multi-family and commercial	145,487	—	178,512	323,999	12,459,953	12,783,952	—
Commercial	—	—	595,768	595,768	657,224	1,252,992	—

Total	$2,202,150	$123,007	$980,315	$3,305,472	$29,502,614	$32,808,086	$—

The following table presents covered loans that currently are not accruing interest as of June 30, 2011 (unaudited), and December 31, 2010.

	June 30, 2011	December 31, 2010
	(Unaudited)
Mortgage loans:
One-to-four family	$620,623	$305,466
Multi-family and commercial	177,264	178,512
Commercial	95,112	595,768

	$892,999	$1,079,746

8.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	June 30, 2011	December 31,
		2010	2009
	(Unaudited)
Land	$55,000	$55,000	$55,000
Buildings	6,968,562	6,968,562	6,968,562
Furniture, fixtures, and equipment	2,575,870	2,373,945	2,320,162

	9,599,432	9,397,507	9,343,724
Less accumulated depreciation	4,987,218	4,826,329	4,583,044

Total	$4,612,214	$4,571,178	$4,760,680

Depreciation expense amounted to $161,684, $142,701, $294,100, and $292,597 for the six-month periods ended June 30, 2011 and 2010 (unaudited), and for the years ended December 31, 2010 and 2009, respectively.

9.	DEPOSITS

Deposit accounts are summarized as follows as of June 30, 2011 (unaudited), and December 31:

			December 31,
	June 30, 2011		2010		2009
	Amount	%	Amount	%	Amount	%
	(Unaudited)
Non-interest-bearing demand	$5,494,897	2.53%	$8,806,067	3.68%	$5,649,802	3.44%
NOW accounts	13,760,496	6.34	14,767,387	6.16	11,118,180	6.77
Money market deposit	48,753,457	22.46	56,768,776	23.70	32,859,511	20.01
Savings	30,231,866	13.93	29,523,229	12.32	29,088,102	17.71

	98,240,716	45.26	109,865,459	45.86	78,715,595	47.93

Time deposits:
0.01 - 0.99%	24,356,760	11.22	15,470,915	6.45	—	—
1.00 - 1.99%	58,584,180	26.99	71,933,905	30.00	32,382,963	19.72
2.00 - 3.99%	21,286,883	9.81	21,859,336	9.12	26,128,457	15.91
4.00 - 5.99%	14,566,906	6.72	20,576,197	8.57	26,980,230	16.44

	118,794,729	54.74	129,840,353	54.14	85,491,650	52.07

Total	$217,035,445	100.00%	$239,705,812	100.00%	$164,207,245	100.00%

The scheduled maturities of time deposits are as follows:

	June 30, 2011	December 31, 2010
	(Unaudited)
One year or less	$77,349,842	$91,850,547
More than one year to two years	15,369,495	13,548,290
More than two years to three years	6,561,615	6,151,673
More than three years to four years	2,203,631	1,597,679
More than four years	17,310,146	16,692,164

Total	$118,794,729	$129,840,353

Time deposits include those in denominations of $100,000 or more. Such deposits aggregated $40,936,875, $40,387,644, and $22,206,002 at June 30, 2011 (unaudited), and December 31, 2010 and 2009, respectively.

The scheduled maturities of time deposits in denominations of $100,000 or more at June 30, 2011 (unaudited), and December 31, 2010, are as follows:

	June 30, 2011	December 31, 2010
	(Unaudited)
Within three months	$7,327,750	$12,357,408
Three through six months	6,622,419	5,848,364
Six through twelve months	14,346,488	12,055,311
Over twelve months	12,640,218	10,126,561

Total	$40,936,875	$40,387,644

9.	DEPOSITS (Continued)

Interest expense by deposit category is as follows:

	Six-Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
NOW accounts	$39,409	$38,199	$73,902	$76,736
Money market deposit	175,335	193,460	353,057	581,998
Savings	66,359	82,159	148,812	237,084
Time deposits	1,057,535	1,141,365	2,257,434	3,313,258

Total	$1,338,638	$1,455,183	$2,833,205	$4,209,076

10.	FHLB ADVANCES – LONG-TERM

The following table sets forth information concerning FHLB advances – long-term:

	Maturity range		Weighted- average interest rate	Stated interest rate range		June 30, 2011	At December 31,
Description	from	to		from	to		2010	2009
						(Unaudited)
Convertible	03/19/18	08/27/18	3.08%	2.13%	4.15%	$17,000,000	$17,000,000	$17,000,000
Fixed-rate	02/06/13	06/01/16	2.31	1.76	3.58	6,500,000	1,500,000	1,500,000
Fixed-rate amortizing	12/26/12	12/26/12	3.87	3.87	3.87	878,495	1,160,193	1,707,524
Mid-term repo fixed	01/03/12	01/11/13	1.71	1.41	2.09	7,000,000	8,766,000	6,266,000

Total						$31,378,495	$28,426,193	$26,473,524

Payments of FHLB borrowings are summarized as follows:

June 30,	June 30, 2011		December 31,	December 31, 2010
	Amount	Weighted- Average Rate		Amount	Weighted- Average Rate
	(Unaudited)
2012	$5,579,989	1.79%	2011	$2,334,891	3.21%
2013	3,798,506	2.82	2012	5,591,302	1.80
2015	3,000,000	1.76	2013	3,500,000	2.73
2016	2,000,000	2.16	2016 and Thereafter	17,000,000	3.08

2017 and Thereafter	17,000,000	3.08	Total	$28,426,193	2.80%

Total	$31,378,495	2.63%

As of December 31, 2010, the Company had one fixed-rate amortizing borrowing with the FHLB, which was originated in December 2002. The fixed-rate amortizing borrowing requires aggregate monthly payments of principal and interest of $50,314 for the remaining borrowing through December 2012. The Company also has three convertible select borrowings, five mid-term repo-fixed borrowings, and one fixed-rate borrowing. These borrowings were originated in 2008, 2009, and 2010 and mature from February 2011 through August 2018. All borrowings acquired in 2008, 2009, and 2010 require quarterly payments of interest only. The convertible select borrowings are convertible to variable-rate advances on specific dates at the discretion of the FHLB. Should the FHLB convert these advances, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

10.	FHLB ADVANCES – LONG-TERM (Continued)

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encum-brances. In addition, the Company has a maximum borrowing capacity of $89.2 million and $110.8 million with the FHLB at June 30, 2011 (unaudited), and December 31, 2010.

11.	INCOME TAXES

The provision for income taxes consists of:

	Six-Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
Current tax expense	$219,623	$(122,210)	$42,393	$145,746
Deferred taxes	(135,870)	126,690	1,543,641	(137,322)

Total	$83,753	$4,480	$1,586,034	$8,424

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	Six-Months Ended	Year Ended December 31,
	June 30, 2011	2010	2009
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$423,924	$283,231	$350,897
Deferred loan fees	—	55	112
Deferred compensation	1,100,030	1,060,020	1,010,510
Investment securities impairment	163,710	163,710	163,710
Deferred health care	69,613	69,913	69,062
State net operating loss carryforward	204,164	196,662	177,765
Capital loss carryforwards	11,082	75,359	181,282
Premises and equipment	81,504	79,684	85,203
Charitable contribution carryforward	30,878	44,323	31,114
Goodwill	260,814	269,843	—
Other	102,001	107,126	45,109

Total gross deferred tax assets	2,447,720	2,349,926	2,114,764
Valuation allowance	(246,124)	(316,344)	(390,160)

Total net deferred tax assets	2,201,596	2,033,582	1,724,604

Deferred tax liabilities:
Prepaid insurance	49,063	61,907	44,333
Deferred gain on FDIC-assisted acquisition	1,880,033	1,835,045	—
Net unrealized gain on securities	256,793	295,696	292,945

Total gross deferred tax liabilities	2,185,889	2,192,648	337,278

Net deferred tax assets (liabilities)	$15,707	$(159,066)	$1,387,326

11.	INCOME TAXES (Continued)

The valuation allowance as of June 30, 2011 (unaudited), and December 31, 2010 and 2009, consisted of a 100 percent allowance against specific deferred tax assets. These deferred tax assets are subject to expiration periods ranging from three years to five years. It could not be determined that it was more than likely that the Company would be in a taxable position adequate to utilize these deferred tax assets prior to their expiration. These deferred tax assets consists of the Pennsylvania Mutual thrift tax loss carryforward, capital loss carryforward, and the charitable contribution carryforward.

The Company has been in a cumulative loss position for the past several years; however, the losses have been declining in a manner consistent with the current business plan. The Company has recorded taxable income in 2009 and 2008, and expects to record taxable income for 2010. The Company has projected that it will continue to be in a taxable position resulting from implementation of the business plan. Based upon the long-term nature of the remaining deferred tax assets, it was determined that the Company would likely be in a taxable position to allow for the utilization of the remaining deferred tax assets and that a valuation allowance on those deferred tax assets was not appropriate.

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows:

	Six Months Ended June 30,
	2011		2010
	Amount	% of Pretax Income	Amount	% of Pretax Income
	(Unaudited)
Provision at statutory rate	$149,307	34.0%	$108,757	34.0%
Tax-exempt income	(11,811)	(2.7)	(16,167)	(5.1)
Valuation allowance	(75,449)	(17.2)	(96,603)	(30.2)
Other, net	21,706	5.0	8,493	2.7

Actual tax expense and effective rate	$83,753	19.1%	$4,480	1.4%

	Year Ended December 31,
	2010		2009
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$1,614,942	34.0%	$115,521	34.0%
Tax-exempt income	(29,594)	(0.6)	(39,735)	(11.7)
Valuation allowance	(92,713)	(2.0)	(110,456)	(32.5)
Other, net	93,399	2.0	43,094	12.7

Actual tax expense and effective rate	$1,586,034	33.4%	$8,424	2.5%

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax that is calculated at 11.5 percent of Pennsylvania earnings based on U.S. generally accepted accounting principles with certain adjustments.

At June 30, 2011 (unaudited), and December 31, 2010, the Bank has an available capital loss carryforward of approximately $32,594 and $533,181 that will expire in 2011.

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-

11.	INCOME TAXES (Continued)

likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2007.

12.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, management makes various commitments that are not reflected in the accompanying consolidated financial statements. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements, as deemed necessary, in compliance with lending policy guidelines. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

The off-balance sheet commitments consisted of the following:

	June 30, 2011	December 31,
		2010	2009
	(Unaudited)
Commitments to extend credit	$896,300	$3,963,600	$1,362,650
Unused lines of credit	5,946,030	9,602,562	663,304
Letters of Credit	36,091	36,091	155,978

Commitments to extend credit consist of fixed-rate commitments with interest rates ranging from 4.50 percent to 7.25 percent and 3.875 percent to 7.25 percent at June 30, 2011 (unaudited), and December 31, 2010, respectively. The commitments outstanding at June 30, 2011 (unaudited), and December 31, 2010, contractually mature in less than one year.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consisted primarily of available commercial and personal lines of credit and loans approved but not yet funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Contingent Liabilities

The Company is involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

13.	EMPLOYEE BENEFITS

Benefit Plan

The Company has a defined contribution pension plan (the “Plan”) for all regular full-time employees meeting certain eligibility requirements. Annual contributions are discretionary but will not exceed 15 percent of eligible employees’ salaries. The Plan may be terminated at any time at the discretion of the Board of Directors. Pension expense for the profit sharing portion of the Plan was $0 for both six-month periods ended June 30, 2011 and 2010 (unaudited), and $49,555, and $49,228 for the years ended December 31, 2010 and 2009, respectively.

The Plan includes provisions to include employee and employer 401(k) contributions. Under the Plan, the Company will match 100 percent of the employees’ eligible contributions, up to the maximum of 5 percent of each qualifying employee’s salary, and an additional 10 percent of each non-qualifying employee’s salary. The Company contributions for the 401(k) plan were $88,704, $90,463, $186,529, and $182,173 for the six-month periods ended June 30, 2011 and 2010 (unaudited), and the years ended December 31, 2010 and 2009, respectively.

Employee Stock Ownership Plan (“ESOP”)

In connection with the conversion, the Company created an ESOP for the benefit of employees who meet the eligibility requirements, which include having completed one year of service with the Company or its subsidiary and attained age 18. The ESOP trust acquired 129,605 shares of the Company’s stock from proceeds from a loan with the Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The ESOP trust’s outstanding loan bears interest at 8.25 percent and requires an annual payment of principal and interest of $153,439 through December of 2021.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of payments made during the year to remaining amount of payments due on the loan through maturity. Accordingly, the shares pledged as collateral are reported as unallocated common stock held by the ESOP shares in the Consolidated Balance Sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. The Company recognized ESOP expense of $25,312, $26,369, $50,546, and $59,791 for the six-month periods ended June 30, 2011 and 2010 (unaudited), and for the years ended December 31, 2010 and 2009, respectively.

The following table presents the components of the ESOP shares:

		December 31,
	June 30, 2011	2010	2009
	(Unaudited)
Allocated shares	38,882	34,562	25,921
Unreleased shares	90,723	95,043	103,684

Total ESOP shares	129,605	129,605	129,605

Fair value of unreleased shares	$548,874	$522,736	$725,788

Equity Incentive Plan

Employees and non-employee corporate directors are eligible to receive awards of restricted stock and options based upon performance related requirements. Awards granted under the Plan are in the form of the Company’s common stock and options to purchase stock and are subject to certain vesting requirements including continuous employment or service with the Company. The Company has authorized 226,808 shares of the Company’s common stock under the Plan. The Plan assists the Company in attracting,

13.	EMPLOYEE BENEFITS (Continued)

Equity Incentive Plan (Continued)

retaining, and motivating employees and non-employee directors to make substantial contributions to the success of the Company and to increase the emphasis on the use of equity as a key component of compensation.

Restricted Stock Plan

In connection with the Equity Incentive Plan, the Company awarded 64,800 shares of restricted stock to directors and officers of the Company on August 21, 2007. These shares vest over a five-year period ending in 2012. Compensation expense related to the vesting of shares was $57,866 for the six-month periods ended June 30, 2011 and 2010 (unaudited), and $115,733 for each of the years ended December 31, 2010 and 2009.

	Number of Restricted Stock	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2010	24,624	$9.40
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at June 30, 2011 (Unaudited)	24,624	$9.40

Nonvested at December 31, 2009	36,936	$9.40
Granted	—	—
Vested	12,312	9.40
Forfeited	—	—

Nonvested at December 31, 2010	24,624	$9.40

Stock Option Plan

In connection with the 2007 Equity Incentive Plan, the Board of Directors approved the formation of a stock option plan. The plan provides for granting incentive options to key officers and other employees of the Company and nonqualified stock options to nonemployee directors of the Company. A total of 162,003 shares of either authorized and unissued shares or authorized shares issued by and subsequently reacquired by the Bank as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the plan. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted are vested over various time periods and are determined at the time of grant.

13.	EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

The following table is a summary of the Company’s stock option activity and related information for its option plan:

	June 30, 2011	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(Unaudited)
Outstanding, beginning	153,903	$9.40	6.64	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding, ending	153,903	$9.40	6.14	—

Vested and exercisable at period-end	92,342	$9.40	6.14	—

	December 31, 2010	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, beginning	153,903	$9.40	7.64	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding, ending	153,903	$9.40	6.64	—

Vested and exercisable at year-end	92,342	$9.40	6.64	—

The following table summarizes the Company’s nonvested options and changes therein during the period ended June 30, 2011 (unaudited), and the year ended December 31, 2010:

	Number of Stock Options	Weighted- average Grant Date Fair Value
Nonvested at December 31, 2010	61,561	$9.40
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at June 30, 2011 (Unaudited)	61,561	$9.40

Nonvested at December 31, 2009	92,342	$9.40
Granted	—	—
Vested	(30,781)	9.40
Forfeited	—	—

Nonvested at December 31, 2010	61,561	$9.40

13.	EMPLOYEE BENEFITS (Continued)

Supplemental Retirement Plan

The Company has a Supplemental Life Insurance Plan (“Plan”) for three officers of the Bank. The Plan requires the Bank to make annual payments to the beneficiaries upon their death. In connection with the Plan, the Company funded life insurance policies with an aggregate amount of $3,085,000 on the lives of those officers that currently have a death benefit of $10,938,081. The cash surrender value of these policies totaled $4,175,005, $4,140,267, and $4,053,225 at June 30, 2011 (unaudited), and December 31, 2010 and 2009, respectively. The Plan provides that death benefits totaling $6.0 million at June 30, 2011 (unaudited), and December 31, 2010, will be paid to their beneficiaries in the event the officers should die.

Additionally, the Company has a Supplemental Retirement Plan (“SRP”) for the current and former presidents as well as two senior officers of the Bank. At June 30, 2011 (unaudited), and December 31, 2010 and 2009, $1,570,805, $1,520,087, and $1,485,552, respectively, has been accrued under these SRPs, and this liability and the related deferred tax asset of $534,074, $516,830, and $505,088, respectively, are recognized in the financial statements.

The deferred compensation for the current and former presidents is to be paid for the remainder of their lives, commencing with the first year following the termination of employment after completion of required service. The current president’s payment is based on 60 percent of his final full year annual gross taxable compensation adjusted annually for the change in the consumer price index or 4 percent, whichever is higher. The former president’s payment is based on 60 percent of his final full year annual gross taxable compensation adjusted annually for the change in the consumer price index. The deferred compensation for the two senior officers is to be paid at the rate of $50,000 per year for 20 years, commencing 5 years after retirement or age 65, whichever comes first, following the termination of employment. The Company records periodic accruals for the cost of providing such benefits by charges to income. The accruals increase each year based on a discount rate of 6.25 percent used in determining the estimated liability that will be accrued when the employees are eligible for benefits.

The following table illustrates the components of the net periodic benefit cost for the supplemental retirement plan:

	Six-Months Ended June 30,		For the Year Ended
	2011	2010	2010	2009
	(Unaudited)
Components of net periodic benefit cost:
Service cost	$60,360	$27,985	$55,970	$62,472
Interest cost	47,503	46,424	92,847	90,284

Net periodic benefit cost	$107,863	$74,409	$148,817	$152,756

14.	REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

The Bank is required to maintain average cash reserve balance in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at both June 30, 2011 (unaudited), and December 31, 2010, was $25,000.

Regulatory Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Core capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a

14.	REGULATORY RESTRICTIONS (Continued)

Regulatory Capital Requirements (Continued)

series of increasingly restrictive regulatory actions. Management believes, as of June 30, 2011 (unaudited), and December 31, 2010, the Bank met all capital adequacy requirements to which they are subject.

As of June 30, 2011 (unaudited), and December 31, 2010 and 2009, the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-based, Tier I Risk-based, Core capital, and Tangible equity capital ratios must be at least 10.0 percent, 6.0 percent, 5.0 percent, and 1.5 percent, respectively. There have been no conditions or events since the notification that management believes have changed the Bank’s category.

The following table reconciles the Bank’s capital under accounting principles generally accepted in the United States of America to regulatory capital.

	June 30, 2011	December 31,
		2010	2009
	(Unaudited)
Total stockholders’ equity	$27,499,745	$27,171,088	$20,869,520
Accumulated other comprehensive income	(498,480)	(573,998)	(568,657)

Tier I, core, and tangible capital	27,001,265	26,597,090	20,300,863

Allowance for loan losses	1,536,045	833,984	1,115,141
Unrealized gains on equity securities	12,600	—	—

Total risk-based capital	$28,549,910	$27,431,074	$21,416,004

The Bank’s actual capital ratios are presented in the following table:

	June 30,		December 31,
	2011		2010		2009
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)
Total Capital (to Risk-Weighted Assets)

Actual	$28,549,910	20.33%	$27,431,074	18.18%	$21,416,004	19.78%
For Capital Adequacy Purposes	11,232,800	8.00	12,073,520	8.00	8,663,360	8.00
To Be Well Capitalized	14,041,000	10.00	15,091,900	10.00	10,829,200	10.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$27,001,265	19.23%	$26,597,090	17.62%	$20,300,863	18.75%
For Capital Adequacy Purposes	5,616,400	4.00	6,036,760	4.00	4,331,680	4.00
To Be Well Capitalized	8,424,600	6.00	9,055,140	6.00	6,497,520	6.00

Core Capital (to Adjusted Assets)

Actual	$27,001,265	9.68%	$26,597,090	8.92%	$20,300,863	9.34%
For Capital Adequacy Purposes	11,159,629	4.00	11,924,772	4.00	8,695,776	4.00
To Be Well Capitalized	13,949,536	5.00	14,905,965	5.00	10,869,720	5.00

Tangible Capital (to Adjusted Assets)

Actual	$27,001,265	9.68%	$26,597,090	8.92%	$20,300,863	9.34%
For Capital Adequacy Purposes	5,579,815	1.50	5,962,386	1.50	4,347,888	1.50
To Be Well Capitalized	N/A	N/A	N/A	N/A	N/A	N/A

14.	REGULATORY RESTRICTIONS (Continued)

Regulatory Capital Requirements (Continued)

The Bank accumulated approximately $1.4 million of retained earnings, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1987, no provision for federal income tax has been made. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. generally accepted accounting principles are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the balance sheet at their fair value as of June 30, 2011 (unaudited), and December 31, 2010 and 2009, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2011
	Level I	Level II	Level III	Total
	(Unaudited)
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$12,900,623	$—	$12,900,623
Corporate securities	—	5,575,639	—	5,575,639
Equity securities - financial services	—	46,500	—	46,500

	$—	$18,522,762	$—	$18,522,762

	December 31, 2010
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$16,539,264	$—	$16,539,264
Corporate securities	—	10,801,899	—	10,801,899
Equity securities - financial services	—	9,100	—	9,100

	$—	$27,350,263	$—	$27,350,263

15.	FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2009
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$18,159,405	$—	$18,159,405
Corporate securities	—	12,424,682	—	12,424,682
Equity securities - financial services	—	17,500	—	17,500

	$—	$30,601,587	$—	$30,601,587

16.	FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments are as follows:

	June 30, 2011		December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$13,594,964	$13,594,964	$54,004,549	$54,004,549	$8,426,530	$8,426,530
Investment securities
Available for sale	18,522,762	18,522,762	27,350,263	27,350,263	30,601,587	30,601,587
Held to maturity	59,400,359	60,112,602	26,127,630	26,075,142	13,780,267	13,640,975
Net loans receivable	167,850,303	175,761,208	170,473,386	178,676,219	150,177,130	156,195,753
Accrued interest receivable	1,066,277	1,066,277	1,073,223	1,073,223	930,336	930,336
FDIC indemnification asset	5,444,690	5,444,690	5,397,192	5,397,192	—	—
Federal Home Loan Bank stock	3,127,600	3,127,600	3,465,600	3,465,600	2,279,200	2,279,200
Bank-owned life insurance	4,175,005	4,175,005	4,140,267	4,140,267	4,053,225	4,053,225

Financial liabilities:
Deposits	$217,035,445	$219,175,403	$239,705,812	$241,401,576	$164,207,245	$166,885,243
FHLB advances - long-term	31,378,495	30,698,283	28,426,193	29,900,092	26,473,524	27,365,487
Advances by borrowers for taxes and insurance	1,072,469	1,072,469	1,005,753	1,005,753	1,280,863	1,280,863
Accrued interest payable	117,307	117,307	103,534	103,534	63,647	63,647

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

16.	FAIR VALUE DISCLOSURE (Continued)

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Federal Home Loan Bank Stock, Accrued Interest Payable, and Advances by Borrowers for Taxes and Insurance

The fair value is equal to the current carrying value.

Investment Securities Available for Sale and Held to Maturity

The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Net Loans Receivable

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

FDIC Indemnification Asset

The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Deposits and FHLB Advances

The fair values of certificates of deposit and FHLB advances are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposits are valued at the amount payable on demand as of year-end.

Bank-Owned Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 12.

17.	PARENT COMPANY

Condensed financial statements of Polonia Bancorp are as follows:

CONDENSED BALANCE SHEET

	June 30, 2011	December 31,
		2010	2009
	(Unaudited)
ASSETS
Cash	$36,227	$178,520	$3,170,220
Loans receivable	907,499	950,437	1,036,840
Investment in subsidiary	26,592,246	26,220,651	19,832,680
Other assets	203,294	119,237	120,719

TOTAL ASSETS	$27,739,266	$27,468,845	$24,160,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$71,866	$209,284	$315,500
Stockholders’ equity	27,667,400	27,259,561	23,844,959

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,739,266	$27,468,845	$24,160,459

CONDENSED STATEMENT OF INCOME

	Six-Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
INCOME
ESOP loan interest income	$44,262	$46,689	$94,149	$98,668
Investment income	291	19,987	35,151	62,995

Total income	44,553	66,676	129,300	161,663

EXPENSES	102,519	105,636	211,387	211,469

Loss before income tax expense (benefit)	(57,966)	(38,960)	(82,087)	(49,806)
Income tax expense (benefit)	(9,175)	1,459	346	21,396

Loss before equity in undistributed earnings of subsidiary	(48,791)	(37,501)	(82,433)	(71,202)
Equity in undistributed earnings of subsidiary	404,175	352,895	3,246,228	402,544

NET INCOME	$355,384	$315,394	$3,163,795	$331,342

17.	PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	Six-Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)
OPERATING ACTIVITIES
Net income	$355,384	$315,394	$3,163,795	$331,342
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed earnings of subsidiary	(404,175)	(352,895)	(3,246,228)	(402,544)
Stock compensation expense	127,973	129,032	255,872	265,117
Other, net	(221,475)	(192,085)	(104,733)	(118,935)

Net cash provided by (used for) operating activities	(142,293)	(100,554)	68,706	74,980

INVESTING ACTIVITIES
Capital contribution in subsidiary Bank	—	—	(3,050,000)	—

Net cash used for investing activities	—	—	(3,050,000)	—

FINANCING ACTIVITIES
Purchase of treasury stock	—	—	(10,406)	(268,590)

Net cash used for financing activities	—	—	(10,406)	(268,590)

Decrease in cash	(142,293)	(100,554)	(2,991,700)	(193,610)
CASH AT BEGINNING OF PERIOD	178,520	3,170,220	3,170,220	3,363,830

CASH AT END OF PERIOD	$36,227	$3,069,666	$178,520	$3,170,220

18.	SUBSEQUENT EVENTS

On August 16, 2011, the Company, the Bank and Polonia MHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) Polonia MHC will merge with and into the Company, with the Company being the surviving entity, (ii) the Company will merge with a newly formed Maryland corporation named Polonia Bancorp, Inc., (iii) the shares of common stock of the Company held by persons other than Polonia MHC (whose shares will be canceled) will be converted into shares of common stock of new Polonia Bancorp, Inc. pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (iv) the Bank will become a wholly owned subsidiary of new Polonia Bancorp, Inc., and (v) new Polonia Bancorp, Inc. will offer and sell shares of the common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion and offering, shares of the Company’s common stock currently owned by Polonia MHC will be canceled and new shares of common stock, representing the approximate 57.6% ownership interest of Polonia MHC, will be offered for sale by new Polonia Bancorp, Inc. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of new Polonia Bancorp, Inc.’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the new Polonia Bancorp, Inc.’s common stock as they owned of the Company’s common stock immediately prior to the conversion and offering.

18.	SUBSEQUENT EVENTS (Continued)

At the time of the conversion, liquidation accounts will be established in an amount equal to the percentage ownership in the Company owned by Polonia MHC multiplied by the Company’s stockholders’ equity as reflected in the latest statement of financial condition used in the final offering prospectus for the conversion plus the value of the net assets of Polonia MHC as reflected in the latest statement of financial condition of Polonia MHC prior to the effective date of the conversion. The liquidation accounts will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and new Polonia Bancorp, Inc. (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither new Polonia Bancorp, Inc. nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of the Comptroller of the Currency.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the members of Polonia MHC, and the Board of Governors of the Federal Reserve System. Meetings of the Company’s shareholders and Polonia MHC’s members will be held to approve the plan in the fourth quarter of 2011. If the conversion and offering are completed, conversion costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed. As of September 9, 2011, the Company had incurred approximately $232,500 of conversion costs.

19.	SELECTED QUARTERLY DATA (Unaudited)

	Three Months Ended
	March 31, 2011	June 30, 2011
Total interest income	$3,175,585	$3,413,438
Total interest expense	873,119	872,033

Net interest income	2,302,466	2,541,405
Provision for loan losses	309,481	409,950

Net interest income after provision for loan losses	1,992,985	2,131,455
Total noninterest income	181,473	581,854
Total noninterest expense	2,095,942	2,352,690

Income before income taxes	78,516	360,619
Income taxes	26,048	57,703

Net income	$52,468	$302,916

Per share data:
Net income
Basic and diluted	$0.02	$0.10
Average shares outstanding
Basic and diluted	3,044,965	3,049,143

19.	SELECTED QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Total interest income	$2,571,912	$2,487,226	$2,352,631	$2,432,677
Total interest expense	954,217	923,558	898,598	898,594

Net interest income	1,617,695	1,563,668	1,454,033	1,534,083
Provision (credit) for loan losses	(134,484)	(77,650)	(62,736)	159,462

Net interest income after provision (credit) for loan losses	1,752,179	1,641,318	1,516,769	1,374,621
Total noninterest income	487,679	459,377	300,277	4,863,105
Total noninterest expense	2,067,499	1,953,180	1,719,813	1,905,004

Income before income taxes	172,359	147,515	97,233	4,332,722
Income taxes (benefit)	(43,623)	48,103	36,514	1,545,040

Net income	$215,982	$99,412	$60,719	$2,787,682

Per share data:
Net income
Basic and diluted	$0.07	$0.03	$0.02	$0.92
Average shares outstanding
Basic and diluted	3,025,995	3,030,173	3,033,579	3,036,537

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Total interest income	$2,752,754	$2,696,094	$2,656,452	$2,602,193
Total interest expense	1,340,048	1,288,966	1,217,880	1,153,340

Net interest income	1,412,706	1,407,128	1,438,572	1,448,853
Provision (credit) for loan losses	105,328	113,712	80,304	(46,855)

Net interest income after provision (credit) for loan losses	1,307,378	1,293,416	1,358,268	1,495,708
Total noninterest income	205,719	244,271	233,485	760,420
Total noninterest expense	1,666,295	1,626,810	1,551,849	1,713,945

Income (loss) before income taxes	(153,198)	(89,123)	39,904	542,183
Income taxes (benefit)	(38,368)	(44,495)	15,421	75,866

Net income (loss)	$(114,830)	$(44,628)	$24,483	$466,317

Per share data:
Net income (loss)
Basic and diluted	$(0.04)	$(0.01)	$0.01	$0.15
Average shares outstanding
Basic and diluted	3,013,469	3,011,203	3,014,501	3,017,567

You should rely only on the information contained in this prospectus. Neither Polonia Bank nor Polonia Bancorp, Inc. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Polonia Bank)

Up to

1,653,125 Shares

COMMON STOCK

Prospectus

SANDLER O’NEILL + PARTNERS, L.P.

                    , 2011

Until                     , 2011, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PROXY STATEMENT/PROSPECTUS

Explanatory Note

Polonia Bancorp, Inc., a recently formed Maryland corporation, is offering shares of its common stock for sale to eligible depositors and the public in connection with the conversion of Polonia Bank from the mutual holding company structure to the stock holding company structure. Concurrent with the completion of the conversion and the offering, shares of the existing Polonia Bancorp, a federal corporation, common stock owned by persons other than Polonia MHC will be canceled and exchanged for shares of new Polonia Bancorp. This document serves as the proxy statement for the special meeting of shareholders of the existing Polonia Bancorp, at which meeting shareholders will be asked to approve the plan of conversion, and the prospectus for the shares of new Polonia Bancorp to be issued in the exchange offer. As indicated in this proxy statement/prospectus, portions of the proxy statement/prospectus will be identical to portions of the offering prospectus.
This explanatory note will not appear in the final proxy statement/prospectus.

(Proposed Holding Company for Polonia Bank)

PROSPECTUS OF POLONIA BANCORP, INC. (NEW)

PROXY STATEMENT OF POLONIA BANCORP, INC.

Polonia Bank is converting from a mutual holding company structure to a fully-public stock ownership structure. Currently, Polonia Bank is a wholly-owned subsidiary of Polonia Bancorp, a federal corporation that is referred to as old Polonia Bancorp throughout this document, and Polonia MHC owns 57.6% of old Polonia Bancorp’s common stock. The remaining 42.4% of old Polonia Bancorp’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, called Polonia Bancorp, Inc. and referred to as new Polonia Bancorp throughout this document, will become the parent of Polonia Bank. Each share of old Polonia Bancorp common stock owned by the public will be exchanged for between 0.6719 and 0.9091 shares of common stock of new Polonia Bancorp so that old Polonia Bancorp’s existing public shareholders will own approximately the same percentage of new Polonia Bancorp common stock as they owned of old Polonia Bancorp’s common stock immediately before the conversion. The actual number of shares that you will receive will depend on the percentage of old Polonia Bancorp common stock held by the public at the completion of the conversion, the final independent appraisal of new Polonia Bancorp and the number of shares of new Polonia Bancorp common stock sold in the offering described in the following paragraph. The exchange ratio will not depend on the market price of old Polonia Bancorp common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio” for a discussion of the exchange ratio.

Concurrently with the exchange offer, we are offering up to 1,653,125 shares of common stock (subject to increase to 1,901,094 shares) for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,221,875 shares to complete the offering. All shares are offered at a price of $8.00 per share. The shares we are offering represent the 57.6% ownership interest in old Polonia Bancorp, a federal corporation, now owned by Polonia MHC. We are offering the shares of common stock in a “subscription offering” to eligible depositors of Polonia Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in Montgomery and Philadelphia Counties, Pennsylvania and then to shareholders of old Polonia Bancorp.

The conversion of Polonia MHC and the offering and exchange of common stock by new Polonia Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Polonia Bank will be a wholly-owned subsidiary of new Polonia Bancorp, and 100% of the common stock of new Polonia Bancorp will be owned by public shareholders. As a result of the conversion and offering, old Polonia Bancorp and Polonia MHC will cease to exist.

Old Polonia Bancorp’s common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “PBCP.” After the offering, we intend to have the common stock of new Polonia Bancorp quoted on the Over-the-Counter Bulletin Board.

The conversion and offering will be conducted pursuant to the plan of conversion and reorganization (the “plan of conversion”) of Polonia Bank, old Polonia Bancorp and Polonia MHC. The conversion and offering cannot be completed unless the shareholders of old Polonia Bancorp approve the plan of conversion. Shareholders of old Polonia Bancorp will consider and vote upon the plan of conversion at old Polonia Bancorp’s special meeting of shareholders at                     ,                     , Pennsylvania, on                     ,             at     :00     .m., local time. Old Polonia Bancorp’s board of directors unanimously recommends that shareholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of shareholders of old Polonia Bancorp and the prospectus for the shares of new Polonia Bancorp common stock to be issued in exchange for shares of old Polonia Bancorp common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Federal Reserve Board. This document does not serve as the prospectus relating to the offering by new Polonia Bancorp of its shares of common stock in the offering, which will be made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page      for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                     , and is first being mailed to shareholders of

old Polonia Bancorp on or about                     .

Polonia Bancorp

3993 Huntingdon Pike, Third Floor,

Huntingdon Valley, Pennsylvania 19006

(215) 938-8800

Notice of Special Meeting of Shareholders

On [MEETINGDATE], old Polonia Bancorp will hold its special meeting of shareholders at                     ,                     , Pennsylvania. The meeting will begin at     :00     .m., local time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) Polonia MHC, which currently owns approximately 57.6% of the common stock of old Polonia Bancorp, will merge with and into old Polonia Bancorp, with old Polonia Bancorp being the surviving entity; (B) old Polonia Bancorp will merge with and into new Polonia Bancorp, a Maryland corporation recently formed to be the holding company for Polonia Bank, with new Polonia Bancorp being the surviving entity; (C) the outstanding shares of old Polonia Bancorp, other than those held by Polonia MHC, will be converted into shares of common stock of new Polonia Bancorp; and (D) new Polonia Bancorp will offer shares of its common stock for sale in a subscription offering and, if necessary, in a community offering and syndicated community offering.

2.	The following informational proposals:

2a	Approval of a provision in new Polonia Bancorp’s articles of incorporation requiring a supermajority vote to approve certain amendments to new Polonia Bancorp’s articles of incorporation; and

2b	Approval of a provision in new Polonia Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Polonia Bancorp’s outstanding voting stock.

3.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

4.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of new Polonia Bancorp’s articles of incorporation, which are summarized as informational proposals 2a and 2b, were approved as part of the process in which the board of directors of old Polonia Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of [RECORDDATE], are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Paul D. Rutkowski
Corporate Secretary

Huntingdon Valley, Pennsylvania

Questions and Answers

You should read this document for more information about the conversion and offering. The plan of conversion described in this document has been conditionally approved by the Federal Reserve Board.

The Proxy Vote

Q.	What am I being asked to approve?

A.	Old Polonia Bancorp shareholders as of [RECORDDATE] are asked to vote on the plan of conversion. Under the plan of conversion, Polonia Bank will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, new Polonia Bancorp will offer for sale, in the form of shares of its common stock, Polonia MHC’s 57.6% ownership interest in old Polonia Bancorp. In addition to the shares of common stock to be offered for sale in the offering, public shareholders of old Polonia Bancorp as of the completion of the conversion and offering will receive shares of new Polonia Bancorp common stock in exchange for their existing shares of old Polonia Bancorp common stock based on an exchange ratio that will result in old Polonia Bancorp’s existing public shareholders owning approximately the same percentage of new Polonia Bancorp common stock as they owned of old Polonia Bancorp immediately before the conversion and offering.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of new Polonia Bancorp:

•	Approval of a provision in new Polonia Bancorp’s articles of incorporation requiring a supermajority vote to approve certain amendments to new Polonia Bancorp’s articles of incorporation; and

•	Approval of a provision in new Polonia Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Polonia Bancorp’s outstanding voting stock.

The provisions of new Polonia Bancorp’s articles of incorporation which, are summarized as informational proposals, were approved as part of the process in which the board of directors of old Polonia Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Polonia Bancorp’s articles of incorporation, which are summarized as informational proposals, may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Polonia Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, shareholders will vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

YOUR VOTE IS IMPORTANT. WE CANNOT COMPLETE THE CONVERSION AND OFFERING UNLESS THE PLAN OF CONVERSION RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES HELD BY OUR PUBLIC SHAREHOLDERS.

Q.	What is the conversion and offering?

A.	Polonia Bank is converting from the mutual holding company structure to a fully-public stock holding company ownership structure. Currently, Polonia MHC owns 57.6% of old Polonia Bancorp’s common stock. The remaining 42.4% of old Polonia Bancorp’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, called Polonia Bancorp, Inc., will become the parent of Polonia Bank.

Shares of common stock of new Polonia Bancorp, representing the 57.6% ownership interest of Polonia MHC in old Polonia Bancorp, are being offered for sale to eligible depositors of Polonia Bank and, possibly, to the public. At the completion of the conversion and offering, public shareholders of old Polonia Bancorp will exchange their shares of old Polonia Bancorp common stock for shares of common stock of new Polonia Bancorp.

i

After the conversion and offering are completed, Polonia Bank will be a wholly-owned subsidiary of new Polonia Bancorp, and 100% of the common stock of new Polonia Bancorp will be owned by public shareholders. As a result of the conversion and offering, old Polonia Bancorp and Polonia MHC will cease to exist.

See “Proposal 1—Approval of the Plan of Conversion” beginning on page      of this proxy statement/ prospectus, for more information about the conversion and offering.

Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to increase capital to support the growth of our interest-earning assets, create a more liquid and active market than currently exists for old Polonia Bancorp common stock, structure our business in a form that will provide access to capital markets and eliminate some of the uncertainties associated with recently enacted regulatory reform legislation.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. For us to implement the plan of conversion, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of old Polonia Bancorp common stock, including shares held by Polonia MHC and (2) the holders of a majority of the outstanding shares of old Polonia Bancorp common stock entitled to vote at the special meeting, excluding shares held by Polonia MHC. Your board of directors recommends that you vote “FOR” the plan of conversion.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion. Without sufficient favorable votes “FOR” the plan of conversion, we will not proceed with the conversion and offering.

Q.	How do I vote?

A.	You should sign your proxy card and return it in the enclosed proxy reply envelope. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

The Exchange

Q:	I currently own shares of old Polonia Bancorp common stock. What will happen to my shares as a result of the conversion?

A:	At the completion of the conversion, your shares of old Polonia Bancorp common stock will be canceled and exchanged for shares of common stock of new Polonia Bancorp, a newly formed Maryland corporation. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion and offering that is intended to result in old Polonia Bancorp’s existing public shareholders owning approximately 42.4% of new Polonia Bancorp’s common stock, which is the same percentage of old Polonia Bancorp common stock currently owned by existing public shareholders.

Q:	Does the exchange ratio depend on the market price of old Polonia Bancorp common stock?

A:	No, the exchange ratio will not be based on the market price of old Polonia Bancorp common stock. Therefore, changes in the price of old Polonia Bancorp common stock between now and the completion of the conversion and offering will not effect the calculation of the exchange ratio.

Q:	How will the actual exchange ratio be determined?

A:	Because the purpose of the exchange ratio is to maintain the ownership percentage of the existing public shareholders of old Polonia Bancorp, the actual exchange ratio will depend on the number of shares of new Polonia Bancorp’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q:	How many shares will I receive in the exchange?

A:	You will receive between 0.6719 and 0.9091 (subject to increase to 1.0455) shares of new Polonia Bancorp common stock for each share of old Polonia Bancorp common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of old Polonia Bancorp common stock, and the exchange ratio is 0.7905 (at the midpoint of the offering range), after the conversion and offering you will receive 79 shares of new Polonia Bancorp common stock and $.40 in cash, the value of the fractional share, based on the $8.00 per share purchase price in the offering. Shareholders who hold shares in street name at a brokerage firm will receive these funds in their brokerage account. Shareholders with stock certificates will receive checks when they receive evidence of their new shares.

Q:	Why doesn’t old Polonia Bancorp wait to conduct the conversion until the stock market improves so that current shareholders can receive a higher exchange ratio?

A:	The board of directors believes that because the stock holding company form of organization offers important advantages, it is in the best interests of our shareholders to complete the conversion and offering sooner rather than later. There is no way to know when market conditions will change or how they might change, or how changes in market conditions might affect stock prices for financial institutions. The board of directors concluded that it would be better to complete the conversion and offering now, under a valuation that offers a fair exchange ratio to existing shareholders and an attractive price to new investors, rather than wait an indefinite amount of time for market conditions that would result in a higher exchange ratio but a less attractive valuation for new investors.

Q.	Should I submit my stock certificates now?

A.	No. If you hold a stock certificate for old Polonia Bancorp common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. All shares of new Polonia Bancorp common stock being sold will be in book entry form and paper stock certificates will not be issued. Until you submit the transmittal form and certificate, you will not receive evidence of your new shares and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

Q.	Do I have dissenters’ and appraisal rights?

A.	Yes. The Board of Directors of old Polonia Bancorp has decided to make the dissenters’ rights of appraisal provided for under the Office of the Comptroller of the Currency regulations available to old Polonia Bancorp shareholders in connection with the conversion and offering. To exercise your right to dissent, you must file with old Polonia Bancorp a written notice of your intention to dissent before the special meeting. A failure to vote on the plan of conversion and reorganization will not constitute a waiver of your appraisal rights; however, if you vote in favor of the plan, you will be deemed to have waived your dissenters’ rights. In addition, if you return a signed proxy but do not specify on the proxy a vote against the plan or an abstention from the vote, then you will be deemed to have waived your dissenters’ rights. Within 60 days of the completion of the conversion and offering, you must file a petition with the Office of The Comptroller of the Currency to demand a determination of the fair market value of the stock if you have not reached an agreement with new Polonia Bancorp as to the fair value of such shares. Please refer to the summary under “Rights of Dissenting Shareholders” at page of this proxy statement/prospectus and Appendix A to this proxy statement/prospectus which contains the full text of the section of the Office of The Comptroller of the Currency regulations that governs dissenters’ rights.

Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Yes. Eligible depositors of Polonia Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. Old Polonia Bancorp shareholders have a preference in the community offering after orders submitted by residents of local communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania, toll-free, at ( ) from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. Order forms must be received (not postmarked) no later than 4:00 p.m., Eastern time on [DATE1].

Other Questions?

For answers to questions about the conversion or voting, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent,                     , by calling toll-free (            )                     -                    . For answers to questions about the offering, you may call our Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania, toll-free, at (            )                     -                    from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. A copy of the plan of conversion is available from Polonia Bank upon written request to the Corporate Secretary and is available for inspection at the offices of Polonia Bank and the Federal Reserve Board.

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Special meeting of Shareholders

Date, Time and Place; Record Date

The special meeting of old Polonia Bancorp shareholders is scheduled to be held at                     ,                     , Pennsylvania at     :00     .m., local time, on [MEETINGDATE]. Only old Polonia Bancorp shareholders of record as of the close of business on [RECORDDATE] are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the plan of conversion;

2.	The following informational proposals:

2a	Approval of a provision in new Polonia Bancorp’s articles of incorporation requiring a supermajority vote to approve certain amendments to new Polonia Bancorp’s articles of incorporation; and

2b	Approval of a provision in new Polonia Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Polonia Bancorp’s outstanding voting stock;

3.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

The provisions of new Polonia Bancorp’s articles of incorporation, which are summarized as informational proposals 2a and 2b, were approved as part of the process in which the board of directors of old Polonia Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Polonia Bancorp’s articles of incorporation, which are summarized as informational proposals, may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Polonia Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of old Polonia Bancorp, including shares held by Polonia MHC and a majority of the votes eligible to be cast by shareholders of old Polonia Bancorp, excluding shares held by Polonia MHC.

Informational Proposals 2a and 2b. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of old Polonia Bancorp common stock to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

1

As of the record date, there were                 shares of old Polonia Bancorp common stock outstanding, of which Polonia MHC owned 1,818,437. The directors and executive officers of old Polonia Bancorp (and their affiliates), as a group, beneficially owned                 shares of old Polonia Bancorp common stock, representing     % of the outstanding shares of old Polonia Bancorp common stock and     % of the shares held by persons other than Polonia MHC as of such date. Polonia MHC and our directors and executive officers intend to vote their shares in favor of the plan of conversion.

Our Company

Old Polonia Bancorp is, and new Polonia Bancorp following the completion of the conversion and offering will be, the savings and loan holding company for Polonia Bank, a federally chartered savings bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate seven full-service locations in Montgomery and Philadelphia Counties, Pennsylvania. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “PBCP.”

At June 30, 2011, old Polonia Bancorp had consolidated total assets of $279.5 million, net loans of $167.9 million, total deposits of $217.0 million and total stockholders’ equity of $27.7 million. At June 30, 2011, Polonia Bank exceeded all regulatory capital requirements and was considered a “well-capitalized” bank. Our principal executive offices are located at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania 19006 and our telephone number is (215) 938-8800. Our web site address is www.poloniabank.com. Information on our website should not be considered a part of this proxy statement/prospectus.

The Conversion

Description of the Conversion (page     )

[Same as Prospectus]

Reasons for the Conversion and Offering (page     )

[Same as Prospectus]

Conditions to Completing the Conversion and Offering

[Same as Prospectus]

The Exchange of Existing Shares of Old Polonia Bancorp Common Stock (page     )

[Same as Prospectus]

Effect of the Conversion on Shareholders of Old Polonia Bancorp

2

The following table compares historical information for old Polonia Bancorp with similar information on a pro forma and per equivalent new Polonia Bancorp share basis. The information listed as “Per equivalent New Polonia Bancorp Share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	Polonia Bancorp Historical	Pro Forma	Exchange Ratio	Per Equivalent New Polonia Bancorp Share
Book value per share at June 30, 2011:
Sale of 1,221,875 shares	$8.76	$16.61	0.6719	$11.16
Sale of 1,437,500 shares	8.76	14.73	0.7905	11.64
Sale of 1,653,125 shares	8.76	13.33	0.9091	12.12
Sale of 1,901,094 shares	8.76	12.11	1.0455	12.66
Earnings per share for the six months ended June 30, 2011:
Sale of 1,221,875 shares	$0.12	$0.16	0.6719	$0.11
Sale of 1,437,500 shares	0.12	0.14	0.7905	0.11
Sale of 1,653,125 shares	0.12	0.12	0.9091	0.11
Sale of 1,901,094 shares	0.12	0.10	1.0455	0.10
Price per share (1):
Sale of 1,221,875 shares	$6.00	$8.00	0.6719	$5.38
Sale of 1,437,500 shares	6.00	8.00	0.7905	6.32
Sale of 1,653,125 shares	6.00	8.00	0.9091	7.27
Sale of 1,901,094 shares	6.00	8.00	1.0455	8.36

(1)	At August 16, 2011, which was the day of the adoption of the plan of conversion.

How We Determined the Offering Range and Exchange Ratio (page     )

[Same as Prospectus]

Possible Change in Offering Range

[Same as Prospectus]

How We Intend to Use the Proceeds of the Offering (page     )

[Same as Prospectus]

Benefits of the Conversion to Management (page     )

[Same as Prospectus]

Purchases by Directors and Executive Officers (page     )

[Same as Prospectus]

Market for New Polonia Bancorp’s Common Stock (page     )

[Same as Prospectus]

Our Dividend Policy (page     )

[Same as Prospectus]

3

Dissenters’ Rights (page     )

Shareholders of old Polonia Bancorp have dissenters’ rights in connection with the conversion and offering.

Differences in Shareholder Rights (page     )

As a result of the conversion, existing shareholders of old Polonia Bancorp will become shareholders of new Polonia Bancorp. The rights of shareholders of new Polonia Bancorp will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of new Polonia Bancorp and the charter and bylaws of old Polonia Bancorp and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of new Polonia Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in new Polonia Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call special meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

Tax Consequences (page     )

[Same as Prospectus]

4

Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of new Polonia Bancorp common stock.

Risks Related to Our Business

[Same as Prospectus]

5

Risks Related to the Offering and Share Exchange

The market value of new Polonia Bancorp common stock received in the share exchange may be less than the market value of old Polonia Bancorp common stock exchanged.

The number of shares of new Polonia Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of old Polonia Bancorp common stock held by the public before the completion of the conversion and offering, the final independent appraisal of new Polonia Bancorp common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of old Polonia Bancorp common stock will own approximately the same percentage of new Polonia Bancorp common stock after the conversion and offering as they owned of old Polonia Bancorp common stock immediately before completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of old Polonia Bancorp common stock.

The exchange ratio ranges from a minimum of 0.6719 to a maximum of 0.9091 shares of new Polonia Bancorp common stock per share of old Polonia Bancorp common stock (subject to increase to 1.0455 shares). Shares of new Polonia Bancorp common stock issued in the share exchange will have an initial value of $8.00 per share. Depending on the exchange ratio and the market value of old Polonia Bancorp common stock at the time of the exchange, the initial market value of the new Polonia Bancorp common stock that you receive in the share exchange could be less than the market value of the old Polonia Bancorp common stock that you currently own. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio for Current Shareholders.”

6

A Warning About Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

7

Selected Consolidated Financial and Other Data

[Same as Prospectus]

8

Special meeting of Old Polonia Bancorp Shareholders

Date, Place, Time and Purpose

Old Polonia Bancorp’s board of directors is sending you this document to request that you allow your shares of old Polonia Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the old Polonia Bancorp board of directors will ask you to vote on a proposal to approve the plan of conversion. You will also be asked to vote on informational provisions regarding new Polonia Bancorp’s articles of incorporation. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion. The special meeting will be held at                     ,                     , Pennsylvania, at     :00     .m., local time, on [MEETINGDATE].

Who Can Vote at the Meeting

You are entitled to vote your old Polonia Bancorp common stock if our records show that you held your shares as of the close of business on [RECORDDATE]. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on [RECORDDATE], there were                  shares of old Polonia Bancorp common stock outstanding. Each share of common stock has one vote. Old Polonia Bancorp’s charter provides that a record owner of old Polonia Bancorp common stock (other than Polonia MHC) who beneficially owns, either directly or indirectly, in excess of 10% of old Polonia Bancorp’s outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

If you are a shareholder as of the close of business on [RECORDDATE], you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of old Polonia Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of old Polonia Bancorp common stock, including the shares held by Polonia MHC, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of Polonia MHC. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2a and 2b: Approval of Certain Provisions in New Polonia Bancorp’s Articles of Incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Approval of the Adjournment of the Special meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of old Polonia Bancorp common stock to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

9

Shares Held by Polonia MHC and Our Officers and Directors

As of [RECORDDATE], Polonia MHC beneficially owned 1,818,437 shares of old Polonia Bancorp common stock. This equals 57.6% of our outstanding shares. Polonia MHC intends to vote all of its shares in favor of the plan of conversion.

As of [RECORDDATE], our officers and directors beneficially owned                  shares of old Polonia Bancorp common stock. This equals     % of our outstanding shares and     % of shares held by persons other than Polonia MHC. Our officers and directors intend to vote all of their shares in favor of the plan of conversion.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of old Polonia Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of old Polonia Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” each of the Informational Proposals 2a and 2b and “FOR” approval of the adjournment of the special meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of old Polonia Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your old Polonia Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

Old Polonia Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of old Polonia Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Old Polonia Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

10

Proposal 1—Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank. The Federal Reserve Board has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On August 16, 2011, the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank unanimously adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Polonia Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Polonia Bancorp, a newly formed Maryland corporation. Current shareholders of old Polonia Bancorp, other than Polonia MHC, will receive shares of new Polonia Bancorp common stock in exchange for their shares of old Polonia Bancorp common stock. Following the conversion and offering, old Polonia Bancorp and Polonia MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new Polonia Bancorp of its common stock to eligible depositors and certain borrowers of Polonia Bank in a subscription offering and to members of the general public through a community offering and a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new Polonia Bancorp. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by members of Polonia MHC, (2) the holders of at least two-thirds of the outstanding shares of old Polonia Bancorp common stock and (3) the holders of at least a majority of the outstanding shares of common stock of old Polonia Bancorp, excluding shares held by Polonia MHC.

The Federal Reserve Board approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Polonia MHC’s members (depositors and certain borrowers of Polonia Bank) and old Polonia Bancorp’s shareholders. Meetings of Polonia MHC’s members and old Polonia Bancorp’s shareholders have been called for this purpose on [MEETING DATE].

Funds received before completion of the subscription and community offerings will be maintained in a segregated account at Polonia Bank. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Polonia Bank’s statement savings rate and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Polonia Bank upon request and is available for inspection at the offices of Polonia Bank and at the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part, that new Polonia Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The board of directors recommends that you vote “FOR” the adoption of the plan of conversion.

Reasons for the Conversion and Offering

[Same as Prospectus]

Description of the Conversion

[Same as Prospectus]

11

Share Exchange Ratio for Current Shareholders

[Same as Prospectus]

How We Determined the Offering Range and the $8.00 Purchase Price

[Same as Prospectus]

Purchase of Shares

Eligible depositors and certain borrowers of Polonia Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. You, as a shareholder on the record date, will be given a preference in the community offering after natural persons and trusts of natural persons who are residents of Montgomery and Philadelphia Counties, Pennsylvania. For more information regarding the purchase of shares of common stock of new Polonia Bancorp or to receive a prospectus and stock offering form, you may also call our Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania, toll-free, at (            )             -            , Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

Marketing Arrangements

[Same as Prospectus]

Delivery of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of old Polonia Bancorp common stock (other than Polonia MHC), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a statement evidencing such holder’s ownership of shares of new Polonia Bancorp common stock into which the holder’s shares have been converted based on the exchange ratio. All shares of new Polonia Bancorp common stock being sold will be in book entry form and paper stock certificates will not be issued. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of old Polonia Bancorp common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for shares new Polonia Bancorp common stock. Old Polonia Bancorp shareholders should not forward their certificates to old Polonia Bancorp or the exchange agent until they have received the transmittal letter. If you hold shares of old Polonia Bancorp common stock in street name, your account should automatically be credited with shares of new Polonia Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of new Polonia Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of new Polonia Bancorp common stock for old Polonia Bancorp common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which old Polonia Bancorp shareholder would otherwise be entitled by $8.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered old Polonia Bancorp stock certificates. If you hold shares of old Polonia Bancorp common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of old Polonia Bancorp common stock will be entitled to receive any dividends on old Polonia Bancorp common stock until the certificate representing such holder’s shares of old Polonia Bancorp common stock is surrendered in exchange for shares of new Polonia Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of old Polonia Bancorp common stock, dividends payable on shares of old Polonia Bancorp common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares old Polonia Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of old Polonia Bancorp common stock as evidencing ownership of the number of full shares of new Polonia Bancorp common stock into which the shares of old Polonia Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

12

We will not be obligated to deliver a statement evidencing ownership of shares of new Polonia Bancorp common stock to which a holder of old Polonia Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of old Polonia Bancorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any statement evidencing shares of new Polonia Bancorp common stock is to be issued in a name other than that in which the certificate evidencing old Polonia Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a statement evidencing shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

[Same as Prospectus]

Effects of Conversion on Depositors and Borrowers

[Same as Prospectus]

Liquidation Rights

[Same as Prospectus]

Material Income Tax Consequences

[Same as Prospectus]

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Polonia Bank will remain unchanged from their historical cost basis.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of Polonia MHC and shareholders of old Polonia Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of Polonia MHC, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Polonia MHC approved the plan of conversion, and may not be extended by us or the Federal Reserve Board.

13

Proposals 2a and 2b—Informational Proposals Related to the

Articles of Incorporation of New Polonia Bancorp

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of old Polonia Bancorp has approved each of the informational proposals numbered 2a and 2b, both of which relate to provisions included in the articles of incorporation of new Polonia Bancorp. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of old Polonia Bancorp, whose rights are presently governed by the charter and bylaws of old Polonia Bancorp, will become shareholders of new Polonia Bancorp, whose rights will be governed by the articles of incorporation and bylaws of new Polonia Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter of old Polonia Bancorp and the articles of incorporation of new Polonia Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of new Polonia Bancorp’s articles of incorporation, which are summarized as informational proposals 2a and 2b, were approved as part of the process in which the board of directors of old Polonia Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Old Polonia Bancorp’s shareholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Polonia Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Polonia Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2a – Approval of a Provision in New Polonia Bancorp’s Articles of Incorporation Requiring a Supermajority Vote to Approve Certain Amendments to New Polonia Bancorp’s Articles of Incorporation. No amendment of the charter of old Polonia Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Polonia Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors and director terms), Section F of Article Eighth (amendment of bylaws), Section J of Article Eighth (elimination of director and officer liability), and Article Tenth (amendment of articles of incorporation), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of new Polonia Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Polonia MHC, as the holder of a majority of the outstanding shares of old Polonia Bancorp, currently can effectively block any shareholder proposed change to the charter.

This provision in new Polonia Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of new Polonia Bancorp and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in new Polonia Bancorp’s articles of incorporation requiring a supermajority vote to approve certain amendments to new Polonia Bancorp’s articles of incorporation.

14

Informational Proposal 2b. – Approval of a Provision in New Polonia Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New Polonia Bancorp’s Outstanding Voting Stock. The articles of incorporation of new Polonia Bancorp provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by new Polonia Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of new Polonia Bancorp or any subsidiary or a trustee of a plan.

The charter of old Polonia Bancorp provides that, for a period of five years from the effective date of Polonia Bank’s minority stock offering, no person, other than Polonia MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of old Polonia Bancorp or any subsidiary.

This provision was intended to limit the ability of any person to acquire a significant number of shares of old Polonia Bancorp common stock and thereby gain sufficient voting control so as to cause old Polonia Bancorp to effect a transaction that may not be in the best interests of old Polonia Bancorp and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in new Polonia Bancorp, but it did prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder had first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of new Polonia Bancorp believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the board of directors’ ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in new Polonia Bancorp’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in new Polonia Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Polonia Bancorp’s outstanding voting stock.

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Proposal 3—Adjournment of the Special meeting

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the special meeting, the plan of conversion may not be approved unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by old Polonia Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, old Polonia Bancorp has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of old Polonia Bancorp recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

16

Use of Proceeds

[Same as Prospectus]

17

Our Dividend Policy

[Same as Prospectus]

18

Market for the Common Stock

[Same as Prospectus]

19

Capitalization

[Same as Prospectus]

20

Regulatory Capital Compliance

[Same as Prospectus]

21

Pro Forma Data

[Same as Prospectus]

22

Our Business

[Same as Prospectus]

23

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

[Same as Prospectus]

24

Our Management

[Same as Prospectus]

25

Executive Compensation

[Same as Prospectus]

26

Stock Ownership

[Same as Prospectus]

27

Subscriptions by Executive Officers and Directors

[Same as Prospectus]

28

Regulation and Supervision

[Same as Prospectus]

29

Rights of Dissenting Shareholders

The Board of Directors of old Polonia Bancorp has decided to make the dissenters’ rights of appraisal provided for under the Office of the Comptroller of the Currency regulations available to holders of common stock in connection with the conversion and reorganization. The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the regulations of the Office of the Comptroller of the Currency and is qualified in its entirety by the full text of Section 152.14 of the regulations of the Office of the Comptroller of the Currency, which is referred to as Section 152.14 and is reprinted in its entirety as Appendix A to this proxy statement/prospectus. Any shareholder of old Polonia Bancorp who desires to exercise his or her dissenters’ rights should review carefully Section 152.14 and is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in Section 152.14 to a “shareholder” are to the record holder of shares of old Polonia Bancorp common stock as to which dissenters’ rights are asserted. Subject to the exceptions stated below, holders of old Polonia Bancorp common stock who comply with the applicable procedures summarized below will be entitled to exercise dissenters’ rights under Section 152.14.

A shareholder electing to exercise his or her rights to dissent from the plan of conversion and reorganization is required to file with old Polonia Bancorp (addressed to Paul D. Rutkowski, Corporate Secretary, Polonia Bancorp, 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania 19006), before voting on the plan of conversion and reorganization, a written statement identifying himself or herself and stating his or her intention to demand appraisal of, and payment for, his or her shares. This demand must be made in addition to, and separate from, any proxy or vote. A failure to vote on the proposal to approve the plan of conversion and reorganization will not constitute a waiver of appraisal rights, but a vote for the plan of conversion and reorganization will be deemed a waiver of such rights. A vote against the proposal will not be deemed to satisfy the requirement to file the written statement. However, if a shareholder returns a signed proxy but does not specify a vote against the plan of conversion and reorganization, or a direction to abstain, the proxy, if not revoked before the special meeting, will be voted for approval of the plan of conversion and reorganization, which will have the effect of waiving that shareholder’s dissenters’ rights.

Within ten days after the consummation of the conversion and reorganization, new Polonia Bancorp shall (1) give written notice of the effective date of the consummation of the conversion and reorganization by mail to any dissenting shareholder who has not voted in favor of the plan of conversion and reorganization, (2) make a written offer to each dissenting shareholder to pay for his or her shares at a specified price deemed by new Polonia Bancorp to be fair value of such shares, and (3) inform any dissenting shareholder that, within 60 days of the effective date of the consummation of the conversion and reorganization, the dissenting shareholder must file a petition with the Office of the Comptroller of the Currency, 250 E Street, SW, Washington, DC 20219, if the shareholder and new Polonia Bancorp do not agree as to the fair market value, and surrender the certificates representing the shares as to which the dissent applies.

If within 60 days of the effective date of the consummation of the conversion and reorganization the fair value is agreed upon between new Polonia Bancorp and any dissenting shareholder, payment will be made within 90 days of the effective date of the consummation of the conversion and reorganization. If within such period, however, new Polonia Bancorp and any dissenting shareholder do not agree as to the fair value of such shares, such shareholder may file a petition with the Office of the Comptroller of the Currency demanding a determination of the fair market value of the stock. A copy of such petition must be sent by registered or certified mail to new Polonia Bancorp. Any such shareholder who fails to file the petition within 60 days of the completion of the conversion and reorganization is deemed to have accepted the terms of the plan of conversion and reorganization.

Each dissenting shareholder, within 60 days of the effective date of the consummation of the conversion and reorganization, must submit his or her certificates to the transfer agent for notation thereon that an appraisal and payment have been demanded. Any shareholder who fails to submit his or her certificates will not be entitled to appraisal rights and will be deemed to have accepted the terms of the plan of conversion and reorganization.

Any shareholder who is demanding payment for his shares in accordance with Section 152.14 shall not thereafter be entitled to vote or exercise any rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of Section 152.14 and the right to maintain certain legal actions. The respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

30

Federal and State Taxation

[Same as Prospectus]

31

Comparison of Shareholders’ Rights

[Same as Prospectus]

32

Restrictions on Acquisition of New Polonia Bancorp

[Same as Prospectus]

33

Description of New Polonia Bancorp Capital Stock

[Same as Prospectus]

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new Polonia Bancorp will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. S.R. Snodgrass, A.C. has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. have consented to the references to their opinions in this proxy statement/prospectus.

Experts

The consolidated financial statements of old Polonia Bancorp and subsidiary as of December 31, 2010 and 2009, and for each of the years then ended, have been included herein in reliance upon the report of S.R. Snodgrass, A.C., an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The discussions related to state income taxes included under the “Material Income Tax Consequences” heading of “The Conversion and Offering” section, were prepared for the Company by S.R. Snodgrass, A.C., independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

RP Financial, LC. has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of old Polonia Bancorp common stock. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

34

Polonia MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve Board System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Board Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

A copy of the plan of conversion is available without charge from Polonia Bank.

The appraisal report of RP Financial, LC. been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

Index to Financial Statements of

Old Polonia Bancorp

The financial statements to be included in the proxy statement/prospectus will be identical to those included in the offering prospectus included in this Registration Statement.

35

Appendix A

TITLE 12—BANKS AND BANKING

CHAPTER I—COMPTROLLER OF THE CURRENCY, DEPARTMENT OF THE TREASURY

PART 152 FEDERAL STOCK ASSOCIATIONS INCORPORATION, ORGANIZATION, AND CONVERSION

§ 152.14 Dissenter and appraisal rights.

(a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a stock association combining in accordance with §152.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

(b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock’s fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers’ Automated Quotation System (“NASDAQ”) on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to §152.13(h)(2) of this part. “Qualified consideration” means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

(c) Procedure —(1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management’s proxy solicitation for such meeting.

(2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

(3) Notification of effective date and written offer. (i) Within ten days after the effective date of the combination, the resulting association shall:

(A) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

(B) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

(C) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

(ii) The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

(4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefore shall be made within ninety days of the effective date of the combination.

A-1

(5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the OCC, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

(6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

(7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

(8) Valuation and payment. The Comptroller shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the OCC to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the OCC shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Comptroller after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Comptroller.

(9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Comptroller as he or she may deem equitable against all or some of the parties. In making this determination the Comptroller shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

(10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

(11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

A-2

THE FOLLOWING PAGES CONSTITUTE THE 401(K) PROSPECTUS SUPPLEMENT OF POLONIA BANCORP, INC. SUCH PROSPECTUS SUPPLEMENT WILL “WRAP AROUND” THE PROSPECTUS OF POLONIA BANCORP, INC.

Prospectus Supplement

POLONIA BANK RETIREMENT PLAN

OFFERING OF PARTICIPATION INTERESTS IN UP TO 337,500 SHARES OF

POLONIA BANCORP, INC. COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale of shares of Polonia Bancorp, Inc. common stock in the stock offering to participants in the Polonia Bank Retirement Plan (the “401(k) Plan”). See “The Conversion and Offering” on page      of the prospectus for detailed information on the stock offering.

In connection with the stock offering, Polonia Bancorp has registered a number of participation interests through the 401(k) Plan in order to enable Paul Rutkowski and Anthony J. Szuszczewicz as the 401(k) Plan trustees, to subscribe for a purchase shares of Polonia Bancorp common stock in the stock offering. 401(k) Plan participants may direct the 401(k) Plan trustees to use their current account balances (excluding funds currently invested in Polonia Bancorp common stock) to subscribe for and purchase shares of Polonia Bancorp common stock in the stock offering.

The prospectus dated                     , 2011 of Polonia Bancorp, which accompanies this prospectus supplement, includes detailed information regarding the financial condition, results of operations and business of Polonia Bank and Polonia Bancorp. This prospectus supplement also provides general information regarding the 401(k) Plan. You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to “Risk Factors” beginning on page          of the prospectus.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the

Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Polonia Bancorp of interests or shares of common stock under the 401(k) Plan to employees of Polonia Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Polonia Bancorp, Polonia Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Polonia Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 2011.

THE OFFERING	1
Securities Offered	1
Election to Purchase Polonia Bancorp Common Stock in the Stock Offering	1
Value of Participation Interests	2
Method of Directing Your Investment Election	2
Time for Directing Your Investment Election	2
Irrevocability of Your Investment Election and Restrictions on Transferability	2
Purchase Price of Polonia Bancorp Common Stock	2
Nature of a Participant’s Interest in Polonia Bancorp Common Stock	3
Voting and Tender Rights of Polonia Bancorp Common Stock	3
Future Direction to Purchase Polonia Bancorp Common Stock	3

DESCRIPTION OF THE 401(k) PLAN	3
Introduction	3
Eligibility and Participation	4
Contributions Under the 401(k) Plan	4
Limitations on Contributions	4
401(k) Plan Investments	4
Benefits Under the 401(k) Plan	5
Withdrawals and Distributions From the 401(k) Plan	5

ADMINISTRATION OF THE 401(K) PLAN	6
401(k) Plan Trustees	6
401(k) Plan Administrator	6
Reports to 401(k) Plan Participants	6
Amendment and Termination	6
Merger, Consolidation or Transfer	6
Federal Income Tax Consequences	6
Restrictions on Resale	7
SEC Reporting and Short-Swing Profit Liability	8
Financial Information Regarding Plan Assets	9

LEGAL OPINION	9

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $8.00 per share, Polonia Bancorp has registered participation interests sufficient to permit the 401(k) Plan trustees to subscribe for and purchase up to 337,500 shares of Polonia Bancorp common stock in the stock offering on behalf of 401(k) Plan participants. Your investment in the Polonia Bancorp Stock Fund in connection with the stock offering is governed by certain subscription rights and purchase limitations. See “The Conversion and Offering – Subscription Rights” and “Limitations on Purchases of Shares” sections of the prospectus attached to this prospectus supplement for a discussion of these purchase limitations and subscription rights.

The shares of Polonia Bancorp common stock currently held in the 401(k) Plan through the Polonia Bancorp Stock Fund will be automatically exchanged for shares of new Polonia Bancorp, Inc. common stock pursuant to the exchange ratio as fully described in the prospectus attached to this prospectus supplement. See “The Conversion and Offering – Share Exchange Ratio for Current Shareholders”. Any new shares of Polonia Bancorp common stock purchased in the stock offering will be added to the shares of common stock you receive in the exchange described above. All of these shares will be held together in the Polonia Bancorp Stock Fund.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the reorganization of Polonia Bank and the financial condition, results of operations and business of Polonia Bank. The address of the principal executive office of Polonia Bank is 3993 Huntingdon Pike, Huntingdon Valley, Pennsylvania 19006. The telephone number of Polonia Bank is (215) 938-8800.

Election to Purchase Polonia Bancorp Common Stock in the Stock Offering

If you elect to participate in the stock offering using all or a portion of your 401(k) Plan funds (excluding funds currently invested in Polonia Bancorp common stock) you must complete and submit the blue investment form included with this prospectus supplement (“Investment Form”) to                         . See “Method for Directing Your Investment Election” and “Time for Directing Your Investment Election” for detailed information on how to participate in the stock offering using your 401(k) Plan funds.

All 401(k) Plan participants are eligible to direct the 401(k) Plan trustees to subscribe for and purchase shares of Polonia Bancorp common stock in the stock offering. However, your order for shares of Polonia Bancorp common stock in the stock offering will be filled based on your subscription rights. Polonia Bank has granted subscription rights to the following persons in the following order of priority: (1) persons with $50.00 or more on deposit at Polonia Bank as of the close of business on January 31, 2010; (2) the Polonia Bank Employee Stock Ownership Plan; (3) persons with $50.00 or more on deposit at Polonia Bank as of the close of business on September 30, 2011; and (4) depositors of Polonia Bank as of                      who are not able to subscribe for shares under categories 1 and 3, and borrowers of Polonia Bank as of                      who continue to be borrowers as of                     . No individual may purchase more than 37,500 shares of Polonia Bancorp common stock in the subscription offering, and no individual, no individual together with any associates, and no group of persons acting in concert, may purchase more than $300,000 of Polonia Bancorp common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights in the offering and you may use funds in your 401(k) Plan account to purchase shares of Polonia Bancorp common stock in the offering.

In addition to using funds allocated to your 401(k) Plan accounts, you may also purchase Polonia Bancorp common stock in the offering using other funds. You have received or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.

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Value of Participation Interests

As of September 7, 2011, the market value of the assets of the 401(k) Plan (less assets invested in the Polonia Bancorp Stock Fund) equaled approximately $2.7 million. Polonia Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of June 30, 2011. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Your Investment Election

If you wish to use your 401(k) Plan funds to participate in the stock offering you must complete, sign and submit the enclosed blue Investment Form to Elaine Milione The Investment Form allows you to liquidate a percentage of your beneficial interest in the assets of the 401(k) Plan (in multiples not less than 1%) and use those funds to invest in Polonia Bancorp common stock in the stock offering. Prior to purchasing Polonia Bancorp common stock in the stock offering, your liquidated funds will be held in a money market fund earning market rates of interest until the 401(k) Plan trustees can use the cash to purchase shares of Polonia Bancorp in the stock offering. Only funds divisible by $8.00, the per share price of Polonia Bancorp common stock in the stock offering, will be used to purchase shares of common stock in the stock offering.

Please note that, in order to maintain a cash buffer within the Polonia Bancorp Stock Fund, approximately five percent (5%) of the funds you elect to liquidate on the blue Investment Form will be held in cash and not invested in Polonia Bancorp common stock. Approximately ninety-five percent (95%) of the total amount that you liquidate will be used to purchase Polonia Bancorp common stock in the stock offering, rounded down to the nearest $8.00 increment, with any remainder (along with the 5%) held in cash within the Polonia Bancorp Stock Fund. Prior to the completion of the stock offering, the funds you elect to liquidate to purchase Polonia Bancorp common stock will be transferred to the 401(k) Plan’s [                    ] Money Market Fund.

Time for Directing Your Investment Election

The deadline for submitting your Investment Form to Elaine Milione is                         ,         .

Irrevocability of Your Investment Election and Restrictions on Transferability

Once you submit your Investment Form to Polonia Bank, you cannot change your election to subscribe for shares in the stock offering. You may be able to change your investments in other investment funds under the 401(k) Plan, subject, however, to the terms of the 401(k) Plan and any “blackout” notices to the contrary that you receive from the Plan Administrator.

If you are an officer of Polonia Bank or Polonia Bancorp, the shares of Polonia Bancorp common stock you purchase in the stock offering may not be sold for a period of one year following the close of the stock offering, except in the event of your death or unless approved by the Federal Deposit Insurance Corporation. Shares purchased through the Polonia Bancorp Stock Fund after the close of the stock offering will be free of this restriction.

Purchase Price of Polonia Bancorp Common Stock

The 401(k) Plan trustees will use the funds generated from the investment directions you provide on the blue Investment Form included with this prospectus supplement to purchase shares of Polonia Bancorp common stock in the stock offering. The 401(k) Plan trustees will pay the same price for shares of Polonia Bancorp common stock purchased in the stock offering, $8.00 per share, as all other persons who purchase shares of Polonia Bancorp common stock in the offering. If there is not enough common stock available in the stock offering to fill all subscriptions, the common stock will be apportioned and the trustees may not be able to

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purchase all of the common stock you requested. If the stock offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Polonia Bancorp common stock) will be reinvested in accordance with the investment elections you have in place for your elective deferrals.

Nature of a Participant’s Interest in Polonia Bancorp Common Stock

The 401(k) Plan trustees will hold Polonia Bancorp common stock in the name of the 401(k) Plan. Units of the Polonia Bancorp Stock Fund acquired at your investment direction will be credited to your account under the 401(k) Plan.

Voting and Tender Rights of Polonia Bancorp Common Stock

The 401(k) Plan trustees generally will exercise voting and tender rights attributable to all Polonia Bancorp common stock held by the Polonia Bancorp Stock Fund as directed by participants with interests in the Polonia Bancorp Stock Fund. With respect to each matter as to which holders of Polonia Bancorp common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Polonia Bancorp Stock Fund. The number of shares of Polonia Bancorp common stock held in the Polonia Bancorp Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants. If there is a tender offer for Polonia Bancorp common stock, each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the Polonia Bancorp Stock Fund. The percentage of shares of Polonia Bancorp common stock held in the Polonia Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of Polonia Bancorp common stock held in the Polonia Bancorp Stock Fund will not be tendered. The 401(k) Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

Future Direction to Purchase Polonia Bancorp Common Stock

You will be able to invest in the Polonia Bancorp Stock Fund after the stock offering by accessing your account via the internet (www.                    .com) and directing the trustees to invest your future contributions or your account balance in the 401(k) Plan into the Polonia Bancorp Stock Fund. Special restrictions may apply to transfers directed to and from the Polonia Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Polonia Bancorp.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Effective January 1,         , Polonia Bank amended and restated the Polonia Bank Retirement Plan, originally effective as of January 1, 1984, in its entirety. Polonia Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Polonia Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Polonia Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit. As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

Reference to Full Text of the 401(k) Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan Polonia Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Elaine Milione at Polonia Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

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Eligibility and Participation

Eligible employees of Polonia Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the eligibility requirements. Generally, employees who are at least        years of age may participate in the 401(k) Plan as of the January 1st, April 1st, July 1st or October 1st coinciding with or immediately following their completion of one year of service.

As of September 7, 2011,          of the          eligible employees of Polonia Bank participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Plan Participant Contributions. Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits each participant to contribute up to 100% of their annual compensation to the 401(k) Plan (See “Limitations on Contributions” below.). Participants may change their rate of contribution with respect to pre-tax deferrals quarterly on certain dates determined by the Plan Administrator.

Polonia Bank Contributions. The 401(k) Plan provides that Polonia Bank may make matching contributions to the accounts of 401(k) Plan participants. Polonia Bank currently matches         % of each participant’s salary deferrals, up to a maximum of         % of annual compensation. Polonia Bank may also make non-elective, discretionary contributions on behalf of 401(k) Plan participants. Employer contributions (matching and discretionary) are allocated to each participant who has completed 1,000 hours of service during the Plan Year (i.e., the calendar year) and is employed on the last day of the Plan Year.

Limitations on Contributions

Limitations on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $16,500 for 2011. Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,500 for 2011. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of Polonia Bank (including the 401(k) Plan and the proposed Polonia Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $49,000 for 2011.

Limitations on 401(k) Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If contributions exceed these limitations, the 401(k) Plan must adjust the contribution levels for highly compensated employees.

401(k) Plan Investments

Fund Name	2010	2009	2008
[Fund Descriptions and Rates of Return]

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The Polonia Bancorp Stock Fund consists of investments in the common stock of Polonia Bancorp and cash. Each participant’s proportionate undivided beneficial interest in the Polonia Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the Stock Fund. This total will be divided by the number of units outstanding to determine the unit value of the Polonia Bancorp Stock Fund.

Upon payment of a cash dividend, the unit value will be determined prior to distributing the dividend. The dividend will be used, to the extent practicable, to purchase shares of Polonia Bancorp common stock. Pending investment in the common stock, assets held in the Polonia Bancorp Stock Fund will be placed in bank deposits and other short-term investments.

Benefits Under the 401(k) Plan

Vesting. 401(k) Plan participants are 100% vested in their elective salary deferrals. Employer matching and discretionary non-elective contributions to the 401(k) Plan vest at the rate of 20% per year beginning after the employee completes two years of service; employees are 0% vested prior to their completion of two years of service.

Withdrawals and Distributions From the 401(k) Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustees will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator. You may obtain additional information from Elaine Milione at Polonia Bank.

Distributions Upon Retirement, Death or Disability. Upon retirement, death or disability, you or your surviving spouse or beneficiary may receive a full lump sum payment from the 401(k) Plan equal to the value of your account.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustees will distribute your 401(k) Plan account balance as of your normal retirement date, unless you elect otherwise. If your account balance does not exceed $1,000, the trustees will generally distribute your benefits to you in a lump sum as soon as administratively practicable following your termination of employment.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Polonia Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Polonia Bank or after your termination of employment.

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ADMINISTRATION OF THE 401(K) PLAN

401(k) Plan Trustees

The trustees of the 401(k) Plan are the named fiduciaries of the 401(k) Plan for purposes of ERISA. The board of directors of Polonia Bank has appointed Anthony J. Szuszczewicz and Paul D. Rutkowski as trustees for the 401(k) Plan. The 401(k) Plan trustees receive, hold and invest the assets of the 401(k) Plan (including the Polonia Bancorp Stock Fund) and provide for their distribution to participants and beneficiaries in accordance with the terms of the 401(k) Plan and participant directions.

401(k) Plan Administrator

The current Plan Administrator is Polonia Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to 401(k) Plan Participants

Polonia Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

Polonia Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, Polonia Bank may terminate the 401(k) Plan at any time. If Polonia Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. Polonia Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Polonia Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

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As a “qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan tax advantages, including the following:

(1)	The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	Participants pay no current federal income tax on amounts contributed by the employer on their behalf; and

(3)	Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Polonia Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Polonia Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and Polonia Bank would be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by Polonia Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Polonia Bank, if the distribution includes those amounts.

Polonia Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Polonia Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to Polonia Bancorp common stock; that is, the excess of the value of Polonia Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan. The tax basis of Polonia Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Polonia Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Polonia Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Polonia Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Polonia Bancorp common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Polonia Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a

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registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements. An “affiliate” of Polonia Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Polonia Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Polonia Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Polonia Bancorp common stock acquired under the 401(k) Plan or other sales of Polonia Bancorp common stock.

Persons who are not deemed to be “affiliates” of Polonia Bank at the time of resale may resell freely any shares of Polonia Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Polonia Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Polonia Bancorp common stock then outstanding or the average weekly trading volume reported on the Over the Counter Bulletin Board during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Polonia Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Polonia Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Polonia Bancorp of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or other person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

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Financial Information Regarding Plan Assets

LEGAL OPINION

The validity of the issuance of the common stock of Polonia Bancorp will be passed upon by Kilpatrick Townsend & Stockton LLP, Washington, D.C. Kilpatrick Townsend & Stockton LLP acted as special counsel for Polonia Bank in connection with the reorganization of Polonia Bank and the stock offering of Polonia Bancorp.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

POLONIA BANK RETIREMENT PLAN

INVESTMENT FORM

Name of Participant:
(Please Print)

Social Security Number:

1. Instructions. In connection with the stock offering, you may direct the Polonia Bank Retirement Plan (“401(k) Plan”) trustees to invest your current 401(k) Plan account balances (excluding funds invested in Polonia Bancorp common stock) in new Polonia Bancorp common stock. Please note that approximately five percent (5%) of the total amount that you direct the 401(k) Plan trustees to liquidate from your current 401(k) Plan investments to purchase shares of Polonia Bancorp common stock in the offering, will be held as cash in the Polonia Bancorp Stock Fund and not invested in stock. Approximately ninety-five percent (95%) of the total amount that you liquidate will be used to purchase common stock in the stock offering, rounded down to the nearest $8.00 increment, with any remainder also held in cash within the Polonia Bancorp Stock Fund.

To transfer all or part of your 401(k) Plan funds to the Polonia Bancorp Stock Fund, you should complete and return this form to Elaine Milione at Polonia Bank. This form must be received no later than          p.m. on                     . If you need any assistance in completing this form, please contact Elaine Milione at (215) 938-8800. If you do not complete and return this form by          p.m. on                     , your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions. You need not submit this form if you do not wish to purchase Polonia Bancorp common stock in the offering with your 401(k) Plan funds. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

2. Purchaser Information. Your ability to purchase common stock in the offering and to direct your 401(k) Plan funds into the Stock Fund may be based upon your subscription rights. Please indicate only the earliest date that applies to you:

Check here if you had $50.00 or more on deposit with Polonia Bank as of the close of business on January 31, 2010.

Check here if you had $50.00 or more on deposit with Polonia Bank as of the close of business on September 30, 2011.

Check here if you were a depositor as of who was unable to subscribe for shares under the above categories or a borrower of Polonia Bank as of , who continues to be a borrower as of .

3. Investment Directions. I hereby authorize the Plan Administrator to direct the trustees to liquidate my investments by the noted percentages (in whole percentages only) and invest the cash in the Polonia Bancorp Stock Fund.

Investment Funds	Percentage
[List Funds and Rates of Return]

I understand that, if there is not enough Polonia Bancorp common stock available in the stock offering to fill my subscription in whole or in part pursuant to my investment directions, any funds not used to purchase common stock will remain in the Smith Barney Money Market Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

*************************************************************************************

Acknowledgment of Receipt by Plan Administrator. This Investment Form was received by Polonia Bank on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE

COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND

ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY

POLONIA BANCORP OR POLONIA BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$3,066
FINRA filing fee (1)	3,141
Blue sky fees and expenses	6,000
EDGAR, printing, postage and mailing	175,000
Legal fees and expenses	400,000
Accounting fees and expenses	50,000
Appraiser’s fees and expenses	60,000
Marketing firm expenses (including legal fees) (2)	250,000
Conversion agent fees and expenses	35,000
Business plan fees and expenses	50,000
Transfer agent and registrar fees and expenses	4,000
Certificate printing	5,000
Miscellaneous	18,523

TOTAL	$1,059,730

(1)	Based on the registration of $26,404,800 million of common stock.
(2)	In addition, Sandler O’Neill + Partners, L.P. and other selected dealers will receive aggregate fees currently estimated to be 5.0% of the aggregate price of shares sold in the syndicated community offering, if any.

Item 14. Indemnification of Directors and Officers.

Article Ninth of the Articles of Incorporation of Polonia Bancorp, Inc., a Maryland corporation provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits

Exhibit	Description	Location
1.1	Engagement Letter by and between Polonia Bancorp, Polonia Bank, Polonia MHC and Sandler O’Neill + Partners, L.P., as marketing and records agent	Filed herewith

1.2	Draft Agency Agreement	To be filed by amendment

2.0	Plan of Conversion and Reorganization	Filed herewith

3.1	Articles of Incorporation of Polonia Bancorp, Inc.	Filed herewith

3.2	Bylaws of Polonia Bancorp, Inc.	Filed herewith

4.0	Specimen Common Stock Certificate of Polonia Bancorp, Inc.	Filed herewith

5.0	Form of Opinion of Kilpatrick Townsend & Stockton LLP re: Legality	Filed herewith

8.1	Form of Opinion of Kilpatrick Townsend & Stockton LLP re: Federal Tax Matters	Filed herewith

8.2	Form of Opinion of S.R. Snodgrass, A.C. re: State Tax Matters	To be filed by amendment

10.1	+ Form of ESOP Loan Documents	Filed herewith

10.2	+ Amended and Restated Polonia Bancorp Employment Agreement with Anthony J. Szuszczewicz	Incorporated herein by reference to Exhibit 10.1 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.3	+ Amended and Restated Polonia Bank Employment Agreement with Anthony J. Szuszczewicz	Incorporated herein by reference to Exhibit 10.2 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.4	+ Amended and Restated Polonia Bancorp Employment Agreement with Paul D. Rutkowski	Incorporated herein by reference to Exhibit 10.3 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

Exhibit	Description	Location
10.5	+ Amended and Restated Polonia Bank Employment Agreement with Paul D. Rutkowski	Incorporated herein by reference to Exhibit 10.4 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.6	+ Amended and Restated Polonia Bancorp Employment Agreement with Kenneth J. Maliszewski	Incorporated herein by reference to Exhibit 10.5 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.7	+ Amended and Restated Polonia Bank Employment Agreement with Kenneth J. Maliszewski	Incorporated herein by reference to Exhibit 10.6 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.8	+ Amended and Restated Polonia Bank Employee Severance Compensation Plan	Incorporated herein by reference to Exhibit 10.7 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.9	+ Amended and Restated Supplemental Executive Retirement Plan	Incorporated herein by reference to Exhibit 10.8 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.10	+ Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz	Incorporated herein by reference to Exhibit 10.8 to the Polonia Bancorp (File No. 333-135643) Registration Statement on Form SB-2, as amended, initially filed with the Securities and Exchange Commission on July 7, 2006

10.11	+ Supplemental Executive Retirement Plan for Edward W. Lukiewski	Incorporated herein by reference to Exhibit 10.9 to the Polonia Bancorp (File No. 333-135643) Registration Statement on Form SB-2, as amended, initially filed with the Securities and Exchange Commission on July 7, 2006

10.12	+ Non-Qualified Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.10 to the Polonia Bancorp (File No. 333-135643) Registration Statement on Form SB-2, as amended, initially filed with the Securities and Exchange Commission on July 7, 2006

Exhibit	Description	Location
10.13	+ Supplemental Executive Retirement Plan for Paul D. Rutkowski	Incorporated herein by reference to Exhibit 10.11 to the Polonia Bancorp (File No. 333-135643) Registration Statement on Form SB-2, as amended, initially filed with the Securities and Exchange Commission on July 7, 2006

10.14	+ Supplemental Executive Retirement Plan for Kenneth J. Maliszewski	Incorporated herein by reference to Exhibit 10.12 to the Polonia Bancorp (File No. 333-135643) Registration Statement on Form SB-2, as amended, initially filed with the Securities and Exchange Commission on July 7, 2006

10.15	+ Split Dollar Life Insurance Agreement for Paul D. Rutkowski	Incorporated herein by reference to Exhibit 10.1 to the Polonia Bancorp (File No. 000-52267) Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2007

10.16	+ Split Dollar Life Insurance Agreement for Kenneth J. Maliszewski	Incorporated herein by reference to Exhibit 10.2 to the Polonia Bancorp (File No. 000-52267) Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2007

10.17	+ Polonia Bancorp 2007 Equity Incentive Plan	Incorporated herein by reference to Appendix D to the Polonia Bancorp (File No. 000-52267) Proxy Statement filed with the Securities and Exchange Commission on June 12, 2007

10.18	+ Form of Amendment to the Supplemental Executive Retirement Plan Participation Agreement	Incorporated herein by reference to Exhibit 10.17 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.19	+ Amendment to the Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz	Incorporated herein by reference to Exhibit 10.18 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

10.20	+ Amendment to Polonia Bank Non-Qualified Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.19 to the Polonia Bancorp (File No. 000-52267) Annual Report on Form 10-K filed for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009

21.0	Subsidiaries	Filed herewith

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Contained in Exhibits 5.0 and 8.1

23.2	Consent of S.R. Snodgrass, A.C.	Filed herewith

Exhibit	Description	Location
23.3	Consent of RP Financial, LC.	Filed herewith

24.0	Powers of Attorney	Included on the signature page

99.1	Appraisal Report of RP Financial, LC. (P)	Filed herewith

99.2	Draft Marketing Materials	To be filed by amendment

99.3	Draft Subscription Order Form and Instructions	To be filed by amendment

99.4	Form of Proxy for Polonia Bancorp, Inc. Special Meeting of Shareholders	Filed herewith

+	Management contract or compensation plan or arrangement.
(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntingdon Valley, Commonwealth of Pennsylvania on September 9, 2011.

Polonia Bancorp, Inc.

By:	/s/ Anthony J. Szuszczewicz
Anthony J. Szuszczewicz
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Polonia Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Anthony J. Szuszczewicz with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said Anthony J. Szuszczewicz may deem necessary or advisable to enable Polonia Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 of Polonia Bancorp, Inc., including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Anthony J. Szuszczewicz shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Anthony J. Szuszczewicz Anthony J. Szuszczewicz	Chairman, President, Chief Executive Officer and Director (principal executive officer)	September 9, 2011

/s/ Paul D. Rutkowski Paul D. Rutkowski	Chief Financial Officer and Treasurer (principal financial and accounting officer)	September 9, 2011

/s/ Dr. Eugene Andruczyk	Director	September 9, 2011
Dr. Eugene Andruczyk

/s/ Frank J. Byrne	Director	September 9, 2011
Frank J. Byrne

/s/ Edward W. Lukiewski	Director	September 9, 2011
Edward W. Lukiewski

/s/ Timothy O’Shaughnessy	Director	September 9, 2011
Timothy O’Shaughnessy

/s/ Robert J. Woltjen	Director	September 9, 2011
Robert J. Woltjen